Filed Pursuant to Rule 424(b)(1)
Registration No. 333-142236

PROSPECTUS

9,100,000 Shares

Common Stock

Cypress Sharpridge Investments, Inc. is a Maryland corporation that invests on a leveraged basis exclusively in whole-pool residential mortgage pass-through securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. We are currently managed and advised by Cypress Sharpridge Advisors LLC, a joint venture between affiliates of The Cypress Group and Sharpridge Capital Management, L.P.

This is our initial public offering. We are offering 9,100,000 shares of common stock.

The initial public offering price of our common stock is $11.00 per share. Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “CYS.”

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Securities—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 21 of this prospectus for a discussion of those risks.

	Per Share	Total
Public offering price	$11.00	$100,100,000
Underwriting discounts and commissions	$0.77	$7,007,000
Proceeds to us, before expenses	$10.23	$93,093,000

We have granted the underwriters an option to purchase up to 1,365,000 additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital expects to deliver the shares of common stock to investors on or about June 17, 2009.

Barclays Capital

JMP Securities		Stifel Nicolaus
Oppenheimer & Co.

Prospectus dated June 11, 2009

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of shares is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained in our web site does not constitute part of this prospectus.

Our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

SUMMARY

This summary highlights the key aspects of this offering. It is not complete and may not contain all of the information that you may want to consider before making an investment in our common stock. You should read carefully the more detailed information set forth elsewhere in this prospectus, including under “Risk Factors” and in our consolidated financial statements and related notes.

Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Cypress Sharpridge Investments, Inc. and its subsidiary; “Manager” refers to Cypress Sharpridge Advisors LLC; “Cypress” or “The Cypress Group” refers to Cypress Advisors, Inc. and its affiliated entities and “Sharpridge” refers to Sharpridge Capital Management, L.P. and its affiliated entities.

On May 28, 2008, we effected a three-for-one reverse stock split of our issued and outstanding common stock. Unless indicated otherwise, information presented in this prospectus gives effect to this reverse stock split.

Unless indicated otherwise, the information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 1,365,000 shares of our common stock.

Our Company

Cypress Sharpridge Investments, Inc. is a specialty finance company that was created with the objective of achieving consistent risk-adjusted investment income. We seek to achieve this objective by investing on a leveraged basis exclusively in whole-pool residential mortgage pass-through securities for which the principal and interest payments are guaranteed by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, or the Government National Mortgage Association, or Ginnie Mae, and collateralized by single-family residential mortgage loans. We refer to these securities as Agency RMBS.

We are currently managed and advised by Cypress Sharpridge Advisors LLC. We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. We have elected to be taxed as a REIT for federal income tax purposes. In 2006, we completed two private equity offerings, one in February and one in December, raising net proceeds of approximately $78.0 million and $105.8 million, respectively. In May 2008, we completed a private equity offering, raising net proceeds of approximately $14.0 million. As of April 30, 2009, the fair value of our Agency RMBS was approximately 99.6% of the approximately $828.4 million of assets in our portfolio. A small portion of our total assets currently consists of subordinated tranches of collateralized loan obligations, or CLOs, and structured notes. Our current investment guidelines require that we seek to dispose of our CLOs and structured notes at reasonable prices. We are not, however, required to sell these securities. During 2008, we sold one CLO and did not sell any structured notes. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets. As of April 30, 2009, the fair value of our CLOs and structured notes was approximately 0.4%, in the aggregate, of the assets in our portfolio.

Our Investment Strategy

We invest exclusively in Agency RMBS collateralized by either adjustable-rate single-family residential mortgage loans, or ARMs, with interest rates that reset monthly, hybrid ARMs, which typically have a coupon rate that is fixed for an initial period (typically three, five, seven or ten years) and thereafter resets at regular intervals, or fixed rate single-family residential mortgage loans. We rely on our Manager’s expertise in identifying Agency RMBS for investment. Our Manager makes investment decisions based on various factors, including, but not limited to, relative value, expected cash yield, supply and demand, costs of hedging, costs of financing, liquidity, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors when we consider these types of investments is likely to vary depending on market conditions and economic trends. We believe that this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles, and provide attractive long term returns to investors.

Our investment strategy is designed to:

•	build an investment portfolio consisting exclusively of Agency RMBS that seeks to generate attractive risk-adjusted investment income;

•	manage financing, interest and prepayment rate risks;

•	capitalize on discrepancies in the relative valuations in the Agency RMBS market;

•	manage cash flow so as to provide for regular quarterly distributions to stockholders;

•	limit credit risk;

•	cause us to qualify as a REIT; and

•	cause us to remain exempt from the registration requirements of the Investment Company Act of 1940, or the Investment Company Act.

We believe that the current market and interest rate environment offer significant investment opportunities and that our investment strategy is suited to this environment because:

•	the current relative spread differential between Agency RMBS and U.S. Treasury securities is attractive; and

•

the overall weakness in the housing industry and the declining trend of many economic indicators has led to a period of low short term interest rates, which generally increases our net interest margin.

Our income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We believe that the best approach to generate a positive net spread is to manage our liabilities to mirror, as often as possible, the interest rate risks of our investments. To seek to achieve this result, we employ short term financing for our Agency RMBS portfolio in combination with interest rate swaps to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. In the future, we may, subject to maintaining our REIT qualification, also employ other hedging techniques from time to time, including interest rate caps and floors, and Eurobond and U.S. Treasury futures, to protect against adverse interest rate movements. We have not, nor do we intend to, lever or borrow against our subordinated tranches of CLOs or structured notes.

Because our investments vary in interest rate, prepayment speed and maturity, the leverage or borrowings that we employ to fund our asset purchases are not exactly matched to the terms or performance of our assets. Based on our experience, because our assets are not match funded, such assets’ market prices change more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short term interest rates, may significantly influence our reported net income. Decreases in these rates will tend to increase our net income and the market value of our assets, while increases in these rates will tend to decrease our net income and the market value of our assets and could possibly result in reported operating losses. Our approach to managing our investment portfolio is to take a longer term view of assets and liabilities, such that our reported earnings and mark-to-market valuations at the end of a financial reporting period will not significantly influence our strategy of maximizing cash distributions to stockholders over the long term.

Financing Strategy

We use leverage on our Agency RMBS portfolio to seek to increase our potential returns and to fund the acquisition of our assets. We have not used, and do not intend to use, leverage on our existing subordinated tranches of CLOs or structured notes. Our borrowings currently consist of short term borrowings in the repurchase market, but we may utilize other financing techniques in the future such as direct corporate borrowings of secured or unsecured debt, issuances of preferred stock and trust preferred securities, as well as various other techniques. As of April 30, 2009, we had entered into repurchase agreements with 19 different counterparties. We do not have a policy limiting the amount of leverage we may incur. However, we generally expect that the multiple of leverage compared to the amount of net assets in our overall investment portfolio will be between 6 and 10 times. The amount of leverage we incur may vary from time to time depending on market conditions and other factors that our Manager deems relevant. As of April 30, 2009, our portfolio was leveraged (as measured by total liabilities to net assets) approximately 6.3 to 1.

Hedging Strategy

We historically have utilized interest rate swaps to hedge the interest rate risk associated with the financing of our portfolio. In the future, subject to maintaining our qualification as a REIT, we may utilize various derivative financial instruments to hedge the interest rate risk associated with the financing of our portfolio from time to time, including, among others, interest rate swaps, caps, floors, and Eurobond and U.S. Treasury futures. Specifically, we seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted investment income and, where possible, to lock in, on a long term basis, a spread between the yield on our assets and the cost of our financing. However, as a result of the credit market volatility experienced since August 2007, we incurred losses on our interest rate swaps beginning in the third quarter of 2007 through 2008. In light of our new investment guidelines and the highly volatile securities and credit markets, in 2008 we reduced our utilization of interest rate swaps from $890 million as of December 31, 2007 to $240 million as of December 31, 2008 in an effort to more effectively hedge our interest rate risk. In 2009, we may begin utilizing interest rate caps and/or collars to hedge our interest rate risk. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility. We may also utilize Eurobond and U.S. Treasury futures to hedge the interest rate risk associated with our repurchase obligations. These instruments have the effect of converting our short term borrowings under our repurchase agreements into fixed-rate borrowings over the life of the instruments.

Risk Management

Our board of directors exercises its oversight of risk management principally through its Risk Management Committee. The Risk Management Committee oversees our senior management’s and our Manager’s risk-related responsibilities, including reviewing risk management policies and performance against these policies and related benchmarks.

As part of our risk management process, our Manager seeks to actively manage the interest rate, liquidity and prepayment risks associated with our Agency RMBS portfolio. Our Manager seeks to mitigate our interest rate risk exposure by entering into various hedging instruments in order to minimize our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs. See “—Hedging Strategy.”

Our Manager seeks to mitigate our liquidity risks by monitoring our liquidity position on a daily basis and maintaining a prudent level of leverage, which we currently consider to be between 6 and 10 times the amount of net assets in our overall portfolio, based on current market conditions and various other factors, including the health of the financial institutions that lend to us and the presence of special liquidity programs provided by domestic and foreign central banks. As of April 30, 2009, our portfolio was leveraged (as measured by total liabilities to net assets) approximately 6.3 to 1. To date, we have been able to satisfy all margin call requirements of our lenders.

Our Manager seeks to mitigate our prepayment risk by investing in Agency RMBS with (i) a variety of prepayment characteristics, (ii) prepayment prohibitions and penalties and (iii) prepayment protections, as well as by balancing Agency RMBS purchased at a premium with Agency RMBS purchased at a discount.

Our Manager

General.    We are currently managed and advised by Cypress Sharpridge Advisors LLC, which is a joint venture formed in January 2006 between Cypress and Sharpridge. We believe that the combination of Sharpridge’s expertise in the mortgage-backed securities, or MBS, and asset-backed securities, or ABS, markets, and Cypress’ expertise in the private equity and leveraged finance markets enhance our ability to opportunistically acquire assets and effectively manage those assets in a manner designed to generate consistent risk-adjusted investment income. All of our executive officers are employees of Sharpridge. Our Manager is responsible for our operations and the performance of all services and activities relating to the management of our assets and operations pursuant to a management agreement with us. Our Manager has entered into sub-advisory agreements with Sharpridge and Cypress, pursuant to which they provide certain advisory services to our Manager in conjunction with our Manager’s service to us.

Internalization Plans.    We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. We, our Manager and its sub-advisors have been analyzing with counsel and other advisors and have commenced preliminary discussions to determine an appropriate structure to complete an internalization of our management. As a result of the preliminary analysis, we expect that to complete a transaction that is in the best interests of our stockholders, we will, among other things, terminate the management agreement with our Manager and the sub-advisory agreements with Sharpridge and Cypress, hire the employees of Sharpridge and maintain a relationship with Cypress. As a result of the discussions we have had with our Manager and its sub-advisors regarding the internalization of our management, we have amended our management agreement to provide that we will not pay our Manager a termination fee in connection with, and that the management agreement will terminate upon, the internalization of our management. We anticipate that an acceptable transaction to internalize our management will provide for consideration to be paid by us to (i) acquire the equity interests of the Manager or its sub-advisors or (ii) acquire the assets and assume the liabilities of our Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We do not expect that this consideration will exceed $750,000. Ultimately, to complete an internalization transaction that is in the best interests of our stockholders, our independent directors and our Manager will have to negotiate and reach mutually acceptable agreements, which may include purchase agreements and employment agreements. Finalization of these agreements is subject to the resolution of various regulatory, legal and tax considerations for all of the interested parties. We expect that completing appropriate due diligence and negotiating the applicable agreements may be time consuming and complex. Accordingly, we cannot assure you that we will be able to complete a transaction to internalize our management, or when, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors, or whether we will be able to retain all of Sharpridge’s employees or maintain a relationship with Cypress.

Sub-advisors.    Sharpridge was founded in January 2005 by Kevin E. Grant, our chief executive officer, president and the chairman of our board of directors. Sharpridge owns an interest in, and serves as the primary sub-advisor to, our Manager, overseeing all of our day-to-day operations and actively managing our investment portfolio. Currently, Sharpridge does not manage the assets of any other entity, individuals or other investors. In the future, Sharpridge may offer fixed income asset management services to institutions and high net worth individuals, generally employing investment styles and structures classified as alternative investments. As of April 30, 2009, Sharpridge had 9 employees and approximately $828.4 million of total portfolio assets under management, all of which consisted of our assets. We currently own a 19% non-voting limited partnership interest in Sharpridge through a taxable REIT subsidiary, or TRS, which allows us to participate in Sharpridge’s success.

Prior to founding Sharpridge, Mr. Grant was a senior portfolio manager and member of the Aggregate Bond Team at Fidelity Investments, with direct responsibility for over $25 billion of fixed income assets across 19 separate accounts. At Fidelity, Mr. Grant invested in many types of fixed income investments, ranging from government bonds to below investment grade corporate securities. Over the course of his career at Fidelity, Mr. Grant had responsibility for managing fixed income funds including Fidelity’s Mortgage Securities Fund, Investment Grade Bond Fund, Intermediate Bond Fund, Total Bond Fund, and Advisor Mortgage Securities Fund. In addition, Mr. Grant had responsibility for the fixed income component of certain Fidelity balanced funds, including the Strategic Income Fund, Puritan Fund and Fidelity Balanced Fund. Mr. Grant also managed separate accounts for pension plan sponsors, insurance companies and other institutional clients.

Cypress, founded in 1994, owns an interest in, and serves as a sub-advisor to, our Manager. Cypress is a financial sponsor of leveraged buyouts and other private equity transactions for growth-oriented, middle-market companies, including Affinia Group Inc., Catlin Group Limited, Cinemark USA, Inc., Communications & Power Industries, Inc., Cooper-Standard Automotive Inc., Financial Guaranty Insurance Corporation, Illinois Central Corporation, Infinity Broadcasting Corporation, K&F Industries, Inc., Lear Corporation, Loral Corporation, The Meow Mix Company, Montpelier Re Holdings, Ltd., Parisian, Inc., R.P. Scherer Corporation, Scottish Re Group Limited, WESCO International, Inc. and Williams Scotsman, Inc. Cypress invests in a number of industry sectors, focusing on the financial services, healthcare, consumer, general industrial, automotive, aerospace, media and leisure industries. Since 1989, Cypress professionals have invested over $4 billion of equity capital in 32 separate investments with an aggregate transaction value of over $22 billion. As of April 30, 2009, Cypress had 13 employees.

Competitive Strengths

We believe that our competitive strengths include:

Focused Investment Strategy

We believe our investment strategy of acquiring Agency RMBS exclusively, combined with our financing and hedging strategy, will provide our stockholders with attractive risk-adjusted investment income. We further believe this investment strategy allows our Manager to focus on interest rate risk management rather than credit risk management and utilize its expertise in this area. We also believe our investment strategy provides us with opportunities to generate stable investment income without incurring material credit risk even when the spread between long term interest rates and short term interest rates is relatively narrow and mortgage default rates are increasing.

Existing Funding Relationships

We have established repurchase financing relationships with 19 financial institutions and believe these relationships will enable us to expeditiously invest the net proceeds from this offering in accordance with our investing and financing strategies.

Experienced Manager and Ability to Navigate Through Different Market Environments

Our Manager’s investment team has experience managing assets through the various interest rate and credit cycles since the early 1980s, and has the proven ability to generate risk-adjusted investment income in various interest rate and credit environments. We believe that our Manager’s experienced investment team provides us with a competitive advantage relative to companies that have management teams with less experience. Our Chief Executive Officer, Kevin E. Grant, was a senior portfolio manager and member of the Aggregate Bond Team at Fidelity Investments from 1993 to 2005, where he was responsible, both directly and indirectly, for the management of fixed income assets including the Mortgage Securities Fund, the Investment Grade Bond Fund, the Total Bond Fund, the fixed income portion of the Fidelity Puritan Fund and the Strategic Income Fund. Our Manager’s investment team consists of highly experienced fixed income portfolio managers who average more than 20 years of experience in the fields of MBS, structured finance and corporate finance, providing us with significant experience in key areas of our business. Each member of our management team has a demonstrated track record in his or her relevant area of responsibility.

Investment Committee and Board of Directors with Significant Relevant Experience

We believe that our board of directors and our Manager’s investment committee provide us with a competitive advantage through their experience in fixed income and equity investing, corporate management and financial advisory services. The members of our Manager’s investment committee, which provides oversight to our investing activities, have on average approximately 30 years of investing experience in both the debt and equity markets. In addition, members of our Manager’s investment committee and our board of directors have significant experience in risk management for financial services companies and investment portfolios.

Strong Alignment of Interests

We believe the interests of our Manager and our management team are strongly aligned with our interests. As of April 30, 2009, our directors and executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates beneficially owned an aggregate of 708,373 shares of our common stock (including 449,217 shares owned as a result of purchases of common stock in our February and December 2006 offerings), including restricted stock, representing approximately 4.2% of the shares of our common stock that will be outstanding immediately after completion of this offering.

Affiliation with The Cypress Group

We believe our Manager’s access to the resources and expertise of Cypress is a significant competitive strength. Our Manager has access to Cypress’ team of private equity professionals, which provides them with access to their significant industry experience, network of relationships with industry executives and knowledge of transaction structuring. Cypress also has extensive relationships with major commercial and investment banking firms that we believe provides our Manager with access to information, investment opportunities and capital markets expertise.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” beginning on page 21 before purchasing our common stock.

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No assurance can be given that the actions taken by the U.S. Government for the purpose of seeking to stabilize the financial and credit markets and stimulate the economy will achieve the intended effect on, or benefit to, our business, and further government or market developments could adversely impact us.

•

Increases in interest rates and adverse market conditions may negatively affect the value of our investments and increase the cost of our borrowings, which could result in reduced earnings or losses and reduced cash available for distribution to our stockholders.

•	We leverage our portfolio investments in Agency RMBS, which may adversely affect our return on our investments and may reduce cash available for distribution.

•

The lenders under repurchase agreements may require us to provide additional collateral, especially when the market values for our investments decline, which may restrict us from leveraging our assets as fully as desired, reduce our liquidity, earnings and cash available for distribution.

•

Hedging against interest rate risk exposure may not completely insulate us from interest rate risk and may adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

•

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business.

•	Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the Agency RMBS in which we invest.

•	Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•

Our portfolio investments are recorded at fair value based on market quotations from brokers and dealers. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

•	Until we internalize our management, we will be dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

•

We are dependent on certain key personnel of Sharpridge and Cypress for our future success, and their continued service to us is not guaranteed. In connection with the internalization of our management, we may be unable to retain all of Sharpridge’s employees or maintain a relationship with Cypress.

•

Because our management agreement was negotiated between related parties and due to our relationship with our Manager, conflicts of interest exist that could result in decisions that are not in the best interests of our stockholders. Upon internalization of our management, conflicts of interests may arise between our executive officers and us that could result in decisions that are not in the best interests of our stockholders.

•	Loss of our exemption from regulation under the Investment Company Act would adversely affect the value of shares of our common stock and our ability to distribute cash to our stockholders.

•

Failure to qualify as a REIT would subject us to federal income tax, which could adversely affect the value of the shares of our common stock and would reduce the cash available for distribution to our stockholders.

Recent Market Impacts and Supplemental Summary Financial Information

As of April 30, 2009, we had net assets of approximately $115.2 million with a net asset value per share of approximately $15.02. The increase of approximately $2.9 million in our net assets as compared to our March 31, 2009 reported net assets resulted primarily from (i) our payment in April 2009 of an approximately $4.6 million distribution to our stockholders, (ii) net realized loss upon termination of a swap contract of approximately $10.8 million, the change in unrealized appreciation on swap contracts of approximately $12.2 million and the net swap interest expense of approximately $0.1 million, and (iii) an unrealized gain of approximately $3.9 million relating to the change in fair value of the assets in our portfolio. Additionally, for the period from April 1, 2009 through April 30, 2009, we had net investment income of approximately $2.3 million. As of April 30, 2009, our total assets were approximately $839.9 million, which included total investments of approximately $828.4 million, total liabilities were approximately $724.7 million, which included securities sold under agreements to repurchase of approximately $723.6 million, and our portfolio was levered (as measured by total liabilities to total net assets) approximately 6.3 to 1.

Our Distribution Policy

We generally must distribute at least 90% of our REIT taxable income annually (subject to certain adjustments) so that we can continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to pay quarterly distributions of all or substantially all of our REIT taxable income to stockholders out of cash generated from our net investment income. To date, we have funded our distributions out of cash generated from our net investment income. Although we could satisfy the requirement to distribute 90% of our REIT taxable income with taxable distributions of our capital stock or debt, we have no intention of doing so and intend to only distribute cash. We do not intend to pay future distributions from the proceeds from this offering.

Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law, and such other factors as our board of directors deems relevant. We cannot assure you that we will make any future distributions to our stockholders, and our past distributions are not intended to be indicative of the amount and timing of future distributions, if any.

The following is a description of the distributions we have paid since January 1, 2007. The per share amounts that follow have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008:

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$0.96 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2007, and a portion of our remaining undistributed estimated REIT taxable income for 2006, paid on April 26, 2007;

•	$0.93 per share for the four-month period ended July 31, 2007, paid on July 31, 2007;

•	$0.57 per share for the period commencing August 1, 2007 and ending October 18, 2007, paid on November 1, 2007;

•	$0.54 per share for the period commencing October 19, 2007 and ending December 31, 2007, paid on January 30, 2008;

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$0.66 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2008, and a portion of our remaining undistributed estimated REIT taxable income for 2007, paid on April 30, 2008;

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$0.66 per share for the quarter ended June 30, 2008, paid on July 30, 2008 (after paying this distribution, we had distributed sufficient REIT taxable income to our stockholders to remain qualified as a REIT for the taxable year ended December 31, 2008); and

•	$0.60 per share for the quarter ended March 31, 2009, paid on April 29, 2009.

Our board of directors has authorized a distribution to our stockholders of $0.60 per share that will be paid on June 15, 2009 to stockholders of record as of June 3, 2009. This distribution relates to an estimate of our financial performance for a portion of the quarter ended June 30, 2009. Purchasers in this offering will not be eligible to receive this distribution.

Our Formation and Structure

We were formed as a Maryland corporation in January 2006. We conduct all of our business through and hold all of our assets in Cypress Sharpridge Investments, Inc. We currently have one TRS, Sharpridge TRS, Inc. Sharpridge TRS, Inc. was formed to make, from time to time, certain investments that would not be REIT qualifying investments if made directly by us and to earn income that would not be REIT qualifying income if earned directly by us. Sharpridge TRS, Inc. holds a 19% non-voting limited partnership interest in Sharpridge but does not conduct any other business. The following chart illustrates our ownership and management structure immediately after completion of this offering:

*	We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. The management agreement will be terminated in connection with the internalization of our management.

Management Agreement

We are a party to a management agreement with our Manager, pursuant to which our Manager is responsible for managing our assets and day-to-day operations. Our Manager is subject to the supervision and oversight of our board of directors. The initial term of the management agreement expired on December 31, 2008, and it has been automatically renewed for a one-year term that will expire on December 31, 2009. The management agreement is automatically renewable for a one-year term each anniversary date thereafter unless terminated under certain circumstances.

The following table summarizes the fees payable to our Manager.

Fee	Summary Description
Base Management Fee	Payable monthly in arrears in an amount equal to 1/12th of (a) 1.50% of the first $250,000,000 of our net assets, (b) 1.25% of our net assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our net assets that are greater than $500,000,000. For purposes of calculating the base management fee, our net assets means, for any month, the amount determined by subtracting our total liabilities from our total assets, as determined in accordance with accounting principles generally accepted in the United States, or GAAP. Our base management fee is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as certain non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. During 2007 and 2008, we paid our Manager $2.4 million and $1.6 million, respectively, in base management fees. During the three months ended March 31, 2009, we paid our Manager $409,780 in base management fees.

Incentive Compensation	We and our Manager have agreed that our Manager no longer will be eligible to receive any incentive compensation under the management agreement or otherwise upon completion of this offering. The only incentive compensation earned by our Manager to date, which was $0.2 million during 2007, was waived by our Manager. Our Manager has agreed to waive the payment of any incentive compensation earned prior to the completion of this offering.

Reimbursement of Expenses	Certain expenses directly related to our operations incurred by our Manager on our behalf will be reimbursed by us, the most significant of which are office rent and other related overhead expenses, computer software and hardware, including market information and research systems, and the salary of several employees of Sharpridge.

2006 Stock Incentive Plan	Our Manager, its officers and employees, its sub-advisors and other individuals who provide services to us are eligible to receive stock awards pursuant to our 2006 Stock Incentive Plan.

Sub-Advisory Agreements

Our Manager has entered into sub-advisory agreements with Sharpridge and Cypress, pursuant to which Sharpridge or Cypress is responsible for providing certain services to the Manager. These agreements are described below. In connection with internalizing our management, as described in “—Our Manager,” we expect to, among other things, terminate these sub-advisory agreements and hire the employees of Sharpridge.

Sub-Advisory Agreement with Sharpridge

Our Manager has entered into a sub-advisory agreement with Sharpridge whereby Sharpridge has agreed to provide certain services for our benefit, including:

•	portfolio management;

•	asset monitoring;

•	asset hedging;

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement had an initial term that ended on December 31, 2008. This agreement has been automatically renewed until December 31, 2009, and will be automatically renewed, unless Sharpridge provides notice no later than 180 days prior to an anniversary date of its intention not to renew, for a one-year term on each anniversary date thereafter, except under certain circumstances, including termination of the management agreement.

Sub-Advisory Agreement with Cypress

Our Manager has entered into a sub-advisory agreement with Cypress whereby Cypress has agreed to provide certain services for our benefit, including:

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement had an initial term that ended on December 31, 2008. This agreement has been automatically renewed until December 31, 2009, and will be automatically renewed, unless Cypress provides notice no later than 180 days prior to an anniversary date of its intention not to renew, for a one-year term on each anniversary date thereafter, except under certain circumstances, including termination of the management agreement.

Conflicts of Interest

We are entirely dependent on our Manager for our day-to-day management and do not have any independent officers. Our executive officers also serve as officers of our Manager and Sharpridge. In addition, certain of our directors and all of the members of our Manager’s investment committee are officers of either Cypress or Sharpridge. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The compensation we pay our Manager consists of a base management fee that is not tied to our performance. The base management fee component may not sufficiently incentivize our Manager to generate consistent risk-adjusted investment income for us.

We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. In connection with the internalization of our management, the management agreement will terminate without payment of any termination fee to our Manager pursuant to the terms of the management agreement. However, we anticipate that an acceptable plan of internalization will provide for consideration to be paid by us to (i) acquire the equity interests of the Manager or its sub-advisors or (ii) acquire the assets and assume the liabilities of our Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We do not expect that this consideration will exceed $750,000. To complete an internalization transaction, our independent directors and our Manager, at the appropriate time, will have to negotiate and reach a mutually acceptable agreement to complete any such transaction that is in the best interests of our stockholders. We cannot assure you that we will be able to complete such a transaction, or on what terms or when it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors.

Until we complete the internalization of our management, each of our Manager and Sharpridge could have discretionary investment authority over accounts that have overlapping investment objectives and may compete with us for investment opportunities. Each of our Manager and Sharpridge has an investment allocation policy in place so that we may share equitably with other client accounts of our Manager and Sharpridge in all investment opportunities, particularly those involving a security with limited supply, that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account from receiving favorable treatment over any other client account.

Until we complete the internalization of our management, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Upon internalization of our management, conflicts of interest may arise between our executive officers and us that could result in decisions that are not in the best interests of our stockholders.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting. We intend to adopt written policies and procedures for the review and approval of related party transactions that may arise in the future.

Although we intend to internalize our management as soon as reasonably practicable after the completion of this offering, if we instead sought to terminate the management agreement without cause, it would be difficult and costly for us. We may only terminate the management agreement without cause if we determine that (i) our Manager’s performance has been unsatisfactory, which has been materially detrimental to us, or (ii) our Manager’s compensation is unfair, subject to our Manager’s right to accept reduced compensation to avoid such a termination. Termination in either event would require us to (i) obtain the approval of at least two thirds of our independent directors or a majority of our stockholders, and (ii) pay our Manager a termination fee equal to four times the average annual base management fee and incentive compensation earned by our Manager during the eight calendar quarters immediately preceding such termination.

Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities

To address the risks related to potential conflicts of interest with our Manager prior to internalization of our management, we have adopted certain policies that are designed to address potential conflicts of interest related to managing other client accounts of our Manager or Sharpridge. We have also adopted detailed compliance policies to govern our interactions with Cypress, including when Cypress is in receipt of material non-public information.

Our management agreement with our Manager generally restricts our Manager and its affiliates from managing another REIT that invests primarily in domestic MBS, unless our independent directors have previously approved such management by our Manager. Any portfolio company of any private equity fund controlled by Cypress shall not be deemed to be an affiliate or an entity under common control with our Manager.

If our Manager or Sharpridge engages in additional management or investment opportunities that have overlapping objectives with us, our Manager or Sharpridge may face conflicts in the allocation of investment opportunities to these other investments. Generally, each of our Manager and Sharpridge has a policy that requires the aggregation of all purchase orders received by separate accounts for the same security in order to facilitate best execution. These policies also provide that in situations where our Manager or Sharpridge aggregates purchase orders and the amount of securities available is insufficient to satisfy each order, each of our Manager and Sharpridge will endeavor to allocate such purchases on a pro-rata basis, based on the size of each account’s order. For certain securities transactions that cannot be allocated on a pro-rata basis, such as in the case of “whole pool” trades, each of our Manager and Sharpridge will endeavor to allocate such purchases over time in a fair and equitable manner.

Tax Structure

We have elected to be taxed as a REIT for federal income tax purposes. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our current and proposed manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income. Our TRS, Sharpridge TRS, Inc., is a regular, domestic taxable corporation that is subject to federal, state and local income tax on its income. Any dividends received by our stockholders from us, with limited exceptions, will not be eligible for taxation at the preferred rates that currently apply to dividends received by taxpayers taxed at individual rates from taxable corporations.

Restrictions on Ownership of Our Capital Stock

Due to limitations on the concentration of ownership of the stock of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Our charter provides that any ownership or transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio. Our board of directors has discretion to grant exemptions from the ownership limit subject to terms and conditions as it deems appropriate to conclude that such exemptions will not cause us to lose our status as a REIT.

Investment Company Act Exemption

We operate our business so that Cypress Sharpridge Investments, Inc. and its subsidiary is exempt from registration under the Investment Company Act. Cypress Sharpridge Investments, Inc. itself relies on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own on an unconsolidated basis consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets, including our qualifying real estate assets.

We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets based on no-action letters issued by the Staff of the Securities and Exchange Commission, or the SEC. Our Agency RMBS consist and will consist solely of such Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates. At present, we generally do not expect that our investments in CLOs and structured notes will constitute qualifying real estate assets or real estate-related assets for purposes of the Investment Company Act. Similarly, we do not expect that Cypress Sharpridge Investments, Inc.’s interest in its subsidiary, Sharpridge TRS, Inc., will constitute a qualifying real estate asset or a real estate-related asset for purposes of the Investment Company Act. Sharpridge TRS, Inc. will not register as an investment company in reliance upon Section 3(c)(7) of the Investment Company Act, which is available to companies that do not make a public offering and that issue securities exclusively to qualified purchasers. Qualification for this exemption limits our ability to make certain investments.

Lock-Up Agreements

We have agreed that for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Barclays Capital Inc., (i) issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any shares of our common stock and any security convertible into, or exercisable or exchangeable for, our common stock, which we refer to as the relevant securities, or publicly announce the intention to do any of the foregoing, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder) with respect to any relevant security, or (iii) otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration, subject to certain exceptions. During this 180-day period, we also have agreed not to file a registration statement under the Securities Act in connection with any transaction by us or any person that is prohibited pursuant to the foregoing, without the prior written consent of Barclay’s Capital, Inc., except for (i) the resale registration statement on Form S-11 that we are required to file and cause to become effective pursuant to our obligations under the registration rights agreement entered into in connection with our

May 2008 private offering, and (ii) any registration statements on Form S-8 or Form S-11, but solely for the registration of shares of our common stock that may be issued pursuant to our 2006 stock incentive plan.

As of April 30, 2009, our directors and executive officers, our Manager, Cypress, Sharpridge and certain of their executive officers, directors and affiliates collectively held approximately 4.9% of our outstanding shares of common stock prior to this offering, or 374,085 shares. Each of these individuals and entities has agreed that for a period of 180 days after the date of this prospectus they will not, without the prior written consent of Barclays Capital Inc., (i) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any relevant securities, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder) with respect to any relevant security, or (iii) otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration, subject to certain exceptions. This lock-up period may be extended in certain circumstances as described in “Underwriting—Lock Up Agreements.”

In addition to the lock-up agreements described above, the holders of an additional 81.6% of our outstanding shares of common stock prior to this offering, or approximately 6.3 million shares, and currently exercisable warrants to purchase 285,592 shares of common stock (out of total outstanding warrants to purchase 288,592 shares), have each generally agreed that during the period from April 30, 2009 until 60 days from the date of this prospectus, they will not (i) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any relevant securities, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any relevant security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration.

Registration Rights

We and our Manager entered into a registration rights agreement with Stifel, Nicolaus & Company, Incorporated, as the initial purchaser and placement agent for our May 2008 private offering, pursuant to which we will be required to register the 288,592 shares of common stock issuable upon exercise of the warrants issued in our May 2008 private offering, or the registrable warrant shares, on a shelf registration statement, and cause such registration statement to become effective as promptly as practicable, subject to our right to defer the filing and effectiveness of the registration statement for up to 60 days after the completion of this offering. Pursuant to the registration rights agreement, we will be required to maintain the effectiveness of the registration statement until the first to occur of (i) such time as all of the registrable warrant shares have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (ii) such time as, in the opinion of our counsel, all of the registrable warrant shares not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (iii) the second anniversary of the effective date of the registration statement.

Our Corporate Information

Our offices are located at 65 East 55th Street, New York, New York 10022, and the telephone number of our offices is (212) 705-0160. The offices of Cypress Sharpridge Advisors LLC and The Cypress Group are at the same location. Sharpridge Capital Management, L.P. is located at 890 Winter Street, Suite 200, Waltham, Massachusetts 02451. Our internet address is www.cypresssharpridge.com. Our internet web site and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Common stock offered by us	9,100,000 shares(1)

Common stock to be outstanding after this offering	16,768,538 shares(1)(2)

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $92.0 million (or approximately $106.0 million if the underwriters fully exercise their over-allotment option to purchase additional shares of our common stock), after deducting the underwriting discount and commissions of approximately $7.0 million (or approximately $8.1 million if the underwriters fully exercise their over-allotment option to purchase additional shares of our common stock) and estimated offering expenses of approximately $1.1 million payable by us.

We intend to invest the net proceeds of this offering in a targeted mix of Agency RMBS collateralized by hybrid ARMs and fixed rate mortgage loans. Specifically, we intend to invest approximately 35% to 65% of the net proceeds in Agency RMBS collateralized by hybrid ARMs and the remaining net proceeds in Agency RMBS collateralized by fixed rate mortgage loans. We then expect to borrow against the Agency RMBS that we purchase with the net proceeds of this offering through repurchase agreements and use the proceeds of the borrowings to acquire additional Agency RMBS in accordance with a similar targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing.

Proposed New York Stock Exchange Symbol	“CYS”

Ownership and transfer restrictions	To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. See “Description of Securities—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21.

(1)	Assumes the underwriters’ over-allotment option to purchase up to an additional 1,365,000 shares of our common stock is not exercised.

(2)	Does not include (i) 288,592 shares of our common stock reserved for issuance upon the exercise of the warrants underlying the units sold in our May 2008 private offering, which are currently exercisable and will expire on April 30, 2011; (ii) 131,088 shares of common stock issuable upon the exercise of outstanding stock options granted in connection with our initial capitalization to our chief executive officer; or (iii) 2,934,004 additional shares of common stock reserved for issuance under our 2006 stock incentive plan.

Summary Selected Consolidated Financial and Other Information

The following table presents summary selected consolidated financial and other information as of March 31, 2009, for the three months ended March 31, 2009 and 2008, for the years ended December 31, 2008, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The consolidated income statement data for the years ended December 31, 2008 and 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006, has been derived from our audited consolidated financial statements. The consolidated income statement data and consolidated balance sheet data as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of March 31, 2009 and the results of our operations and cash flow for the interim periods ended March 31, 2009 and 2008. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full fiscal year. Similarly, because we only operated our business for a portion of the year ended December 31, 2006, we do not believe that a comparison of our operating results for the year ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006 is indicative of the trends in our performance. The “Key Portfolio Statistics” have been derived from our underlying books and records.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus. The shares outstanding and per share amounts reflected in the chart below have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008.

	Three Months Ended March 31,			Year Ended December 31,
	2009		2008	2008	2007	2006*
Consolidated Income Statement Data:
Investment income—Interest income(1)	$9,321,345		$20,625,259	$55,475,822	$135,585,142	$48,067,705
Expenses:
Interest expense	1,389,508		10,928,733	23,980,836	112,995,775	38,716,966
Non-Investment expenses	1,562,238		1,052,649	7,747,884	5,246,895	3,637,531

Total expenses	2,951,746		11,981,382	31,728,720	118,242,670	42,354,497

Net investment income	6,369,599		8,643,877	23,747,102	17,342,472	5,713,208
Net realized gain (loss) on investments	1,441,876		(4,205,616)	(7,982,797)	(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	5,537,245		(11,916,801)	(26,377,797)	(1,434,857)	(5,492,367)
Net gain (loss) on interest rate swap contracts(2)	(334,544)		(26,967,278)	(28,558,957)	(27,304,395)	1,005,480

Net income (loss)	$13,014,176		$(34,445,818)	$(39,172,449)	$(29,687,272)	$966,267

Net income (loss) per common share (diluted)	$1.71		$(5.26)	$(5.48)	$(4.58)	$0.33
Distributions per common share	$—	(3)	$—	$1.32	$3.00	$1.98

	As of March 31, 2009	As of April 30, 2009
	Actual	Actual	As Adjusted**
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,076,551	$1,740,886	$93,769,286
Total assets	901,246,642	839,869,316	931,897,716
Securities sold under agreement to repurchase	642,865,151	723,636,227	723,636,227
Net assets	112,245,320	115,157,162	207,185,562
Net assets per common share(3)	$14.64	$15.02	$12.36

Key Portfolio Statistics:***

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006*
Average Agency RMBS(4)	$698,837,649	$1,215,305,115	$897,714,150	$2,147,699,675	$890,543,418
Average securities sold under agreement to repurchase	612,497,196	1,098,982,310	796,027,700	2,044,976,836	832,746,432
Average net assets	106,214,309	118,482,646	110,261,494	163,990,080	83,355,831
Average yield on Agency RMBS(5)	5.20%	6.21%	5.46%	6.03%	5.72%
Average cost of funds & hedge(6)	2.26%	4.49%	3.89%	5.38%	5.23%
Interest rate spread net of hedge(7)	2.94%	1.72%	1.57%	0.65%	0.49%
Leverage ratio (at period end)(8)	7.0:1	8.8:1	6.1:1	13.3:1	12.8:1
(1) Interest income is made up of the following components:

Interest Income—Agency RMBS	$8,951,983	$18,772,816	$48,997,293	$129,505,620	$45,184,854
Interest Income—CLOs, Structured Notes & Cash Equivalents	369,362	1,852,443	6,478,529	6,079,522	2,882,851

(2) Net gain (loss) on interest rate swap contracts is made up of the following components:

Net swap interest income (expense)	$(2,029,146)	$(1,330,301)	$(6,945,012)	$3,001,870	$75,267
Net realized gain (loss) on termination of swap contracts	—	(29,927,526)	(35,118,468)	(3,432,742)	64,733
Unrealized appreciation (depreciation) on swap contracts	1,694,602	4,290,549	13,504,523	(26,873,523)	865,480

(3)

On April 29, 2009, we paid stockholders of record on April 22, 2009 a distribution of $0.60 per share. Our board of directors has authorized a distribution of $0.60 per share that will be paid on June 15, 2009 to our stockholders of record as of June 3, 2009. This distribution relates to an estimate of our financial performance for a portion of the quarter ended June 30, 2009. Purchasers in this offering will not be eligible to receive this distribution.

(4)	Our average investment in Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS investments during the period.

(5)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.

(6)

Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average securities sold under agreement to repurchase.

(7)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.

(8)	Our leverage ratio was calculated by dividing total liabilities by net assets.

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

**

Adjusted to include the sale of 9,100,000 shares in this offering at an initial public offering price of $11.00 per share for net proceeds of approximately $92.0 million after deducting the estimated underwriting discount of approximately $7.0 million and estimated offering expenses of approximately $1.1 million.

***	All percentages are annualized.

Core Earnings:

Core earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap contracts. In order to evaluate the effective yield of the portfolio, management uses core earnings to reflect the net investment income of our portfolio as adjusted to reflect the net swap interest income (expense). Core earnings allows management to isolate the interest income (expense) associated with our swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

We adopted SOP 07-1, Clarification of the Scope of Audit and Accounting Guide Investment Companies, prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted SOP 07-1. Under SOP 07-1, we consider ourselves an investment company, and accordingly, our investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare our results of operations to those of most of our competitors. We believe that the presentation of our core earnings is useful to investors because it provides a means of comparing our core earnings to those of our competitors. In addition, because core earnings isolates the net swap interest income (expense) it provides investors with an additional metric to identify trends in our portfolio as they relate to the interest rate environment.

The primary limitation associated with core earnings as a measure of our financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, our presentation of core earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, core earnings should not be considered as a substitute for our GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006*
Non-GAAP Reconciliation:
Net income (loss)	$13,014,176	$(34,445,818)	$(39,172,449)	$(29,687,272)	$966,267
Net realized (gain) loss on investments	(1,441,876)	4,205,616	7,982,797	18,290,492	260,054
Net unrealized (appreciation) depreciation on investments	(5,537,245)	11,916,801	26,377,797	1,434,857	5,492,367
Net realized (gain) loss on termination of swap contracts	—	29,927,526	35,118,468	3,432,742	(64,733)
Unrealized (appreciation) depreciation on swap contracts	(1,694,602)	(4,290,549)	(13,504,523)	26,873,523	(865,480)

Core earnings	$4,340,453	$7,313,576	$16,802,090	$20,344,342	$5,788,475

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “may,” “plans,” “projects,” “will,” or similar expressions, or the negative of these words, we intend to identify forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our expected operating results;

•	our ability to acquire investments on attractive terms;

•	the effect of the U.S. Federal Reserve’s and the U.S. Treasury’s recent actions on the liquidity of the capital markets;

•

the federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government;

•	mortgage loan modification programs and future legislative action;

•	our ability to access the capital markets;

•	our ability to obtain future financing arrangements;

•	our ability to successfully hedge the interest rate risk associated with the financing of our portfolio;

•	our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	market trends;

•	expected capital expenditures; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. We are not obligated to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus, including those contained in “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks and other cautionary statements noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

RISK FACTORS

An investment in our common stock involves a number of risks. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected, as a result of which the price of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Related To Our Business

No assurance can be given that the actions taken by the U.S. Government for the purpose of seeking to stabilize the financial and credit markets and stimulate the economy will achieve the intended effect on, or benefit to, our business, and further government or market developments could adversely affect us.

In response to the financial issues affecting the banking system, the financial and housing markets and the economy as a whole, the U.S. Government has implemented a number of initiatives intended to bolster the banking system, the financial and housing markets and the economy as a whole. These actions include: (i) the Emergency Economic Stabilization Act of 2008, or the EESA, which established the Troubled Asset Relief Program, or TARP, (ii) the voluntary Capital Purchase Program, or the CPP, which was implemented under authority provided in the EESA and gives the U.S. Treasury the authority to purchase up to $250 billion of senior preferred shares in qualifying U.S. controlled banks, saving associations, and certain bank and savings and loan holding companies engaged only in financial activities, (iii) a program to purchase $200 billion in direct obligations of Fannie Mae, Freddie Mac and the Federal Home Loan Banks and $1.25 trillion in RMBS issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, (iv) the establishment of a temporary guaranty program designed to stabilize the money market fund industry, (v) the creation of a new funding mechanism, the Financial Stability Trust, that will provide financial institutions with bridge financing until such institutions can raise capital in the capital markets, (vi) the creation of a Public-Private Investment Fund for private investors to purchase mortgages and mortgage-related assets from financial institutions, (vii) the Term Asset-Backed Securities Loan Facility with the goal of increasing securitization activity for various consumer and commercial loans and other financial assets, including student loans, automobile loans and leases, credit card receivables, SBA small business loans and commercial mortgage-backed securities and (viii) the American Recovery and Reinvestment Act of 2009, or the ARRA, which includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. For a more detailed description of these initiatives, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Recent Market Impacts.”

No assurance can be given that these initiatives will have a beneficial impact on the banking system, financial market or housing market. To the extent the markets do not respond favorably to these initiatives or if these initiatives do not function as intended, the pricing, supply, liquidity and value of our assets and the availability of financing on attractive terms may be materially adversely affected.

Increases in interest rates and adverse market conditions may negatively affect the value of our investments and increase the cost of our borrowings, which could result in reduced earnings or losses and reduced cash available for distribution to our stockholders.

We invest indirectly in mortgage loans by purchasing Agency RMBS. Under a normal yield curve, an investment in Agency RMBS will decline in value if long term interest rates increase. In addition, net interest income could decrease under an inverted or flat yield curve. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of the principal and interest payments related to the Agency RMBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in the market value of our investments may ultimately result in losses to us, which may reduce earnings and negatively affect cash available for distribution to our stockholders.

A significant risk associated with our investment in Agency RMBS is the risk that both long term and short term interest rates will increase significantly. If long term rates were to increase significantly, the market value of these Agency RMBS would decline and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short term interest rates would increase the amount of interest owed on our repurchase agreements used to finance the purchase of Agency RMBS, which would decrease cash available for distribution to our stockholders.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, and widening of credit spreads. If the market values of our investments were to decline for any reason, the value of your investment could also decline. For example, the significant downturn in the residential mortgage market and the weakness in the credit markets beginning in 2007 caused a decrease in valuations on mortgage-backed securities, including Agency RMBS, and an increase in collateral requirements for repurchase agreement lending. In anticipation of increased margin requirements from lenders due to this decrease in valuations of mortgage-backed securities coupled with increases in collateral requirements for other repurchase agreement financing, we sold a portion of our Agency RMBS portfolio in February and March of 2008 and recognized net realized losses on these sales of approximately $6.2 million.

We leverage our portfolio investments in Agency RMBS, which may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage our portfolio investments in Agency RMBS through borrowings under repurchase agreements. Leverage can enhance our potential returns but can also exacerbate losses. The percentage of leverage will vary depending on our ability to obtain these financing facilities and the lender’s and rating agencies’ estimate of the stability of the portfolio investments’ cash flow. As of April 30, 2009, our portfolio was leveraged (as measured by total liabilities to net assets) approximately 6.3 to 1. Our return on our investments and cash available for distribution to our stockholders may be reduced if market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

The lenders under our repurchase agreements may require us to provide additional collateral, especially when the market values for our investments decline, which may restrict us from leveraging our assets as fully as desired, reduce our liquidity, earnings and cash available for distribution.

We currently use repurchase agreements to finance our investments in Agency RMBS. Our repurchase agreements allow the lenders, to varying degrees, to determine a new market value of the collateral to reflect current market conditions. If the market value of the securities pledged or sold by us to a funding source decline in value, we may be required by the lender to provide additional collateral or pay down a portion of the funds advanced on minimal notice, which is known as a margin call. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. Additionally, in order to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impair our ability to maintain our current level of distributions. We receive margin calls from our repurchase agreement counterparties from time to time in the ordinary course of business similar to other entities in the specialty finance business. Although the margin calls that we receive in the ordinary course of business from time to time typically are not material to our business, many, if not all, investors in MBS, including Agency RMBS, experienced an unusually high amount of margin calls during early 2008 primarily as a result of the collapse of Bear Stearns and the dislocations in the residential mortgage market at the time. As a result, March 2008 represented one of our most active months in terms of margin calls, and the amount, as a percentage of our net assets, of additional collateral that we were required to post. From March 1, 2008 to March 31, 2008, we received 20 margin calls from our repurchase agreement counterparties requesting that we post an aggregate of approximately $32.9 million in additional collateral with respect to our repurchase agreements. During less volatile months, we experience margin calls in the ordinary course of business and operations. For example, from

March 1, 2009 to March 31, 2009 we received four margin calls from our repurchase agreement counterparties requesting that we post an aggregate of approximately $6.7 million in additional collateral with respect to our repurchase agreements. As of April 30, 2009, we had approximately $52.7 million in Agency RMBS, cash and cash equivalents available to satisfy future margin calls. In the event we do not have sufficient liquidity to satisfy these margin calls, lending institutions can accelerate our indebtedness, increase our borrowing rates, liquidate our collateral and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code.

The significant downturn in the residential mortgage market beginning in 2007 caused a decrease in valuations and widening of credit spreads on MBS, including Agency RMBS. These reduced valuations have caused some lenders to require borrowers to post additional collateral through margin calls with respect to repurchase agreements, and borrowers have been forced to liquidate large portions of their Agency RMBS portfolios to satisfy their lenders’ requests when valuations of Agency RMBS have been depressed. In February and March 2008, in anticipation of increased margin requirements from the lenders under our repurchase agreements, we increased our cash position by selling certain of our Agency RMBS, which provided us with greater liquidity to meet lenders’ additional margin calls. Because of forced selling by other investors of Agency RMBS to satisfy margin calls, the valuations of Agency RMBS were artificially depressed during this period. As a result, we recognized net realized losses on these sales of approximately $6.2 million. During 2008, we reduced our leverage by selling certain of our assets. As a result, our leverage ratio was reduced from 13.3 to 1 at December 31, 2007 to 6.1 to 1 at December 31, 2008. A significant increase in margin calls similar to those we experienced in early 2008 could materially adversely harm our liquidity, results of operations, financial condition and cash available for distribution.

Further, lenders may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

Hedging against interest rate exposure may not completely insulate us from interest rate risk and may adversely affect our earnings, which could adversely affect cash available for distributions to our stockholders.

Subject to compliance with the requirements to qualify as a REIT, we engage in certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We may utilize instruments such as interest rate swaps, caps, collars and floors and Eurobond and U.S. Treasury futures to seek to hedge the interest rate risk associated with our portfolio. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, we may establish other hedging positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions depends on our Manager’s ability to correctly predict movements of interest rates and credit spreads. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions, as has been the case during the recent volatile and unprecedented interest rate environment that has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing in 2008. During the second half of 2007 and for the first quarter of the year ended December 31, 2008, we incurred net losses on our interest rate swaps of approximately $36.7 million and $27.0 million, respectively. During the remainder of 2008, we generated net losses of approximately $1.6 million on our interest rate swaps. During the three month period ended March 31, 2009, we generated net losses of approximately $0.3 million on our interest rate swaps. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

We currently hedge against interest rate risk. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of volatile interest rates such as those experienced in recent months;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the counterparty in the hedging transaction may default on its obligation to pay.

Our interest rate hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders and negatively impact our stock price.

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business.

The payments we receive on the Agency RMBS in which we invest depend upon a steady stream of payments on the mortgages underlying the securities and are guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. Ginnie Mae is part of a U.S. Government agency and its guarantees are backed by the full faith and credit of the United States. Fannie Mae and Freddie Mac are U.S. Government-sponsored entities, or GSEs, but their guarantees are not backed by the full faith and credit of the United States.

Since 2007, Fannie Mae and Freddie Mac have reported substantial losses and a need for substantial amounts of additional capital. In response to the deteriorating financial condition of Fannie Mae and Freddie Mac and the recent credit market disruption, Congress and the U.S. Treasury undertook a series of actions to stabilize these GSEs and the financial markets, generally. The Housing and Economic Recovery Act of 2008 was signed into law on July 30, 2008, and established the Federal Housing Finance Agency, or FHFA, with enhanced regulatory authority over, among other things, the business activities of Fannie Mae and Freddie Mac and the size of their portfolio holdings. On September 7, 2008, in response to the deterioration in the financial condition of Fannie Mae and Freddie Mac, the FHFA placed Fannie Mae and Freddie Mac into conservatorship, which is a statutory process pursuant to which the FHFA will operate Fannie Mae and Freddie Mac as conservator in an effort to stabilize the entities, and together with the U.S. Treasury and the U.S. Federal Reserve, has undertaken actions designed to boost investor confidence in Fannie Mae and Freddie Mac, support the availability of mortgage financing and protect taxpayers. Appointing FHFA as conservator of both Fannie Mae and Freddie Mac allows the FHFA to control the actions of the two GSEs without forcing them to liquidate, which would be the case under receivership. In addition, the U.S. Treasury has taken steps to capitalize and provide financing to Fannie Mae and Freddie Mac and agreed to purchase direct obligations and Agency RMBS issued or guaranteed by Fannie Mae or Freddie Mac. For a more detailed description of the actions taken by the U.S. Government with respect to Fannie Mae and Freddie Mac, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Recent Market Impacts.”

Shortly after Fannie Mae and Freddie Mac were placed in federal conservatorship, the Secretary of the U.S. Treasury, in announcing the actions, noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be eliminated or considerably limited relative to historical measurements. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitutes Agency RMBS and could have broad adverse market implications as well as negatively impact us.

The problems faced by Fannie Mae and Freddie Mac resulting in their being placed into federal conservatorship have stirred debate among some federal policy makers regarding the continued role of the U.S. Government in providing liquidity for the residential mortgage market. Following expiration of the current authorization, each of Fannie Mae and Freddie Mac could be dissolved and the U.S. Government could decide to stop providing liquidity support of any kind to the mortgage market. If Fannie Mae or Freddie Mac were eliminated, or their structures were to change radically, we would not be able to acquire Agency RMBS from these companies, which would drastically reduce the amount and type of Agency RMBS available for investment, which are our only targeted investments. As of April 30, 2009, 99.6% of our investments consisted of Agency RMBS, the principal and interest of which are guaranteed by either Fannie Mae or Freddie Mac.

Our income could be negatively affected in a number of ways depending on the manner in which related events unfold. For example, the current credit support provided by the U.S. Treasury to Fannie Mae and Freddie Mac, and any additional credit support it may provide in the future, could have the effect of lowering the interest rate we receive from Agency RMBS, thereby tightening the spread between the interest we earn on our portfolio of targeted investments and our cost of financing that portfolio. A reduction in the supply of Agency RMBS could also increase the prices of Agency RMBS we seek to acquire by reducing the spread between the interest we earn on our portfolio of targeted assets and our cost of financing that portfolio.

As indicated above, recent legislation has changed the relationship between Fannie Mae and Freddie Mac and the U.S. Government and requires Fannie Mae and Freddie Mac to reduce the amount of mortgage loans they own or for which they provide guarantees on Agency RMBS. The effect of the actions taken by the U.S. Government remain uncertain. Furthermore, the scope and nature of the actions that the U.S. Government will ultimately undertake are unknown and will continue to evolve. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. Government, and could also nationalize or eliminate these GSEs entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by Fannie Mae or Freddie Mac. As a result, such laws could increase the risk of loss on investments in Fannie Mae and/or Freddie Mac Agency RMBS. It is also possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially adversely affect the pricing, supply, liquidity and value of our target assets and otherwise materially adversely affect our business, operations and financial condition.

Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the Agency RMBS in which we invest.

During the second half of 2008, the U.S. Government, through the Federal Housing Authority, or FHA, and the Federal Deposit Insurance Corporation, commenced implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. One such program is the Hope for Homeowners program, which is effective from October 1, 2008 through September 30, 2011 and will enable certain distressed borrowers to refinance their mortgages into FHA-insured loans. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans.

In addition, in February 2009 the U.S. Treasury announced the Homeowner Affordability and Stability Plan, or HASP, which is a multi-faceted plan intended to prevent residential mortgage foreclosures by, among other things:

•

allowing certain homeowners whose homes are encumbered by Fannie Mae or Freddie Mac conforming mortgages to refinance those mortgages into lower interest rate mortgages with either Fannie Mae or Freddie Mac;

•

creating the Homeowner Stability Initiative, which is intended to utilize various incentives for banks and mortgage servicers to modify residential mortgage loans with the goal of reducing monthly mortgage principal and interest payments for certain qualified homeowners; and

•	allowing judicial modifications of Fannie Mae and Freddie Mac conforming residential mortgages loans during bankruptcy proceedings.

It is likely that loan modifications would result in increased prepayments on some Agency RMBS. See “—Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders,” for information relating to the impact of prepayments on our business.

These loan modification programs, as well as future legislative or regulatory actions, including amendments to the bankruptcy laws, that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, the Agency RMBS in which we invest.

Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when applicable mortgage interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when mortgage interest rates remain steady or increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our Agency RMBS portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

The Hope for Homeowners program, which is effective from October 1, 2008 through September 30, 2011, and HASP, which was announced in February 2009, will enable certain distressed borrowers to refinance their mortgages, which could increase prepayments on the mortgages backing our Agency RMBS.

Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to the Agency RMBS we own, those guarantees do not protect investors against prepayment risks.

Our portfolio investments are recorded at fair value based on market quotations from brokers and dealers. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

All of our current portfolio investments, and some of our future portfolio investments, will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We currently value and will continue to value these investments monthly at fair value as determined in good faith by our Manager based on market quotations from brokers and dealers. Because such quotations and valuations are inherently uncertain, they may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a public market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

The significant downturn in the residential mortgage markets beginning in 2007, and the weakness in the credit markets, have adversely affected, and could continue to adversely affect, one or more of our lenders, which could result in a contraction of available repurchase agreement financing, increases in our borrowing costs, reductions in our liquidity and reductions in the value of the investments in our portfolio.

The significant downturn in the residential mortgage market beginning in 2007 and, in turn, the RMBS market that we have experienced since August 2007, have led lenders, including the financial institutions that provide financing for our investments, to heighten their credit review standards and reduce the loan amounts available to borrowers, which has adversely affected, and could continue to adversely affect, funding for our Agency RMBS portfolio if our counterparties are unwilling or unable to provide us with additional financing. This could potentially limit our ability to finance our investments and operations, increase our financing costs and reduce our liquidity. Furthermore, if one or more of our counterparties are unwilling or unable to provide us with ongoing financing on terms that are acceptable to us, we may need to sell our investments at a time when prices are depressed, and we may be unable to obtain additional financing. If this were to occur, it could prevent us from complying with the REIT qualification requirements and otherwise materially harm our results of operations and financial outlook.

Dramatic declines in the housing market in the past few years have resulted in significant write downs of asset valuations by several major financial institutions. These write downs have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Institutions from which we seek to obtain repurchase agreement financing for our investments in Agency RMBS may have owned or financed residential mortgage loans, real estate-related securities and real estate loans which have declined in value and caused losses as a result of the significant downturn in the housing markets. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including other financial institutions. If these conditions persist, these institutions may become insolvent. As a result of recent market events, it may be more difficult for us to secure financing as there are fewer institutional lenders and those remaining lenders have tightened their lending standards. For example, during the month of March 2008, lenders generally increased haircuts (the difference between the cash we receive from the counterparty when we initially sell the securities to the counterparty and the value of those securities) substantially on Agency RMBS. During March 2008, the haircuts on our repurchase agreements ranged from 3% to 6%. Since March 2008, lenders have generally increased haircuts on Agency RMBS. Since March 2008, the haircuts on our repurchase agreements have ranged from 5% to 10%. A material increase in haircuts on these securities would negatively affect our liquidity and the results of operations.

As was the case after Lehman Brothers Inc. filed for bankruptcy in September 2008, if one or more major market participants fails or withdraws from the market, it could negatively impact the marketability of all fixed income securities, including Agency RMBS, and this could reduce the value of the securities in our portfolio, thus reducing our net book value.

An increase in our borrowing costs relative to the interest we receive on our assets may impair our profitability and thus our cash available for distributions to our stockholders.

As our repurchase agreements and other short term borrowings mature, we must either enter into new borrowings or liquidate certain of our investments at times when we might not otherwise choose to do so. Lenders may seek to use a maturity date as an opportune time to demand additional terms or increased collateral requirements that could be adverse to us and harm our operations. An increase in short term interest rates when we seek new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would reduce the returns on our assets which might reduce earnings and in turn cash available for distributions. We generally expect that the interest rates tied to our borrowings will adjust more rapidly than the interest rates tied to the assets in which we invest.

If the lending institution under one or more of our repurchase agreements defaults on its obligation to resell the underlying security back to us at the end of the agreement term, we will lose money on our repurchase transactions.

When we engage in a repurchase transaction, we will initially sell securities to the transaction counterparty under a master repurchase agreement in exchange for cash from the counterparty. The counterparty is obligated to resell the same securities back to us at the end of the term of the repurchase agreement, which typically is 30 to 90 days, but which may be up to one year. If the counterparty in a repurchase transaction defaults on its obligation to resell the securities back to us we will incur a loss on the transaction equal to the amount of the haircut (assuming no change in the value of the securities). Losses incurred on our repurchase transactions would adversely affect our earnings and our cash available for distribution to our stockholders.

If we default on our obligations under our repurchase agreement, we may be unable to establish a suitable replacement facility on acceptable terms or at all.

If we default on one of our obligations under a repurchase agreement, the counterparty may terminate the agreement and cease entering into any other repurchase agreements with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our investment portfolio and carry out our investment strategy. We may be unable to establish a suitable replacement repurchase facility on acceptable terms or at all.

Our repurchase agreements may give our lenders greater rights in the event that we file for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay if we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets under a repurchase agreement in the event that a lender party to such an agreement files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to increased risk in the event we file for bankruptcy.

Failure to procure adequate funding and capital would adversely affect our results and may, in turn, negatively affect the value of our common stock and our ability to distribute dividends.

We depend upon the availability of adequate funding and capital for our operations. To qualify and maintain our status as a REIT, we are required to distribute at least 90% of our REIT taxable income annually, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and therefore are not able to retain our earnings for new investments (excluding earnings generated by our TRS, subject to REIT requirements). We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding and capital on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

We operate in a highly competitive market for investment opportunities.

A number of entities compete with us to make the types of investments that we make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. Additionally, we may also compete with the U.S. Federal Reserve and the U.S. Treasury to the extent they purchase Agency RMBS pursuant to their respective Agency RMBS purchase programs. See “—The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business.” Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Our financial condition and results of operations will depend on our ability to manage future growth effectively.

Our ability to achieve our investment objectives will depend on our ability to grow, which will depend, in turn, on our Manager’s ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis largely will be a function of our Manager’s structuring and implementation of the investment process, its ability to provide competent, attentive and efficient services to us and our access to financing on acceptable terms. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to grow, our Manager, or its sub-advisors, needs to hire, train, supervise and manage new employees successfully. However, we can offer no assurance that any of those employees will contribute to the work of our Manager. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We may change our investment strategy and asset allocation without notice or stockholder consent, which may result in riskier investments.

Our board of directors has the authority to change our investment strategy or asset allocation at any time without notice to or consent from our stockholders. In 2008, our board of directors amended our investment guidelines to require that we invest exclusively in Agency RMBS. To the extent that our investment strategy changes in the future, we may make investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our allocating assets in a different manner than as described in this prospectus.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or a clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction most likely will result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. In addition, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We may enter into derivative contracts that could expose us to unexpected economic losses in the future.

Swaps and certain options and other custom instruments are subject to the risk of non-performance by the swap or option counterparty, including risks relating to the creditworthiness of the counterparty. In addition, we also are subject to the risk of the failure of any of the exchanges or clearing houses on which we trade. Subject to maintaining our qualification as a REIT, we may enter into swap agreements, including interest rate swaps. Swap agreements can be individually negotiated and structured to include exposure to a variety of different types of investments or market factors. Depending on their structure, swap agreements may increase or decrease exposure to long term or short term interest rates (in the United States or abroad), foreign currency values, mortgage securities, corporate borrowing rates, or other factors such as security prices, baskets of equity securities, or inflation rates. Swap agreements can take many different forms and are known by a variety of names. We are not precluded from any particular form of swap or option agreement if our Manager determines it is consistent with our investment objectives and policies.

Swap agreements tend to shift investment exposure from one type of investment to another. Depending on how they are used, swap agreements may increase or decrease the overall volatility of our portfolio. The most significant factor in the performance of swap agreements is the change in the specific interest rate, currency, individual equity values or other factors that determine the amounts of payments due to and from us. If a swap agreement calls for payments or collateral transfers by us, we must be prepared to make such payments and transfers when due. Additionally, if a counterparty’s creditworthiness declines, the value of swap agreements with the counterparty can be expected to decline, potentially resulting in losses by us.

The U.S. Commodity Futures Trading Commission and certain commodity exchanges have established limits referred to as speculative position limits or position limits on the maximum net long or net short position that any person or group of persons may hold or control in particular futures and options. Limits on trading in options contracts also have been established by the various options exchanges. It is possible that trading decisions may have to be modified and that positions held may have to be liquidated to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect our operations and profitability.

Part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by any event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open derivative positions with the respective counterparty and could also include other fees and charges. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. The economic losses will be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Our investments in subordinated tranches of CLOs may be subject to losses.

We have invested a small portion of our total assets in lower-rated or non-rated deeply subordinated tranches of CLOs collateralized primarily by corporate leveraged loans and to a lesser extent by corporate debt securities. In general, losses on a loan or other asset included in a securitization will be borne first by equity support, a cash reserve fund or a letter of credit, if any, and then by the subordinated security holders. In the event of nonpayment on the loan or other asset and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchased. In addition, if the underlying asset portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy payments due on the related CLO, significant losses to us may result. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of loans underlying the CLO to make required payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

CLOs in which we have invested may not be adequately managed or may not have a liquid market. If this were the case, we could lose a portion, or potentially all, of our investment in subordinated tranches of CLOs.

Many CLO managers are relatively new to the securitization business and may not have the systems or processes in place to adequately manage such CLOs. Failure to adequately manage a CLO could result in, among other things, mistimed collateral sales and purchases, purchasing underperforming collateral, and inadequate cash flow processing, all of which could negatively affect the performance of the CLO. In addition, the market for these securities is relatively new and has been volatile for several months due to the continued adverse developments in the fixed income and credit markets, and we may have difficulty valuing them, financing them or finding a market should we decide to sell them. As a result, we could lose a portion, or potentially all, of our investment in subordinated tranches of CLOs, which could adversely impact our results of operations, financial condition and business.

The assets collateralizing the CLOs in which we have invested will subject us to specific risks as described below that could adversely affect our operating results and the value of our assets.

The CLOs in which we have invested are collateralized by corporate leveraged loans. These loans are term loans and revolving loans, pay interest at a fixed or floating rate, are senior or subordinated and secured or unsecured. These loans are illiquid. To the extent that they are non-investment grade, they may also bear risks associated with high-yield bonds described below.

The CLOs in which we have invested may acquire interests in corporate leveraged loans either directly (by way of sale or assignment) or indirectly (by way of participation). The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation; however, its rights can be more restricted than those of the assigning institution. Participation interests in a portion of the debt obligation typically result in a contractual relationship only with the institution participating out the interest, not with the borrower. In purchasing participations, the CLOs in which we have invested generally have no right to enforce compliance by the borrower with the terms of the credit agreement, or any rights of set-off against the borrower, and the CLOs in which we have invested do not directly benefit from the collateral supporting the debt obligation in which it has purchased the participation. As a result, the CLOs in which we invest will assume the credit risk of both the borrower and the institution selling the participation. Default rates on the corporate leveraged loans collateralizing the CLOs in which we have invested increased in 2008 and the respective CLO managers have been unable to seek adequate recourse, which has resulted in a decrease in the value of and income generated by our CLO. We could experience increased defaults on the loans in our CLOs in the future.

Our investments in CLO financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of CLOs in which we have invested require that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” The CLO terms generally provide that, if certain delinquencies and/or losses exceed specified levels, which are established based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, our ability to receive net income from the assets collateralizing the obligations may be impaired. We cannot assure you that the over-collateralization tests will be satisfied. Further, these assets failed to perform as anticipated in 2008, which has caused an increase in our over-collateralization requirements or other credit enhancement expense associated with our CLO.

We are highly dependent on communications and information systems operated by third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems that allow us to monitor, value, buy, sell, finance and hedge our investments. These systems are operated by third parties and, as a result, we have limited ability to ensure continued operation. In the event of systems failure or interruption, we will have limited ability to affect the timing and success of systems restoration. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including Agency RMBS trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions.

If we issue debt securities, our operations may be restricted and we will be exposed to additional risk.

If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities. Holders of debt securities may be granted specific rights, including but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to approve the sale of assets. Such additional restrictive covenants and operating restrictions could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends.

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002.

After becoming a public company, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires our auditors to deliver an attestation report on the effectiveness of our internal control over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which this registration statement becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

Terrorist attacks and other outbreaks of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

Terrorist attacks against the United States or U.S. businesses may occur and harm our results of operations and your investment. These terrorist attacks or outbreaks of conflict may directly impact the assets or property underlying our Agency RMBS, the securities market in general or the credit markets. Losses resulting from these types of events may be uninsurable.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions resulting from such events could harm the value of the assets or property underlying our Agency RMBS or other assets, the securities markets in general or the credit markets, which could harm our operating results and revenues and may result in the increased volatility of, or decline in, the value of our securities.

Risks Related To Our Management and Our Relationship with Our Manager, Cypress and Sharpridge

Until we internalize our management, we will be dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

We have no employees. Our officers are employees of Sharpridge. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. Until we internalize our management, we will be subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our Manager’s executive officers, whose continued service is not guaranteed. If our Manager terminates the management agreement prior to internalization of our management, we may not be able to execute our business plan and may suffer losses, which could materially decrease cash available for distribution to our stockholders. In connection with the potential internalization of our management, we may hire Sharpridge’s employees and maintain a relationship with Cypress. We cannot assure you that we will be able to hire Sharpridge’s employees or maintain a relationship with Cypress after we internalize our management. If we are not able to do so, our ability to conduct our business may be adversely affected.

We are dependent on certain key personnel of Sharpridge and Cypress for our future success, and their continued service to us is not guaranteed. In connection with the internalization of our management, we may be unable to retain all of Sharpridge’s employees or maintain a relationship with Cypress.

The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. We depend on the diligence, skill, investment expertise and network of business contacts of the senior management of our Manager and its affiliates. For a description of the senior management team, see “Management.” Kevin E. Grant is the chief executive officer of our Manager and has extensive experience managing investment portfolios maximizing risk adjusted returns. We are reliant on Mr. Grant’s expertise and his ability to select a highly talented team of senior management professionals to evaluate, negotiate, structure, close and monitor our investments. The loss of Mr. Grant’s services or the services of any of the executive officers of our Manager could have a material adverse effect on our performance and our ability to effectively monitor our portfolio of assets, source investment opportunities, make investment decisions, or execute our strategy and achieve our investment objectives. We also depend, to a significant extent, on our Manager’s access to the investment professionals and principals of Sharpridge and Cypress and the information and deal flow generated by the Sharpridge and Cypress investment professionals in the course of their investment and portfolio management activities. We are also subject to the risk that Sharpridge and/or Cypress will terminate their respective sub-advisory agreements with our Manager and that no suitable replacements will be found to advise our Manager. We can offer no assurance that our Manager will remain our Manager or that we will continue to have access to Sharpridge’s or Cypress’ principals and investment professionals or their information and deal flow. In connection with the potential internalization of our management, we may hire Sharpridge’s employees and maintain a relationship with Cypress. We cannot assure you that we will be able to hire Sharpridge’s employees or maintain a relationship with Cypress after we internalize our management. If we are not able to do so, our ability to conduct our business may be adversely affected.

Because our management agreement was negotiated between related parties and due to our relationship with our Manager, conflicts of interest exist that could result in decisions that are not in the best interests of our stockholders. Upon internalization of our management, conflicts of interest may arise between our executive officers and us that could result in decisions that are not in the best interests of stockholders.

We are subject to potential conflicts arising out of our relationship with our Manager and its affiliates. We are entirely dependent on our Manager for our day-to-day management and have no independent officers. Our chairman, chief executive officer and president, chief financial officer, chief operating officer and secretary also serve as officers of Sharpridge. In addition, certain of our other directors are affiliated with our Manager. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Although our Manager and its affiliates are not permitted to raise, advise or sponsor a new REIT that invests in domestic MBS, a portfolio company of any private equity fund controlled by Cypress shall not be deemed to be an affiliate or an entity under common control with our Manager. As a result, any such entity could engage in a business directly in competition with us. If our Manager or its affiliates engages in additional management or investment opportunities that have overlapping objectives with us, our Manager or its affiliates may face conflicts in the allocation of investment opportunities to these other managed entities or investments. As a result of our available liquidity, our investment policies, REIT requirements and other legal restrictions applicable to us and other relevant considerations, it is possible that we may not be given the opportunity to participate in certain investments made by existing or future entities affiliated with our Manager. Additionally, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, we may compete, directly or indirectly, with other accounts or pools of capital affiliated or managed by Cypress and/or Sharpridge for access to Cypress and Sharpridge’s resources and investment opportunities, which may reduce investment opportunities available to us.

Upon internalization of our management, conflicts of interest may arise between our executive officers and us that could result in decisions that are not in the best interests of stockholders.

Our investment focus is different from those of other entities that are or have been managed by Cypress or Sharpridge investment professionals.

Even though our Manager is an affiliate of Cypress and Sharpridge, our investment focus is different from those of other entities that are or have been managed by Cypress or Sharpridge investment professionals. In particular, entities managed by Cypress or Sharpridge have not invested in real estate related instruments of unaffiliated third parties as one of their historical lines of business. We can offer no assurance that our Manager will replicate the historical success of the Manager’s investment professionals in their previous endeavors, and we caution you that our investment returns could be substantially lower than the returns achieved by our Manager’s investment professionals’ previous endeavors.

Our board of directors does not approve each investment decision made by our Manager.

Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors does not review all of our proposed investments. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into or structured for us by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors.

Our base management fee is payable regardless of our performance.

Our Manager is entitled to receive a base management fee that is based on the amount of our net assets (as defined in the management agreement), regardless of the performance of our portfolio. Our Manager’s entitlement to substantial non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. This in turn could hurt our ability to make distributions to our stockholders and could negatively impact our stock price.

Termination by us of the management agreement with our Manager without cause is difficult and costly.

The initial term of the management agreement expired on December 31, 2008, and it has been automatically renewed for a one-year term that will expire on December 31, 2009. Going forward, the management agreement will be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review our Manager’s performance annually and the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon:

•	unsatisfactory performance by our Manager that is materially detrimental to us or

•

a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such a termination by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager.

We must provide 180 days prior notice of any such termination. Our Manager will be paid a termination fee equal to four times the sum of (a) the average annual base management fee earned by the Manager during the 24-month period prior to such termination and (b) the average annual incentive compensation earned (notwithstanding that the payment of any such incentive compensation may have been waived) by our Manager during the 24-month period immediately prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. However, we and our Manager have agreed to terminate the management agreement upon the internalization of our management without payment of any termination fee to our Manager pursuant to the terms of the management agreement. The current termination fee may make it more difficult for us to terminate the management agreement. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its sub-advisors, members, officers and employees are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its sub-advisors, members, officers, and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party (i) not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties and (ii) performed in good faith in accordance with and pursuant to the management agreement.

Risks Related to This Offering

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

Our common stock has been approved for listing on the New York Stock Exchange under the symbol “CYS.” Listing on the New York Stock Exchange will not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an actual market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of any holder to sell shares of our common stock; or

•	the prices that may be obtained for our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	decreases in the market valuations of Agency RMBS;

•	increased difficulty in maintaining or obtaining financing on attractive terms, or at all;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Common stock eligible for future sale may depress the market price of our shares.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the value of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock, if any.

The shares of common stock issued in connection with our initial capitalization, our December 2006 private offering and our May 2008 private offering are, and the shares of common stock sold in this offering will be, freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. We have agreed to register on a resale registration statement 288,592 shares of common stock issuable upon exercise of the warrants sold in the May 2008 offering. As of the date of this prospectus, we also may issue up to an additional 2,934,004 shares of common stock pursuant to our 2006 stock incentive plan.

Purchasers of warrants in our May 2008 private offering and their transferees may begin selling shares issuable upon exercise of the warrants sold in that offering on the effective date of such registration statement (which, pursuant to our registration rights agreement, may occur up to 60 days after the completion of this offering) subject to compliance with a lock-up period (which, pursuant to our registration rights agreement, for non-affiliated shareholders begins 30 days prior to and continues for 60 days after the date of this prospectus).

We may issue from time to time additional common stock in connection with the acquisition of investments, and we may grant demand or piggyback registration rights in connection with such issuances.

Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

Stockholders holding, as of April 30, 2009, approximately 86.5% of our outstanding shares of common stock prior to this offering, or approximately 6.6 million shares, and currently exercisable warrants to purchase 285,592 shares of common stock (out of total outstanding warrants to purchase 288,592 shares), have generally agreed for a period of 180 days after the date of this prospectus (in the case of our directors and executive officers, our Manager, Cypress, Sharpridge and certain of their executive officers, directors and affiliates) or the period from April 30, 2009 until 60 days after the date of this prospectus (in the case of our other stockholders), that such holders will not, without the prior written consent of Barclays Capital Inc., directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock.

Barclays Capital Inc. may, at any time, release all or a portion of the securities subject to lock-up agreements entered into or to be entered into in connection with this offering. See “Underwriting—Lock-Up Agreements.” There are no present agreements between the underwriters and us or any of the persons or entities subject to the lock-up agreements releasing them or us from these lock-up agreements. In addition, we cannot predict the circumstances or timing under which our underwriters may waive these restrictions. If the restrictions under the lock-up agreements with the persons or entities subject to the lock-up agreements are waived or terminated, or upon expiration of the lock-up periods, approximately 6.6 million shares will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

Your interest in us may be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we sell additional common stock in the future, sell securities that are convertible into common stock or issue shares of common stock or options exercisable for shares of common stock. In addition, we could sell securities at a price less than the then-current net asset value per share. Further, investors purchasing shares in this offering may experience dilution of their equity investment upon the exercise of the currently outstanding options to purchase 131,088 shares of our common stock and the currently outstanding warrants to purchase 288,592 shares of our common stock.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions in the future.

We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s basis in its investment.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

We have relationships with certain of our underwriters, or their respective affiliates, and those underwriters or their affiliates may receive benefits in connection with this offering.

We have entered into a master repurchase agreement with Barclays Capital Inc., one of our underwriters. Our repurchase agreement does not specify the maximum amount that may be borrowed by us thereunder. At April 30, 2009, we had no borrowings outstanding with Barclays Capital Inc.

We have purchased Agency RMBS and CLOs and likely will purchase in the future Agency RMBS issued or sold by affiliates of certain of the underwriters in this offering or underwritten by certain underwriters in this offering. As of April 30, 2009, an aggregate of approximately $38.8 million in carrying value, or 4.7% of the fair value of our portfolio, had been issued or sold by affiliates of Barclays Capital Inc., all of which was purchased from Lehman Brothers Inc.

Stifel, Nicolaus & Company, Incorporated served as the initial purchaser and placement agent of our May 2008 private offering for which they received customary fees. Stifel, Nicolaus & Company, Incorporated also owns (i) 40,666 shares of our common stock and (ii) warrants to purchase an aggregate of 12,200 shares of our common stock as a result of purchases in that offering. Pursuant to Financial Industry Regulatory Authority Rule 5110(h), Stifel, Nicolaus & Company, Incorporated has agreed that they will not sell, transfer, assign, pledge or hypothecate these securities for a period of 180 days following the date of this prospectus. After the expiration of this lock-up period, Stifel, Nicolaus & Company, Incorporated may sell the 40,666 shares of our common stock without restriction and it may sell the warrants to purchase an aggregate of 12,200 shares of our common stock or the shares of our common stock issuable upon exercise of such warrants pursuant to certain exemptions from registration under the Securities Act. In addition, depending on the method of exercise, Stifel, Nicolaus & Company, Incorporated may be entitled to have the 12,200 shares issuable upon exercise of the warrants purchased in our May 2008 private offering registered for resale on a registration statement pursuant to our obligations under the registration rights agreement we entered into in connection with that offering.

The relationships described above may result in certain of the underwriters having interests in the completion of this offering beyond the discounts and commissions they will receive for serving as underwriters.

Investing in our common stock may involve an above average degree of risk.

The investments we make in accordance with our investment objectives may result in a higher amount of risk, volatility or loss of principal than alternative investment options. Our investments may be highly speculative and aggressive, and therefore, an investment in our common stock may not be suitable for someone with lower risk tolerance.

Risks Related to Our Organization and Structure

Loss of our exemption from regulation under the Investment Company Act would negatively affect the value of shares of our common stock and our ability to distribute cash to our stockholders.

We have operated and intend to continue to operate our business so as to be exempt from registration under the Investment Company Act because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we invest and intend to continue to invest so that at least 55% of the assets that we own on an unconsolidated basis consist of qualifying mortgages and other liens and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate related assets (including our qualifying real estate assets). We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through securities issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets. Our Agency RMBS consist and will consist solely of such Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through securities.

If we fail to qualify for this exemption, we could be required to restructure our activities in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock and our ability to distribute dividends. For example, if the market value of our investments in CLOs and structured notes, neither of which are qualifying real estate assets or real estate related assets, were to increase by an amount that resulted in less than 80% of our assets being invested in Agency RMBS, we might have to sell CLOs and structured notes in order to maintain our exemption from the Investment Company Act. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is acceptable.

We may not realize a return on the 19% non-voting limited partnership interest that we hold in Sharpridge.

Concurrent with our initial capitalization, we received a 19% non-voting limited partnership interest in Sharpridge, which is held by our wholly-owned domestic TRS, Sharpridge TRS, Inc. Under the terms of the Sharpridge limited partnership agreement, our 19% non-voting limited partnership interest will be subject to substantial restrictions on transfer to any entity other than an affiliate of ours.

The general partner of Sharpridge has the exclusive authority to manage and control the day-to-day business operations of Sharpridge without the consent of the limited partners. Among other things, the general partner, on behalf of Sharpridge, may enter into term sheets, offer letters, and/or other agreements with Sharpridge employees or partners regarding their rights and obligations in connection with their initial employment with Sharpridge. These arrangements may provide for allocations, distributions, bonus or other compensation to these individuals, each of which may have an impact on the ultimate return from our 19% non-voting limited partnership interest.

Finally, Sharpridge has a limited operating history and its ability to generate returns to its limited partners is unproven. For each of the foregoing reasons, there is a limited ability for us to realize a return on this investment, and we may not realize such a return.

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

There are ownership limits and restrictions on transferability and ownership in our charter.    In order to qualify as a REIT for each taxable year after 2006, not more than 50% of the value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined under the Internal Revenue Code to include natural persons and certain entities) during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. To assist us in meeting these requirements, subject to some exceptions, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock unless an exemption is granted by our board of directors in its sole discretion. For purposes of this calculation, warrants treated as held by a person will be deemed to have been exercised. However, warrants held by other unrelated persons will not be deemed to have been exercised. Our board of directors has granted a waiver from the 9.8% ownership limit to Talon Sharpridge LLC, Talon Sharpridge QP LLC, Talon Opportunity Partners, LP and certain separately managed accounts that Talon Asset Management, LLC manages, or collectively, Talon. The waiver allows Talon to own up to the greater of 15% or 2,509,246 shares of our common stock after this offering. See “Description of Securities—Restrictions on Ownership and Transfer.”

This ownership restriction may:

•

discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•	result in shares issued or transferred in violation of such restriction being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of such shares.

Our charter permits our board of directors to issue common or preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend our charter, without approval of our stockholders, to increase the total number of authorized shares of stock or the number of shares of any class or series, and to cause the issuance of common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of common or preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

Our charter and bylaws contain other possible anti-takeover provisions.    Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See “Certain Provisions of Maryland General Corporation Law and our Charter and Bylaws.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

We have entered into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. In addition, our charter authorizes our company to obligate itself to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland General Corporation Law and our Charter and Bylaws—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns

10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter special stockholder voting requirements on these combinations; and

•

“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors, and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

We may be subject to adverse legislative or regulatory changes that could reduce the market price of our common stock.

At any time, laws or regulations, or the administrative interpretations of those laws or regulations, that impact our business and Maryland corporations may be amended. In addition, the markets for MBS and derivatives, including swaps, have been the subject of intense scrutiny in recent months. We cannot predict when or if any new law, regulation or administrative interpretation, or any amendment to any existing law, regulation or administrative interpretation, will be adopted or promulgated or will become effective. Additionally, revisions in these laws, regulations or administrative interpretations could cause us to change our investments. We could be adversely affected by any such change in, or any new, law, regulation or administrative interpretation, which could reduce the market price of our common stock.

Tax Risks

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code relevant to your investment are generally described in “Federal Income Tax Consequences of Our Qualification as a REIT,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Failure to qualify as a REIT would subject us to federal income tax, which could adversely affect the value of the shares of our common stock and would reduce the cash available for distribution to our stockholders.

We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis.

Although we do not intend to request a ruling from the Internal Revenue Service, or IRS, as to our REIT qualification, we expect to receive an opinion from Hunton & Williams LLP with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hunton & Williams LLP will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations as to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued and will not cover subsequent periods. Hunton & Williams LLP has no obligations to advise us or the holders of our common stock of any subsequent changes in the matters stated, represented or assumed, or of any subsequent change in applicable law.

Our ability to satisfy the asset tests depends upon the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Although we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year, we would be required to pay federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

We may lose our REIT qualification or be subject to a penalty tax if the IRS successfully challenges our characterization of income from our investments in subordinated tranches of CLOs and structured notes issued by foreign corporations.

We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in foreign corporations are technically neither actual dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other non-qualifying income exceeds 5% of our gross income or we could fail to qualify as a REIT. See “Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Tests—Dividends.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in other foreign corporations, to ensure that the income recognized by us from our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations does not exceed 5% of our gross income, or we would cease to qualify as a REIT. We currently intend that income inclusions from our investment in subordinated tranches of CLOs and structured notes issued by foreign corporations together with any non-qualifying income will not exceed 5% of our gross income; however, no assurance can be given that such intent will not change in the future.

Our ability to invest in and dispose of “to be announced” securities could be limited by our REIT status, and we could lose our REIT status as a result of these investments.

We have purchased, and may purchase in the future, Agency RMBS through “to-be-announced” forward contracts, or TBAs, or dollar roll transactions. In certain instances, rather than take delivery of the Agency RMBS subject to a TBA, we will dispose of the TBA through a dollar roll transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. We account for dollar roll transactions as purchases and sales. The law is unclear regarding whether TBAs will be qualifying assets for the 75% asset test and whether income and gains from dispositions of TBAs will be qualifying income for the 75% gross income test.

Until we receive a favorable private letter ruling from the IRS or we are advised by counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in TBAs and any non-qualifying assets to no more than 25% of our assets at the end of any calendar quarter. Further, until we receive a favorable private letter ruling from the IRS or we are advised by counsel that income and gains from the disposition of TBAs should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of TBAs and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to purchase Agency RMBS through TBAs and to dispose of TBAs, through dollar roll transactions or otherwise, could be limited.

Moreover, even if we are advised by counsel that TBAs should be treated as qualifying assets or that income and gains from dispositions of TBAs should be treated as qualifying income, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and such income is not qualifying income. In that event, we could be subject to a penalty tax or we could fail to qualify as a REIT if (i) the value of our TBAs, together with our non-qualifying assets for the 75% asset test, exceeded 25% of our gross assets at the end of any calendar quarter or (ii) our income and gains from the disposition of TBAs, together with our non-qualifying income for the 75% gross income test, exceeded 25% of our gross income for any taxable year.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, an entity must distribute to its stockholders, each calendar year, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that a REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed income. In addition, a REIT will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

•	85% of its REIT ordinary income for that year;

•	95% of its REIT capital gain net income for that year; and

•	100% of its undistributed taxable income from prior years.

We intend to continue to make distributions in the future to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both federal corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders, and our TRS may determine not to make any distributions to us.

Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid federal corporate income tax and the 4% nondeductible excise tax in that year.

Our ability to utilize TRSs will be limited by our intention to qualify as a REIT.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (or 20% for our prior taxable years) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our domestic TRS will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will continue to be significantly less than 25% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 25% (or 20% for our prior taxable years) of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. No assurance, however, can be given that we will be able to comply with the 25% (or 20% for our prior taxable years) limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain our REIT qualification or avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge Agency RMBS and related borrowings. Under these provisions, our annual gross income from qualifying hedges entered into prior to July 30, 2008, with respect to our borrowings, together with any income from non-qualifying hedges and other income not generated from qualifying real estate assets, is limited to 25% or less of our gross income. In addition, we must limit our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources to 5% or less of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through our domestic TRSs. This could increase the cost of our hedging activities, because our domestic TRSs would be subject to tax on gains, or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear.

The taxation of corporate dividends may adversely affect the value of our stock.

Legislation enacted in 2003 and 2006, among other things, generally reduces to 15% the maximum marginal rate of tax payable by taxpayers taxed at individual rates on dividends received from a regular C corporation until January 1, 2011. This reduced tax rate, however, will not apply to dividends paid by a REIT on its stock, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders generally will still be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause taxpayers taxed at individual rates to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, this legislation may have on the value of the stock of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

The failure of Agency RMBS subject to a repurchase agreement to qualify as real estate assets would adversely affect our ability to qualify as a REIT.

We have entered into sale and repurchase agreements under which we nominally sold certain of our Agency RMBS to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. We believe that we are treated for federal income tax purposes as the owner of the Agency RMBS that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your stock, and to the extent such distributions exceed your adjusted basis, you may recognize a capital gain.

Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

If the CLO and structured note issuers in which we have invested are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to pay their creditors and to distribute to us.

We have invested in subordinated tranches of CLOs and structured notes, which are treated as equity for federal income tax purposes. The CLO and structured note issuers in which we have invested will be treated as corporations for federal income tax purposes. The CLO and structured note issuers are organized in foreign countries. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees or through a resident broker, commission agent, custodian or other agent. We expect that the CLO and structured note issuers in which we have invested will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CLO and structured note issuers would have available to pay to their creditors and to distribute to us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted or promulgated or will become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation. Additionally, revisions in federal tax laws and interpretations thereof could cause us to change our investments and commitments and affect the tax considerations of an investment in us.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 9,100,000 shares of our common stock in this offering by us will be approximately $92.0 million (or approximately $106.0 million if the underwriters fully exercise their over-allotment option to purchase an additional 1,365,000 shares of our common stock), in each case after deducting underwriting discounts and commissions of approximately $7.0 million (or approximately $8.1 million if the underwriters fully exercise their over-allotment option to purchase additional shares of our common stock) and estimated offering expenses of approximately $1.1 million payable by us.

We intend to invest the net proceeds of this offering in a targeted mix of Agency RMBS collateralized by hybrid ARMs and fixed rate mortgage loans. Specifically, we intend to invest approximately 35% to 65% of the net proceeds in Agency RMBS collateralized by hybrid ARMs and the remaining net proceeds in Agency RMBS collateralized by fixed rate mortgage loans. We then expect to borrow against the Agency RMBS that we purchase with the net proceeds of this offering through repurchase agreements and use the proceeds of the borrowings to acquire additional Agency RMBS in accordance with a similar targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing.

Until attractive investments can be identified, we may temporarily invest a portion of the net proceeds from this offering in interest-bearing, short term, marketable investments, including government securities, certificates of deposit, money market accounts or interest bearing bank deposits that are consistent with our intention to qualify as a REIT and to maintain our Investment Company Act exemption. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in Agency RMBS.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

Currently, there is no public trading market for our common stock. Shares of our common stock issued in our December 2006 and May 2008 private offerings are eligible for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act. These trades may be reported in the PORTALSM Market, or PORTAL, a subsidiary of the Nasdaq Stock Market, Inc.® The following table shows the high and low sales prices for shares of our common stock as reported on PORTAL for each quarterly period for the two most recently completed fiscal years and each subsequent quarter, or portion thereof, in 2009. These prices have been adjusted to reflect the three-for-one reverse split of our common stock effective May 28, 2008:

	High Sales Price	Low Sales Price
January 1, 2007 to March 31, 2007	$30.75	$30.75
April 1, 2007 to June 30, 2007	$31.50	$31.20
July 1, 2007 to September 30, 2007	$31.50	$21.00
October 1, 2007 to December 31, 2007	$27.00	$27.00
January 1, 2008 to March 31, 2008	*	*
April 1, 2008 to June 30, 2008	$18.00	$18.00
July 1, 2008 to September 30, 2008	$10.00	$10.00
October 1, 2008 to December 31, 2008	$7.00	$7.00
January 1, 2009 to March 31, 2009	$8.00	$7.00
April 1, 2009 to May 28, 2009	*	*

*	No trades of our common stock were reported on PORTAL during this period.

We have been advised that, as of May 28, 2009, the last sale of our common stock reported on PORTAL occurred on March 23, 2009 at a price of $7.50 per share. The information above regarding trades reported on PORTAL may not include all reported trades. Moreover, institutions and individuals are not required to report all trades to PORTAL. Therefore, the last sales price that was reported on PORTAL may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade after this offering.

As of April 30, 2009, we had 7,668,538 shares of our common stock issued and outstanding. Our issued and outstanding shares of common stock were held by approximately 253 shareholders, which include 107 holders of record. The holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company. The Depository Trust Company itself holds shares on behalf of approximately 149 beneficial owners of our common stock as of April 30, 2009.

DISTRIBUTION POLICY

We have elected to be treated as a REIT for federal income tax purposes. Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. We will not be required to make distributions with respect to activities through our TRS. For more information, please see “Federal Income Tax Consequences of Our Qualification as a REIT—Distribution Requirements.”

To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to pay quarterly distributions of all or substantially all of our REIT taxable income to stockholders out of cash generated from our net investment income. To date, we have funded our distributions out of cash generated from our net investment income. Although we could satisfy the requirement to distribute 90% of our REIT taxable income with taxable distributions of our capital stock or debt, we have no intention of doing so and intend to only distribute cash. We do not intend to pay future distributions from the proceeds from this offering.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law, and such other factors as our board of directors deems relevant. We cannot assure you that we will make any future distributions to our stockholders, and our past distributions are not intended to be indicative of the amount and timing of future distributions, if any. For more information regarding risk factors that could materially adversely affect our earnings and financial condition see “Risk Factors” beginning on page 21.

The following is a description of the distributions we have paid since January 1, 2007. The per share amounts that follow have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008. On April 2, 2007, our board of directors authorized a distribution to our stockholders of $0.96 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2007, and a portion of our remaining undistributed estimated REIT taxable income for 2006. This distribution was paid on April 26, 2007. On July 16, 2007, our board of directors authorized a distribution to our stockholders of $0.93 per share for the four-month period ended July 31, 2007, which was paid on July 31, 2007 to our stockholders of record on July 23, 2007. On October 3, 2007, our board of directors authorized a distribution to our stockholders of $0.57 per share for the period from August 1, 2007 through October 18, 2007, which was paid on November 1, 2007 to our stockholders of record on October 10, 2007. On December 19, 2007, our board of directors authorized a distribution to our stockholders of $0.54 per share for the period from October 19, 2007 through December 31, 2007, which was paid on January 30, 2008 to our stockholders of record on December 31, 2007. On April 7, 2008, our board of directors authorized a distribution to our stockholders of $0.66 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2008, and a portion of our remaining undistributed estimated REIT taxable income for 2007. This distribution was paid on April 30, 2008. On July 1, 2008, our board of directors authorized a distribution to our stockholders of $0.66 per share for the quarter ended June 30, 2008, which was paid on July 30, 2008 to our stockholders of record on July 16, 2008. After paying the distribution for the quarter ended June 30, 2008, we had distributed sufficient REIT taxable income to our stockholders to remain qualified as a REIT for the taxable year ended December 31, 2008. On April 7, 2009, our board of directors authorized a distribution to our stockholders of $0.60 per share for the quarter ended March 31, 2009, which was paid on April 29, 2009 to our stockholders of record as of April 22, 2009.

Our board of directors has authorized a distribution to our stockholders of $0.60 per share that will be paid on June 15, 2009 to stockholders of record as of June 3, 2009. This distribution relates to an estimate of our financial performance for a portion of the quarter ended June 30, 2009. Purchasers in this offering will not be eligible to receive this distribution.

CAPITALIZATION

The following table sets forth (1) our actual cash and cash equivalents and capitalization at April 30, 2009 and (2) our cash and cash equivalents and capitalization as adjusted to reflect the effects of the sale of our common stock by us in this offering at the initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds.” You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of April 30, 2009
	Actual(1)	As Adjusted(1)(2)
	(dollars in thousands)
Cash and cash equivalents	$1,740.9	$93,769.3

Securities sold under agreement to repurchase	$723,636.2	$723,636.2

Net assets:
Common stock, $0.01 par value, 500,000,000 shares authorized; 7,668,538 shares outstanding, actual and 16,768,538 shares outstanding, as adjusted	$76.7	$167.7
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares outstanding, actual and as adjusted	—	—
Additional paid-in capital	202,434.9	294,372.3
Accumulated net realized loss on investments	(80,453.2)	(80,453.2)
Net unrealized depreciation on investments	(22,485.7)	(22,485.7)
Undistributed net investment income	15,584.5	15,584.5

Net assets:	$115,157.2	$207,185.6

(1)

Does not include (i) 288,592 shares of our common stock reserved for issuance upon the exercise of the warrants underlying the units sold in our May 2008 private offering, which are currently exercisable and will expire on April 30, 201l; or (ii) 2,934,004 additional shares of common stock reserved for issuance under our 2006 stock incentive plan.

(2)

Adjusted to include the sale of 9,100,000 shares in this offering at an initial public offering price of $11.00 per share for net proceeds of approximately $92.0 million after deducting the estimated underwriting discount of approximately $7.0 million and estimated offering expenses of approximately $1.1 million.

DILUTION

Our net tangible book value as of April 30, 2009 was approximately $115.2 million, or $15.02 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the shares of our common stock outstanding. After giving effect to the sale of 9,100,000 shares of our common stock in this offering at the initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on April 30, 2009 would have been approximately $207.2 million, or $12.36 per share. This amount represents an immediate decrease in net tangible book value of $2.66 per share to our existing stockholders and an immediate accretion in as adjusted net tangible book value of $1.36 per share to new investors who purchase our common stock in this offering at the initial public offering price of $11.00. The following table shows this immediate per share dilution:

Public offering price per share		$11.00
Net tangible book value per share on April 30, 2009, before giving effect to this offering	$15.02
Decrease in net tangible book value per share attributable to this offering	(2.66)

As adjusted net tangible book value per share on April 30, 2009, after giving effect to this offering		12.36

Accretion in as adjusted net tangible book value per share to new investors		$1.36

The following table summarizes, as of April 30, 2009, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at the initial public offering price of $11.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Purchased(1)		Total Consideration		Average Price
	Number	%	Amount	%	Per Share

Shares purchased by existing stockholders	7,400,297	44.1%	$208,159,680	67.5%	$28.13
Shares granted pursuant to our 2006 stock incentive plan(2)	268,241	1.6	—	0.0	—
New investors	9,100,000	54.3	100,100,000	32.5	11.00

Total	16,768,538	100.0%	$308,259,680	100.0%	$18.38

(1)	Assumes no exercise of the underwriters’ over-allotment option to purchase an additional 1,365,000 shares of our common stock.

(2)	As of April 30, 2009, includes an aggregate of 234,846 shares of restricted stock owned by our executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates as designated by our Manager and an aggregate of 24,310 shares of restricted stock owned by our independent directors.

If the underwriters fully exercise their over-allotment option to purchase an additional 1,365,000 shares of our common stock, the number of shares of common stock held by existing holders will be reduced to 42.3% of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to 10,465,000, or 57.7% of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following table presents selected consolidated financial and other information as of March 31, 2009, December 31, 2008, 2007 and 2006, for the three months ended March 31, 2009 and 2008, for the years ended December 31, 2008, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The consolidated income statement data and consolidated balance sheet data presented below as of December 31, 2008, 2007 and 2006, for the years ended December 31, 2008 and 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006, has been derived from our audited consolidated financial statements. The consolidated income statement data and consolidated balance sheet data as of March 31, 2009 and for the three months ended March 31, 2009 and 2008 has been derived from our interim unaudited financial statements. These interim unaudited financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of our financial position as of March 31, 2009 and the results of our operations and cash flow for the interim periods ended March 31, 2009 and 2008. All such adjustments are of a normal recurring nature. These results are not necessarily indicative of our results for the full fiscal year. Similarly, because we only operated our business for a portion of the year ended December 31, 2006, we do not believe that a comparison of our operating results for the year ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006 is indicative of the trends in our performance. The “Key Portfolio Statistics” have been derived from our underlying books and records.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus. The shares outstanding and per share amounts in the chart below have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008.

	Three Months Ended March 31,			Year Ended December 31,
	2009		2008	2008	2007	2006*
Consolidated Income Statement Data:
Investment income—Interest income(1)	$9,321,345		$20,625,259	$55,475,822	$135,585,142	$48,067,705
Expenses:
Interest expense	1,389,508		10,928,733	23,980,836	112,995,775	38,716,966
Non-Investment expenses	1,562,238		1,052,649	7,747,884	5,246,895	3,637,531

Total expenses	2,951,746		11,981,382	31,728,720	118,242,670	42,354,497

Net investment income	6,369,599		8,643,877	23,747,102	17,342,472	5,713,208
Net realized gain (loss) on investments	1,441,876		(4,205,616)	(7,982,797)	(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	5,537,245		(11,916,801)	(26,377,797)	(1,434,857)	(5,492,367)
Net gain (loss) on interest rate swap contracts(2)	(334,544)		(26,967,278)	(28,558,957)	(27,304,395)	1,005,480

Net income (loss)	$13,014,176		$(34,445,818)	$(39,172,449)	$(29,687,272)	$966,267

Net income (loss) per common share (diluted)	$1.71		$(5.26)	$(5.48)	$(4.58)	$0.33
Distributions per common share	$—	(3)	$—	$1.32	$3.00	$1.98

	As of March 31, 2009	As of December 31,
		2008	2007	2006*
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,076,551	$7,156,140	$122,254	$984,498
Total assets	901,246,642	702,445,559	1,884,409,297	2,491,807,479
Securities sold under agreement to repurchase	642,865,151	587,485,241	1,337,613,863	2,306,318,000
Net assets	112,245,320	98,800,849	132,146,036	180,300,933
Net assets per common share(3)	$14.64	$12.89	$19.75	$26.97

Key Portfolio Statistics:**

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006*
Average Agency RMBS(4)	$698,837,649	$1,215,305,115	$897,714,150	$2,147,699,675	$890,543,418
Average securities sold under agreement to repurchase	612,497,196	1,098,982,310	796,027,700	2,044,976,836	832,746,432
Average net assets	106,214,309	118,482,646	110,261,494	163,990,080	83,355,831
Average yield on Agency RMBS(5)	5.20%	6.21%	5.46%	6.03%	5.72%
Average cost of funds & hedge(6)	2.26%	4.49%	3.89%	5.38%	5.23%
Interest rate spread net of hedge(7)	2.94%	1.72%	1.57%	0.65%	0.49%
Leverage ratio (at period end)(8)	7.0:1	8.8:1	6.1:1	13.3:1	12.8:1
(1) Interest income is made up of the following components:

Interest Income—Agency RMBS	$8,951,983	$18,772,816	$48,997,293	$129,505,620	$45,184,854
Interest Income—CLOs, Structured Notes & Cash Equivalents	369,362	1,852,443	6,478,529	6,079,522	2,882,851

(2) Net gain (loss) on interest rate swap contracts is made up of the following components:

Net swap interest income (expense)	$(2,029,146)	$(1,330,301)	$(6,945,012)	$3,001,870	$75,267
Net realized gain (loss) on termination of swap contracts	—	(29,927,526)	(35,118,468)	(3,432,742)	64,733
Unrealized appreciation (depreciation) on swap contracts	1,694,602	4,290,549	13,504,523	(26,873,523)	865,480

(3)     On April 29, 2009, we paid stockholders of record on April 22, 2009 a distribution of $0.60 per share. Our board of directors has authorized a distribution of $0.60 per share that will be paid on June 15, 2009 to our stockholders of record as of June 3, 2009. This distribution relates to an estimate of our financial performance for a portion of the quarter ended June 30, 2009. Purchasers in this offering will not be eligible to receive this distribution.

(4) Our average investment in Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS investments during the period.

(5) Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.

(6)     Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average securities sold under agreement to repurchase.

(7) Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.

(8) Our leverage ratio was calculated by dividing total liabilities by net assets.

* For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

** All percentages are annualized.

Core Earnings:

Core earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap contracts. In order to evaluate the effective yield of the portfolio, management uses core earnings to reflect the net investment income of our portfolio as adjusted to reflect the net swap interest income (expense). Core earnings allows management to isolate the interest income (expense) associated with our swaps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes core earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

We adopted SOP 07-1, Clarification of the Scope of Audit and Accounting Guide Investment Companies, prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted SOP 07-1. Under SOP 07-1, we consider ourselves an investment company, and accordingly, our investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare our results of operations to those of most of our competitors. We believe that the presentation of our core earnings is useful to investors because it provides a means of comparing our core earnings to those of our competitors. In addition, because core earnings isolates the net swap interest income (expense) it provides investors with an additional metric to identify trends in our portfolio as they relate to the interest rate environment.

The primary limitation associated with core earnings as a measure of our financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, our presentation of core earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, core earnings should not be considered as a substitute for our GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

Non-GAAP Reconciliation:

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006*
Net income (loss)	$13,014,176	$(34,445,818)	$(39,172,449)	$(29,687,272)	$966,267
Net realized (gain) loss on investments	(1,441,876)	4,205,616	7,982,797	18,290,492	260,054
Net unrealized (appreciation) depreciation on investments	(5,537,245)	11,916,801	26,377,797	1,434,857	5,492,367
Net realized (gain) loss on termination of swap contracts	—	29,927,526	35,118,468	3,432,742	(64,733)
Unrealized (appreciation) depreciation on swap contracts	(1,694,602)	(4,290,549)	(13,504,523)	26,873,523	(865,480)

Core earnings	$4,340,453	$7,313,576	$16,802,090	$20,344,342	$5,788,475

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are a specialty finance company created with the objective of achieving consistent risk-adjusted investment income. We seek to achieve this objective by investing, on a leveraged basis, exclusively in Agency RMBS. We are currently managed by Cypress Sharpridge Advisors LLC, a joint venture between affiliates of The Cypress Group and Sharpridge Capital Management, L.P. We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010.

We earn investment income from our investment portfolio, and we use leverage to seek to enhance our returns. Our net investment income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of net investment income we earn on our investments depends in part on our ability to control our financing costs, which comprise a significant portion of our operating expenses. Although we leverage our portfolio investments in Agency RMBS to seek to enhance our potential returns, leverage also may exacerbate losses.

While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates, as there are practical limitations on our ability to insulate our portfolio from all potential negative consequences associated with changes in short term interest rates in a manner that will allow us to seek attractive spreads on our portfolio.

In addition to investing in issued pools of Agency RMBS, we occasionally utilize forward-settling purchases of Agency RMBS where the pool is “to-be-announced”, or TBAs. Pursuant to these TBA transactions, we agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

In February 2006, we completed our initial capitalization pursuant to which we raised net proceeds of approximately $78.0 million. In December 2006, we completed an additional private offering in which we raised approximately $105.8 million in net proceeds. In May 2008, we completed an additional private offering in which we raised approximately $14.0 million in net proceeds.

We have elected to be taxed as a REIT and have complied, and intend to continue to comply, with the provisions of the Internal Revenue Code with respect thereto. Accordingly, we do not expect to be subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders if certain asset, income and ownership tests and recordkeeping requirements are fulfilled. Even if we maintain our qualification as a REIT, we may be subject to some federal, state and local taxes on our income. For example, Sharpridge TRS, Inc. is taxed as regular subchapter C corporation under the provisions of the Internal Revenue Code. For the periods ended December 31, 2008, 2007 and 2006, Sharpridge TRS, Inc. owned a 19% non-voting limited partnership interest in one of our sub-advisors, Sharpridge, but had no taxable income.

Factors that Affect our Results of Operations and Financial Condition

A variety of industry and economic factors may impact our results of operations and financial condition. These factors include:

•	interest rate trends;

•	prepayment rates on mortgages underlying our Agency RMBS, and credit trends insofar as they affect prepayment rates;

•	competition for investments in Agency RMBS;

•	recent actions taken by the U.S. Federal Reserve and the U.S. Treasury; and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our results of operation and financial condition. These factors include:

•	our degree of leverage;

•	our access to funding and borrowing capacity;

•	our borrowing costs;

•	our hedging activities;

•	changes in the credit ratings of the securities in our portfolio;

•	the market value of our investments; and

•	the REIT requirements and the requirements to qualify for a registration exemption under the Investment Company Act.

We anticipate that, for any period during which changes in the interest rates earned on our assets do not coincide with interest rate changes on the corresponding liabilities, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short term interest rates, may significantly influence our net investment income.

Our net investment income may be affected by a difference between actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and homeowners’ ability and desire to refinance their mortgages. To the extent we have acquired assets at a premium or discount to par value, changes in prepayment rates may impact our anticipated yield.

Trends and Recent Market Impacts

The following trends and recent market impacts may also affect our business:

Interest Rate Environment and Liquidity

Recent actions by the U.S. Federal Reserve and the U.S. Treasury appear to have stabilized the investing and financing environment for Agency RMBS. The liquidity facilities created by the U.S. Federal Reserve during 2007 and 2008 and its lowering of the Federal Funds Rate target to 0 – 0.25%, along with the reduction of the 30-day LIBOR to 0.41% as of April 30, 2009, have lowered our financing costs and stabilized the availability of repurchase agreement financing. Actions taken by the FHFA to place Fannie Mae and Freddie Mac under conservatorship and the U.S. Federal Reserve’s purchase of Agency RMBS have likewise stabilized the market for our assets.

Yields on U.S. Treasury securities have fallen markedly with the yield on three year U.S. Treasury notes falling by 215 basis points during 2008 and the first four months of 2009. Yields on three-year interest rate swaps, our current hedging vehicle, lagged, falling by 198 basis points during the same period. Yields on mortgage securities have also fallen during the same period, but to a much lesser degree than yields on the three-year U.S. Treasury note and three-year interest rate swaps. The yield on a par-priced Fannie Mae Agency RMBS backed by 30-year mortgage loans fell by 154 basis points during 2008 and the first four months of 2009. Our financing costs have fallen as financing rates have roughly tracked the interest rate cuts adopted by the U.S. Federal Reserve, which has consequently improved the net interest margin on our portfolio.

During the past year and a half, the residential housing and mortgage markets in the United States have experienced a variety of difficulties and changed economic conditions including loan defaults, credit losses and decreased liquidity. Liquidating sales by several large financial institutions have increased the volatility of many financial assets, including Agency RMBS and other high-quality RMBS, which has resulted in illiquid markets for certain financial assets. As a result, values of RMBS, including some Agency RMBS, have been negatively impacted. In addition, we rely on the availability of financing to acquire Agency RMBS on a leveraged basis. As values of certain types of Agency RMBS declined many lenders in the Agency RMBS market tightened their lending standards and, in some cases, withdrew financing of residential mortgage assets and Agency RMBS. These conditions have resulted in an increase in the average collateral requirements under our repurchase agreements during this period and may cause additional increases in our collateral requirements if they continue, which could make it more difficult or costly for us to obtain financing.

In response to these credit market disruptions, the U.S. Government has taken a number of actions to stimulate the credit markets and the economy. For example, on October 3, 2008, the U.S. Congress enacted the EESA. The EESA provides the Secretary of the U.S. Treasury with the authority to establish TARP to purchase from financial institutions up to $700 billion of residential or commercial mortgages and any securities, obligations or other instruments that are based on or related to such mortgages, that in each case was originated or issued on or before March 14, 2008, as well as any other financial instrument that the Secretary of the U.S. Treasury, after consultation with the Chairman of the Board of Governors of the U.S. Federal Reserve, determines the purchase of which is necessary to promote financial market stability, upon transmittal of such determination in writing, to the appropriate committees of the U.S. Congress. The EESA also provides for a program that would allow companies to insure their troubled assets.

On October 14, 2008, the U.S. Treasury announced the voluntary Capital Purchase Program, or the CPP, which was implemented under authority provided in the EESA. Under the CPP, the U.S. Treasury has the authority to purchase up to $250 billion of senior preferred shares in qualifying U.S. controlled banks, saving associations, and certain bank and savings and loan holding companies engaged only in financial activities. In order to participate in the first phase that was directed to publicly-traded financial institutions, an application was required to have been submitted by November 14, 2008. Nine of the largest banks in the United States, as well as other financial institutions, accepted investments under the CPP during the first phase. In the second phase, which the U.S. Treasury implemented on November 17, 2008 and which required an application to be submitted by December 8, 2008, privately-held financial institutions were permitted to apply. The U.S. Treasury is also considering the expansion of the CPP to non-financial institutions, including life or other insurance companies.

In November 2008, after using a significant portion of the funds available under TARP to make investments in certain financial institutions, Mr. Henry Paulson, then the Secretary of the U.S. Treasury, announced that, following the enactment of the EESA, the U.S. Treasury had continued to examine the relative benefits of purchasing illiquid mortgage-related assets and determined that such purchases were not the most effective way to use limited TARP funds; however, in a speech given on February 10, 2009 by Timothy Geithner, the Secretary of the U.S. Treasury, he indicated that TARP funds would be utilized to, among other things, purchase illiquid mortgage-related assets.

In addition, the U.S. Federal Reserve has announced that it has initiated a program to purchase $200 billion in direct obligations of Fannie Mae, Freddie Mac and the Federal Home Loan Banks and $1.25 trillion in Agency RMBS issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The U.S. Federal Reserve stated that its actions are intended to reduce the cost and increase the availability of credit for the purchase of houses, which in turn was expected to support housing markets and foster improved conditions in financial markets more generally. The purchases of direct obligations began during the first week of December 2008 and the purchases of Agency RMBS began on January 5, 2009. The size and timing of the U.S. Government’s Agency RMBS purchase program is subject to the discretion of the Secretary of the U.S. Treasury, who has indicated that the scale of the program will be based on developments in the capital markets and housing markets. The impact of these events on the financial and credit markets remains uncertain; however, the U.S. Federal Reserve’s program to purchase Agency RMBS could cause an increase in the prices of Agency RMBS, which would increase our book value but make purchases of Agency RMBS more expensive in the future.

The U.S. Treasury announced on September 19, 2008 the establishment of a temporary guaranty program designed to stabilize the money market fund industry. The temporary measure will enable the Exchange Stabilization Fund, established in 1934 as part of the Gold Reserve Act, to insure the holdings of any publicly offered money market mutual fund for both retail and institutional clients. The current termination date for the guaranty program is September 18, 2009. Money market funds are a vital source of short term liquidity in the financial markets. Money market funds provide for repurchase agreement financing by lending cash versus collateral such as U.S. Treasuries and Agency RMBS for short periods of time. Decreasing asset valuations in the credit markets have recently caused several money market funds to come under pressure from a pricing and redemption standpoint. This insurance program should help ease this pressure over time and should allow lending capacity offered by money market funds to return to more stable levels.

In February 2009, the U.S. Treasury launched the Capital Assistance Program, or CAP, pursuant to which it intends to purchase convertible preferred stock and warrants from financial institutions that have a capital deficiency (as determined by stress tests) and cannot alleviate such deficiency within six months with private capital.

Additionally, in response to the decline in economic growth in the U.S. brought about by the decline in the residential housing, mortgage and credit markets, the ARRA was enacted in February 2009. The ARRA is intended to provide a stimulus to the U.S. economy and includes federal tax cuts, expansion of unemployment benefits and other social welfare provisions, and domestic spending in education, health care and infrastructure, including the energy sector.

In March 2009, the U.S. Federal Reserve announced that it may purchase up to $300 billion of longer-term Treasury securities over a period of six months beginning on the date of the announcement. The U.S. Federal Reserve reported that these purchases are intended to help improve conditions in the private credit markets.

In March 2009, the U.S. Treasury launched the Term Asset-Backed Securities Loan Facility, or TALF, which is a lending facility of up to $1 trillion that was created to increase securitization activity for various consumer and commercial loans and other financial assets, including student loans, automobile loans and leases, credit card receivables, SBA small business loans and commercial mortgage-backed securities.

In March 2009, the U.S. Treasury announced the details of the Public-Private Investment Program. The Public-Private Investment Program consists of the following two parts:

•

The Legacy Loan Program—The Legacy Loan Program is intended to provide a market for troubled legacy loans on bank balance sheets. Pursuant to the Legacy Loan Program, the FDIC will conduct auctions where private investors will have an opportunity to bid on loans that banks wish to sell. The highest bidder at auction will be the winner and will form a public-private investment fund with the U.S. Treasury. The U.S. Treasury will provide 50% of the equity of the fund (with the private investor providing the other 50%), and the fund will be able to leverage that equity with FDIC-guaranteed debt at a ratio of up to 6 to 1. After the securities are purchased by the fund, the private investor will manage the servicing of the loans and the timing of disposition using FDIC-approved asset managers.

•

The Legacy Securities Program—The Legacy Securities Program is an expansion of the TALF whereby qualified fund managers will be able to invest side-by-side with the U.S. Government in certain types of non-Agency RMBS, commercial mortgage-backed securities and ABS from banks and financial institutions. Pursuant to this program, asset managers will form a public-private investment fund with the U.S. Treasury. The U.S. Treasury will provide 50% of the equity of the fund (with the asset manager providing the other 50%), and the U.S. Government will provide debt financing of up to 50% of the equity of the fund (100% in some cases) through TALF. Once securities are purchased, the fund manager will have full discretion in investment decisions (although will generally follow a long-term buy and hold strategy).

See “Risk Factors—Risks Related to Our Business—No assurance can be given that the actions taken by the U.S. Government for the purpose of seeking to stabilize the financial and credit markets and stimulate the economy will achieve the intended effect on, or benefit to, our business, and further government or market developments could adversely affect us,” for a discussion of the risks associated with these programs.

Conservatorship of Fannie Mae and Freddie Mac

In response to the credit market disruption and the deteriorating financial conditions of Freddie Mac and Fannie Mae, Congress and the U.S. Treasury undertook a series of actions. On July 30, 2008, the Housing and Economic Recovery Act of 2008 established FHFA as the new regulator for Fannie Mae and Freddie Mac. On September 7, 2008, FHFA, citing concerns about the continuing ability of Fannie Mae and Freddie Mac to operate safely and soundly, placed Fannie Mae and Freddie Mac into conservatorship, which is a statutory process pursuant to which the FHFA will operate Fannie Mae and Freddie Mac as conservator, in an effort to stabilize the entities. At that time, Fannie Mae and Freddie Mac had approximately $5.4 trillion of debt and mortgage-backed securities. In connection with the conservatorship, FHFA announced that, after consultation with the U.S. Federal Reserve and the Secretary of the U.S. Treasury, among other things (i) the boards of directors of Fannie Mae and Freddie Mac had consented to the conservatorship and FHFA had assumed the power of the board of directors and management of Fannie Mae and Freddie Mac, (ii) the chief executive officers of Fannie Mae and Freddie Mac were being replaced, (iii) Fannie Mae and Freddie Mac would be permitted to continue to guarantee Agency RMBS, (iv) the U.S. Treasury would establish a financing and investment relationship with Fannie Mae and Freddie Mac, and (v) all political activities of Fannie Mae and Freddie Mac would cease. FHFA also noted that during the conservatorship period, FHFA would work to enact new regulations that would apply to Fannie Mae and Freddie Mac in an effort to implement the actions described above, including those relating to minimum capital standards, prudent safety and soundness standards and portfolio limits of Fannie Mae and Freddie Mac.

As announced by the U.S. Treasury on September 7, 2008, the newly established financing and investing relationship between the U.S. Treasury and Fannie Mae and Freddie Mac includes:

•

a program through which the U.S. Treasury purchases Fannie Mae-guaranteed and Freddie Mac-guaranteed Agency RMBS in the open market, including newly-issued Agency RMBS, beginning in September 2008 and ending on December 31, 2009;

•

(i) preferred stock purchase agreements, which were designed to allow Fannie Mae and Freddie Mac to maintain a positive net worth and avoid mandatory triggering of receivership, pursuant to which the U.S. Treasury can invest up to $100 billion in each of Fannie Mae and Freddie Mac in the form of senior preferred stock with a liquidation preference, and (ii) an upfront $1 billion issuance of senior preferred stock to the U.S. Treasury by each of Fannie Mae and Freddie Mac in exchange for entering into the agreements;

•	issuance to the U.S. Treasury of warrants to purchase common stock representing 79.9% of the common stock of each of Fannie Mae and Freddie Mac on a fully-diluted basis at a nominal price;

•

access to the GSECF, which is a secured credit facility to be provided by the U.S. Treasury directly to Fannie Mae and Freddie Mac (as well as Federal Home Loan Banks) in exchange for eligible collateral from Fannie Mae and Freddie Mac. The GSECF is to be used when other funding sources are unavailable and expires on December 31, 2009; and

•

beginning March 31, 2010, payment by Fannie Mae and Freddie Mac to the U.S. Treasury on a quarterly basis of a periodic commitment fee for the explicit support provided by the agreement in an amount to be determined by the Secretary of the U.S. Treasury, the conservator and the chairman of the U.S. Federal Reserve.

After reporting a substantial loss in the third quarter of 2008, Freddie Mac requested a capital injection by the U.S. Treasury of $13.8 billion pursuant to its preferred stock purchase program. In January 2009, Freddie

Mac announced that it would need a second capital injection by the U.S. Treasury pursuant to its preferred stock purchase program of up to $35 billion, and Fannie Mae announced that it would need a capital injunction from the same program of up to $16 billion.

The agreement with the U.S. Treasury also imposes covenants on each of Fannie Mae and Freddie Mac that provide, among other things, that (i) each of Fannie Mae’s and Freddie Mac’s mortgage and Agency RMBS portfolios will not exceed $850 billion as of December 31, 2009 and must decline by 10% per year thereafter until they reach $250 billion, and (ii) without the prior consent of the U.S. Treasury, neither Fannie Mae nor Freddie Mac may (a) purchase or redeem its capital stock or pay any dividends (other than dividends on the senior preferred stock issued to the U.S. Treasury), (b) issue any capital stock, (c) terminate the conservatorship, (d) sell or transfer its assets outside the ordinary course of business, other than in connection with the reduction of assets as described in clause (i) above, (e) increase its debt to more than 110% of its debt at June 30, 2008, or (f) acquire or consolidate with, or merge into, another entity.

In February 2009, the U.S. Treasury announced that it intends to increase the (i) amounts available under each preferred stock purchase agreement with the GSEs from $100 billion to $200 billion, and (ii) maximum size of each GSE’s mortgage and Agency RMBS portfolios from $850 billion to $900 billion.

Although the U.S. Government has committed significant resources to Fannie Mae and Freddie Mac, Agency RMBS guaranteed by either Fannie Mae or Freddie Mac are not backed by the full faith and credit of the United States. Moreover, the Secretary of the U.S. Treasury, in announcing the actions, noted that the guarantee structure of Fannie Mae and Freddie Mac required examination and that changes in the structures of the entities were necessary to reduce risk to the financial system. Such changes may involve an explicit U.S. government backing of Fannie Mae and Freddie Mac Agency RMBS or the express elimination of any implied U.S. government guarantee and, therefore, the creation of credit risk with respect to Fannie Mae and Freddie Mac Agency RMBS. Accordingly, the effect of the actions taken by the U.S. treasury and FHFA remains uncertain. In addition, while specific steps within the conservatorships were announced, the scope and nature of the actions that the U.S. Treasury, FHFA or Congress will ultimately undertake are unknown and will continue to evolve. New and recently enacted laws, regulations and programs related to Fannie Mae and Freddie Mac may adversely affect the pricing, supply, liquidity and value of our target assets and otherwise materially harm our business and operations. See “Risk Factors—Risks Related to Our Business—The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business.”

Yield Curve

During the second half of 2008 and the first four months of 2009, LIBOR and the Federal Funds Rate fell significantly more than longer-term interest rates, resulting in a steepening yield curve. During this period, the yield on one-month LIBOR fell by 205 basis points, while the yield on three-year U.S. Treasury notes fell by 190 basis points and the yield on 10-year U.S. Treasury notes fell by 85 basis points. With respect to our Agency RMBS collateralized by monthly reset ARMs, we believe that the fall in short term interest rates will improve our net interest margin due to lower financing rates. However, an increase in short term interest rates would increase our financing rates and, therefore, reduce our net interest margin.

Our Agency RMBS, collateralized by hybrid ARMs, pay a fixed interest rate for a set period and then convert to a floating rate payment structure. Our Agency RMBS collateralized by fixed rate mortgage loans pays a fixed rate for a term of either 15 or 30 years. The market prices of these securities correlate more closely with the longer end of the yield curve. As a result, with the yield curve remaining steep, these securities continue to produce high yields relative to our financing costs.

Prepayment Rates and Loan Modification Programs

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise; however, changes in prepayment rates are difficult to accurately predict. Prepayment rates also may be affected by other factors, including homeowners’ ability and desire to refinance their mortgages (which depends on, among other things, the overall level of home equity available), conditions in the housing and financial markets, conditions in the mortgage origination industry, general economic conditions and the relative interest rates on adjustable-rate and fixed rate mortgage loans. To the extent that we have acquired assets at a premium or discount to par value, changes in prepayment rates may impact our anticipated yield. Because mortgage interest rates have declined, we expect to see an increase in the prepayment rates on our portfolio; however, we believe that the increase in prepayment rates will have only a limited adverse impact on our portfolio in the near term due to depressed levels of home equity resulting in homeowners’ inability to obtain financing. If mortgage interest rates increase, however, we may experience a reduction in the prepayment rates on our portfolio. Although we currently believe that an increase in prepayment rates will only have a limited adverse impact on our portfolio due to depressed levels of home equity, recent actions by the U.S. Government may cause an increase in prepayment rates despite the current depressed levels of home equity.

During the second half of 2008, the U.S. Government, through the FHA and the Federal Deposit Insurance Corporation, commenced implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. The programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans or the rate of interest payable on the loans, or to extend the payment terms of the loans. One such program is the Hope for Homeowners program, which is effective from October 1, 2008 through September 30, 2011 and will enable certain distressed borrowers to refinance their mortgages into FHA-insured loans. In addition, in February 2009 the U.S. Treasury announced the HASP, which is a multi-faceted plan intended to prevent residential mortgage foreclosures by, among other things:

•

allowing certain homeowners whose homes are encumbered by Fannie Mae or Freddie Mac conforming mortgages to refinance those mortgages into lower interest rate mortgages with either Fannie Mae or Freddie Mac;

•

creating the Homeowner Stability Initiative, which is intended to utilize various incentives for banks and mortgage servicers to modify residential mortgage loans with the goal of reducing monthly mortgage principal and interest payments for certain qualified homeowners; and

•	allowing judicial modifications of Fannie Mae and Freddie Mac conforming residential mortgages loans during bankruptcy proceedings.

Programs such as the Hope for Homeowners program and HASP may have the effect of increasing prepayment rates and reducing the principal or interest payments on residential mortgage loans held by certain types of borrowers. The effect of such programs for holders of Agency RMBS could be that such holders would experience changes in the anticipated yields of their Agency RMBS due to (i) increased prepayment rates on their Agency RMBS and (ii) lower interest and principal payments on their Agency RMBS.

Credit Spreads

Over the past several years, the credit markets experienced tightening credit spreads (specifically, spreads between U.S. Treasury securities and other securities that are identical in all respects except for ratings) mainly due to the strong demand for lending opportunities. Generally, when credit spreads tighten the value of Agency RMBS increases, which would result in an increase in our book value. As a result of the actions of the U.S. Treasury and U.S. Federal Reserve in late 2008 and early 2009, credit spreads have tightened, which has resulted in an increase in our book value. However, if credit spreads were to widen again, we expect the market value of Agency RMBS would decrease, which could reduce our book value but also create an attractive opportunity to reinvest principal and interest from our existing portfolio as well as deploy new capital into higher-yielding Agency RMBS.

Impacts on Us

Our business has been impacted by the recent market trends discussed above. During the first four months of 2009, we generally experienced an increase in the fair value of the securities in our portfolio. During this period, our net assets increased from $98.8 million as of December 31, 2008 to $115.2 million as of April 30,

2009. Our interest rate spread net of hedge, which we calculate by subtracting our average cost of funds and hedge from our average yield on the Agency RMBS in our portfolio, also increased during the first quarter of 2009. Our interest rate spread net of hedge was 2.94% for the three months ended March 31, 2009 as compared to 1.57% for the year ended December 31, 2008. Our leverage ratio has been relatively consistent during this period, as evidenced by our leverage ratio of 6.1 to 1 at December 31, 2008 compared to 6.3 to 1 at April 30, 2009. In addition, in light of the recent trends in LIBOR rates and the interest rate environment, we decided to unwind our last remaining interest rate swap in early April 2009 and replace it with a new interest rate swap at what we believe to be favorable rates. As a result, although we realized a net loss of approximately $10.8 million upon termination of the last remaining interest rate swap during April 2009, we experienced unrealized appreciation on both interest rate swaps in an aggregate amount of approximately $12.2 million during April 2009.

We believe that the actions taken by the U.S. Government with respect to Fannie Mae and Freddie Mac as well as actions taken by the U.S. Treasury and the U.S. Federal Reserve to improve liquidity in the financial and mortgage markets will continue to have a positive effect on the supply of Agency RMBS, and we expect to see a healthy supply of new issue Agency RMBS and increased secondary trading of Agency RMBS in the near future. No assurance can be given, however, that these initiatives will have a positive effect on the supply of Agency RMBS. Over the long term, we expect both Fannie Mae and Freddie Mac to reduce their Agency RMBS holdings (commencing in 2010), which should increase supply of Agency RMBS and allow us the opportunity to source attractive assets for the foreseeable future. Furthermore, the current steepness of the yield curve and the current level of short term interest rates has increased our net investment income. However, our ability to purchase Agency RMBS in the future will depend on the availability of repurchase agreement financing, which may be difficult to obtain if current credit conditions deteriorate. Also, government loan modification programs such as the Hope for Homeowners program and HASP may increase mortgage prepayments, which could reduce the anticipated yields on our Agency RMBS.

For a discussion of additional risks relating to our business see “Risk Factors” and “—Quantitative and Qualitative Disclosures About Market Risk.”

Critical Accounting Policies

Our consolidated financial statements are prepared by management in accordance with GAAP. Although we conduct our operations so that we are not required to register as an investment company under the Investment Company Act, for financial reporting purposes we are an investment company and follow the AICPA Audit and Accounting Guide for Investment Companies. Accordingly, investments in securities are carried at fair value with changes in fair value recorded in the statement of operations. Our most critical accounting policies require us to make complex and subjective decisions and assessments that could affect our reported assets and liabilities, as well as our reported interest income and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. We rely on our Manager’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of our significant accounting policies. We have identified our most critical accounting policies to be the following:

Valuation

Valuation of our investments is determined by our Manager. Investments are valued at their fair value based on market quotations from brokers and dealers. Our Manager normally seeks prices from at least three such brokers or dealers, although the Manager may rely on price quotes from fewer than three brokers or dealers in certain circumstances. Our Manager reviews all prices used to ensure that current market conditions are represented. This review includes comparisons of similar market transactions or comparisons to a pricing model. The resulting unrealized gains and losses are reflected in the statement of operations.

Interest Income Recognition

We account for interest income on our investments using the effective yield method. For investments purchased at par value, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium to par value, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. Amortization of premium and accretion of discount are included in interest income in the statement of operations.

The Manager determines the effective yield on the subordinated tranches of CLOs based upon estimated default rates, recovery rates, prepayment speeds and reinvestment spreads. These securities are reviewed quarterly, and the effective yield may be adjusted if economic conditions or assumptions change. In accordance with Emerging Issues Task Force No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, as amended by FSP Emerging Issues Task Force No. 99-20-1, for CDO and CLO securities placed on nonaccrual status or when cash flows cannot be reliably estimated, the cost recovery method is used.

Accounting For Derivative Financial Instruments

Our policies permit us to enter into derivative contracts, including interest rate swaps, interest rate caps and/or collars and Eurobond and U.S. Treasury futures, as a means of mitigating our interest rate risk. We currently use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns.

We intend to engage in a variety of interest rate hedging activities that reduce market value differences between our liabilities and our assets. These hedges are intended to reduce the interest rate sensitivity of our liabilities. Additionally, we expect these hedges will reduce differences in the timing and magnitude of our cash flows and better correlate the cash paid on our liabilities with the cash received from our assets.

During the term of an interest rate swap, we make or receive periodic cash payments. Unrealized gains or losses are recorded as a result of “marking-to-market” the swap. When the swap is terminated, we will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and our basis in the contract, if any. The periodic payments and any realized or unrealized gains or losses are reported as net gain or loss on swap contracts in the statement of operations. Swaps involve a risk that interest rates will move contrary to our expectations, thereby increasing our payment obligation.

We are exposed to credit loss in the event of nonperformance by the counterparty to the swap, limited to any gains recognized. Should interest rates move unexpectedly, we may not achieve the anticipated benefits of the interest rate swap and may realize a loss. However, we do not anticipate nonperformance by any counterparty.

Share Based Payment and Related Party Transactions

We account for share-based compensation issued to members of our board of directors and our Manager using the fair value based methodology in accordance with SFAS No. 123(R), Shared-Based Payment. We do not have any employees, although we believe that independent members of our board of directors are deemed to be employees for purposes of interpreting and applying accounting principles relating to share-based compensation. We record as compensation costs the restricted common stock that we have issued to members of our board of directors at fair value as of the grant date. We amortize the cost into expense over the three-year vesting period of restricted common stock issued to independent members of our board of directors prior to January 1, 2007, using the straight-line method. Restricted common stock granted to independent members of our board of directors on or after January 1, 2007 will vest over a one-year period. We record compensation cost for restricted common stock and common stock options that we issued to certain of our executive officers, certain officers and employees of our Manager and its sub-advisors at fair value as of the grant date, and we remeasure the amount on subsequent reporting dates to the extent that the restricted common stock and our common stock options are unvested. We amortize compensation expense related to the restricted common stock and common stock options that we have granted to certain of our executive officers, certain officers and employees of our Manager and its sub-advisors using the straight-line method in accordance with SFAS No. 123(R).

Because we remeasure the amount of compensation cost associated with the unvested restricted common stock and unvested common stock options that we issued to certain of our executive officers, certain officers and employees of our Manager and its sub-advisors as of each reporting period, our share-based compensation expense reported in our statement of operations will change based on the fair value of our common stock, which may result in earnings volatility.

Financial Condition

All of our assets at March 31, 2009 were acquired with the net proceeds from our February 2006, December 2006 and May 2008 private offerings, operating cash flows and our use of leverage.

Pursuant to our revised investment guidelines, we invest exclusively in Agency RMBS. Portions of our Agency RMBS are collateralized by ARMs that pay coupon rates that reset monthly based on the monthly treasury average, or the MTA. The remaining mortgages collateralizing our Agency RMBS are (i) hybrid ARMs, which typically have a coupon rate that is fixed for an initial period (typically three, five, seven or 10 years) and thereafter resets at regular intervals in a manner similar to adjustable rate mortgage-backed securities and (ii) fixed rate mortgage loans. The monthly reset ARMs generally carry one-year or three-year prepayment penalties. We believe that the potential benefits of our strategy include higher income, wider spreads, and lower hedging costs due to the shorter duration of our Agency RMBS. In addition, the principal and interest payments on Agency RMBS are guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, limiting our credit risk relating to the underlying mortgages.

As of March 31, 2009, December 31, 2008, 2007, and 2006, the Agency RMBS in our portfolio were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.6%, 101.4%, 101.9% and 102.5% of par value, respectively, due to the average interest rates on these investments being higher than prevailing market rates. As of March 31, 2009, December 31, 2008, 2007 and 2006, we had approximately $13.7 million, $10.0 million, $34.2 million and $61.2 million, respectively, of unamortized premium included in the cost basis of our investments.

As of March 31, 2009, December 31, 2008, 2007 and 2006, our Agency RMBS portfolio consisted of Agency RMBS collateralized by monthly reset ARMs, hybrid ARMs and fixed rate mortgage loans as follows:

March 31, 2009

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$540,326	$556,905	5.3%	28.7	33.3%
Agency RMBS collateralized by monthly reset ARMs	153,056	154,930	4.1	1	22.7
Agency RMBS collateralized by fixed rate mortgages	118,237	123,175	5.7	N/A	33.9

Total Agency RMBS	$811,619	$835,010

December 31, 2008

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$341,190	$349,917	5.7%	41.2	38.8%
Agency RMBS collateralized by monthly reset ARMs	154,576	153,609	4.7	1	21.2
Agency RMBS collateralized by fixed rate mortgages	176,566	182,040	5.8	N/A	29.9

Total Agency RMBS	$672,332	$685,566

December 31, 2007

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$738,367	$752,741	5.9%	50.5	26.3%
Agency RMBS collateralized by monthly reset ARMs	457,979	469,515	7.2	1	29.9
Agency RMBS collateralized by fixed rate mortgages	600,714	612,898	6.2	N/A	22.0

Total Agency RMBS	$1,797,060	$1,835,154

December 31, 2006

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$1,097,506	$1,104,757	5.4%	45.9	22.6%
Agency RMBS collateralized by monthly reset ARMs	1,291,138	1,339,903	7.3	1	23.7

Total Agency RMBS	$2,388,644	$2,444,660

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)

“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the single monthly mortality rate.

Actual maturities of Agency RMBS are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As of March 31, 2009, December 31, 2008, 2007 and 2006, the average final contractual maturity of the mortgage portfolio is in year 2035, 2035, 2037 and 2036, respectively.

As of March 31, 2009, December 31, 2008, 2007 and 2006, the mortgages underlying our Agency RMBS collateralized by hybrid ARMs had fixed interest rates for an average period of approximately 29, 41, 51 and 46 months, respectively, after which time the interest rates reset and become adjustable. After the reset date, interest rates on these hybrid ARMs float based on spreads over various London Interbank Offered Rate, or LIBOR, indices. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap.

The average expected life of our Agency RMBS reflects the estimated average period of time the securities in the portfolio will remain outstanding. The average expected lives of our Agency RMBS do not exceed five years, based upon prepayment models obtained through subscription-based financial information service providers. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, the mortgage rate of the outstanding loan, loan age, margin and volatility. The actual lives of the Agency RMBS in our investment portfolio could be longer or shorter than those estimates depending on the actual prepayment rates experienced over the lives of the applicable securities.

Subordinated Tranches of CLOs

We invested a portion of the proceeds from our initial capitalization and December 2006 private offering in subordinated tranches of CLOs, which are securities backed by a pool of variously rated loans or bonds. Underwriters of CLOs package a large and diversified pool of loans or bonds. Multiple tranches of securities backed by this pool are sold to investors. While certain tranches are rated, subordinated tranches of CLOs represent the most subordinated claim on principal and interest payments from the collateral pool. As a result, these subordinated tranches typically have no credit ratings or are rated below investment grade. In 2008, our board of directors amended our current investment guidelines to require that we seek to dispose of our CLOs and structured notes at reasonable prices. We are not, however, required to sell these securities. During 2008, we sold one CLO for approximately $1.1 million and did not sell any structured notes. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets.

Interest Receivable

At March 31, 2009, December 31, 2008, 2007 and 2006, our interest receivable of $4.1 million, $3.8 million, $10.3 million and $14.2 million, respectively, consisted of $4.1 million, $3.7 million, $9.2 million and $13.5 million relating to Agency RMBS, respectively, and less than $0.1 million, $0.1 million, $1.1 million and $0.7 million, respectively, relating to other investments.

Hedging Instruments

No assurance can be given that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. We generally intend to hedge as much of the interest rate risk we determine is in the best interests of our stockholders. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that our Manager is required to hedge.

Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	due to prepayments on assets and repayments of debt securing such assets, the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset market losses related to movement in interest rates is limited by federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty may default on its obligation to pay.

At March 31, 2009, December 31, 2008, 2007 and 2006, we had engaged in interest rate swaps as a means of mitigating our interest rate risk on forecasted interest expense associated with repurchase agreements for the term of the swap contract. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, commonly known as a fixed-floating interest rate swap, a series of fixed interest rate payments on a notional amount of principal is exchanged for a series of floating interest rate payments on such notional amount.

We hedge our floating rate debt by entering into fixed-floating interest rate swap agreements whereby, as described above, we swap the floating rate of interest on the liability we are hedging for a fixed rate of interest. At March 31, 2009, we were a party to one interest rate swap with a maturity of May 2010 with an aggregate notional amount of approximately $240.0 million and a fair value of approximately $(10.8) million. At December 31, 2008, we were a party to one interest rate swap with a maturity of May 2010 with an aggregate notional amount of approximately $240.0 million and a fair value of approximately $(12.5) million. At December 31, 2007, we were a party to five interest rate swaps with maturities ranging from May 2010 to October 2012 with an aggregate notional amount of approximately $890.0 million and a fair value of approximately ($26.0) million. At December 31, 2006, we were a party to six interest rate swaps with maturities ranging from June 2009 to December 2009 with an aggregate notional amount of approximately $745.0 million and a fair value of approximately $0.9 million. Under the interest rate swap agreements in place at March 31, 2009, December 31, 2008, 2007 and 2006, we received interest at rates that reset periodically, generally every three months, and paid a rate fixed at the initiation of and for the life of the swap agreements. The current market value of interest rate swaps is heavily dependent on the current market fixed rate, the corresponding term structure of floating rates (known as the yield curve) as well as the expectation of changes in future floating rates. As expectations of future floating rates change, the market value of interest rate swaps changes. As a result of the credit market volatility experienced since August 2007, we incurred losses on our interest rate swaps beginning in the third quarter of 2007 through 2008. In light of our new investment guidelines and the highly volatile securities and credit markets, in 2008 we reduced our utilization of interest rate swaps from $890 million as of December 31, 2007 to $240 million as of December 31, 2008 in an effort to more effectively hedge our interest rate risk. In 2009, we may utilize interest rate caps and/or collars to hedge our interest rate risk. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility. We may also utilize Eurobond and U.S. Treasury futures to hedge the interest rate risk associated with our repurchase obligations. These instruments have the effect of converting our short term borrowings under repurchase agreements into fixed-rate borrowings over the life of the instruments. Based on the daily market value of interest rate swaps, our counterparties may request additional margin collateral, or we may request additional collateral from our counterparties to ensure that an appropriate margin account balance is maintained at all times through the maturity of the interest rate swap contracts.

Liabilities

We have entered into repurchase agreements to finance some of our purchases of Agency RMBS. These agreements are secured by our Agency RMBS and bear interest at rates that have historically moved in close relationship to LIBOR. As of March 31, 2009, we had established 19 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at March 31, 2009 was approximately $0.5 million. As of December 31, 2008, we had established 20 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at December 31, 2008 was approximately $1.6 million. As of December 31, 2007, we had established 20 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at December 31, 2007 was approximately $5.7 million. As of December 31, 2006, we had established 18 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at December 31, 2006 was approximately $4.5 million.

At March 31, 2009, we had approximately $642.9 million of liabilities pursuant to repurchase agreements with seven of our 19 borrowing relationships that had weighted-average borrowing rates of approximately

0.82%, which had maturities of between six and 78 days. We intend to seek to renew these repurchase agreements as they mature under then-applicable borrowing terms of the counterparties to the repurchase agreement. At December 31, 2008, we had approximately $587.5 million of liabilities pursuant to repurchase agreements with six of our 20 borrowing relationships that had weighted-average borrowing rates of approximately 2.44%, which had maturities of between two and 20 days. We intend to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to the repurchase agreements. At December 31, 2007, we had outstanding approximately $1,337.6 million of liabilities pursuant to repurchase agreements with seven of our 20 borrowing relationships that had weighted-average borrowing rates of approximately 5.07%, which had maturities of between three and seven days. At December 31, 2006, we had outstanding approximately $2,306.3 million of liabilities pursuant to repurchase agreements with eight of our 18 borrowing relationships that had weighted-average borrowing rates of approximately 5.3%, which had maturities of between nine and 12 days. At March 31, 2009, December 31, 2008, 2007 and 2006, the repurchase agreements were secured by Agency RMBS with an estimated fair value of approximately $688.4 million, $638.0 million, $1,387.2 million and $2,357.8 million, respectively. The net amount at risk for securities sold under repurchase agreements with counterparties, defined as fair value of investments in securities, plus accrued interest income, minus liabilities due to securities sold under repurchase agreements, plus accrued interest expense, with all counterparties was $41.9 million, $51.8 million, $51.1 million and $52.0 million at March 31, 2009, December 31, 2008, 2007 and 2006, respectively.

Results of Operations

The following is a comparison of the consolidated operating results for Cypress Sharpridge Investments, Inc. for the three months ended March 31, 2009 and 2008, and the years ended December 31, 2008 and 2007, and the period from February 10, 2006 (commencement of operations) to December 31, 2006. Because we only operated our business for a portion of the year ended December 31, 2006, we do not believe that a comparison of our operating results for the year ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006 is indicative of the trends in our performance.

Comparison of the Three Months Ended March 31, 2009 and 2008

Summary.

Our net income (loss) is summarized as follows:

	Three Months Ended March 31,
	2009	2008
Investment income—Interest income(1)	$9,321,345	$20,625,259
Expenses:
Interest expense	1,389,508	10,928,733
Non-Investment expenses	1,562,238	1,052,649

Total expenses	2,951,746	11,981,382

Net investment income	6,369,599	8,643,877
Net realized gain (loss) and unrealized appreciation (depreciation) on investments	6,979,121	(16,122,417)
Net gain (loss) on interest rate swap contracts(2)	(334,544)	(26,967,278)

Net income (loss)	$13,014,176	$(34,445,818)

Net income (loss) per common share (diluted)	$1.71	$(5.26)
Distributions per common share	$—	$—

	Three Months Ended March 31,
	2009	2008

Key Portfolio Statistics*
Average Agency RMBS (3)	$698,837,649	$1,215,305,115
Average securities sold under agreement to repurchase	612,497,196	1,098,982,310
Average net assets	106,214,309	118,482,646
Average yield on Agency RMBS (4)	5.20%	6.21%
Average cost of funds & hedge(5)	2.26%	4.49%
Interest rate spread net of hedge(6)	2.94%	1.72%
Leverage ratio (at period end) (7)	7.0:1	8.8:1

(1) Interest income is made up of the following components:
Interest Income—Agency RMBS	$8,951,983	$18,772,816
Interest Income—CLOs, Structured Notes & Cash Equivalents	369,362	1,852,443
(2) Net gain (loss) on interest rate swap contracts is made up of the following components:
Net swap interest income (expense)	$(2,029,146)	$(1,330,301)
Net realized gain (loss) on termination of swap contracts	—	(29,927,526)
Unrealized appreciation (depreciation) on swap contracts	1,694,602	4,290,549
(3) Our average investment in Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS investments during the period.
(4) Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.

(5) Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average securities sold under agreement to repurchase.

(6) Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(7) Our leverage ratio was calculated by dividing total liabilities by net assets.
*All percentages are annualized.

Net Investment Income.    Net investment income decreased by $2.2 million to $6.4 million for the three months ended March 31, 2009 as compared to $8.6 million for the three months ended March 31, 2008. Net investment income consists of interest income less interest expense and non-investment expenses. The decrease was due to the decrease in the size of the portfolio and our leverage ratio. During the three months ended March 31, 2009 and 2008, our average Agency RMBS portfolio was $698.8 million and $1,215.3 million, respectively. The decrease in the portfolio was a result of the decrease in net assets and a decrease in our leverage ratio. During the three months ended March 31, 2009 and 2008, our average net assets were $106.2 million and $118.5 million, respectively, and our average leverage ratio for these periods was 6.3 to 1 and 12.5 to 1, respectively. However, the decrease was partially offset by the increase in spread between the interest earned on our portfolio and our borrowing costs. For the three months ended March 31, 2009 and 2008, the average yield on Agency RMBS was approximately 5.20% and 6.21%, respectively, and our average cost of funds and hedge was approximately 2.26% and 4.49%, respectively, resulting in interest rate spread of approximately 2.94% and 1.72%, respectively.

Interest Income.    Interest income, which consists of interest income on Agency RMBS, subordinated tranches of CLOs and short term investments and other debt securities, decreased by $11.3 million to $9.3 million for the three months ended March 31, 2009 as compared to $20.6 million for the three months ended March 31, 2008. The change in interest income is primarily related to the decrease in the size of the portfolio discussed above.

Interest Expense.    Interest expense, which consists of interest expense relating to repurchase agreements, decreased by $9.5 million to $1.4 million for the three months ended March 31, 2009 as compared to $10.9 million for the three months ended March 31, 2008, primarily due to the decrease in the size of the portfolio and the decreased borrowing costs discussed above.

Non-Investment Expenses.    Non-investment expenses consist of management fees payable to our Manager in accordance with our management agreement, amortization related to restricted stock and stock options granted to our executive officers, certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager, and our independent directors, directors’ fees and insurance premium expenses for directors and officers insurance and other general and administrative expenses, including legal and accounting fees. For the three months ended March 31, 2009, non-investment expenses totaled $1.6 million as compared to $1.1 million for the three months ended March 31, 2008, respectively. The increase of $0.5 million in 2009 compared to 2008 was primarily due to the increase in related party management compensation of $0.4 million due to the remeasurement of unvested restricted stock in accordance with SFAS 123(R).

Net Gain (Loss) From Investments.    Net gain from investments increased by $49.7 million to $6.6 million for the three months ended March 31, 2009, as compared to a loss of $43.1 million for the three months ended March 31, 2008. The change was primarily due to the change in unrealized appreciation (depreciation) on investments of $5.5 million for the three months ended March 31, 2009 compared to $(11.9) million for the three months ended March 31, 2008 and the change in net gain (loss) on interest rate swap contracts from a loss of $(0.3) million for the three months ended March 31, 2009 compared to a loss of $(27.0) million for the three months ended March 31, 2008.

Subsequent Events.    As of April 30, 2009, we had net assets of approximately $115.2 million with a net asset value per share of approximately $15.02. The increase of approximately $2.9 million in our net assets as compared to our March 31, 2009 reported net assets resulted primarily from (i) our payment in April 2009 of an approximately $4.6 million distribution to our stockholders, (ii) net realized loss upon termination of a swap contract of approximately $10.8 million, the change in unrealized appreciation on swap contracts of approximately $12.2 million and the net swap interest expense of approximately $0.1 million, and (iii) an unrealized gain of approximately $3.9 million relating to the change in fair value of the assets in our portfolio. Additionally, for the period from April 1, 2009 through April 30, 2009, we had net investment income of approximately $2.3 million. As of April 30, 2009, our total assets were approximately $839.9 million, which included total investments of approximately $828.4 million, total liabilities were approximately $724.7 million, which included securities sold under agreements to repurchase of approximately $723.6 million, and our portfolio was levered (as measured by total liabilities to total net assets) approximately 6.3 to 1.

Comparison of the Years Ended December 31, 2008 and 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006

Summary.

Our net income (loss) is summarized as follows:

	Year Ended December 31,
	2008	2007	2006*
Investment income—Interest income(1)	$55,475,822	$135,585,142	$48,067,705
Expenses:
Interest expense	23,980,836	112,995,775	38,716,966
Non-Investment expenses	7,747,884	5,246,895	3,637,531

Total expenses	31,728,720	118,242,670	42,354,497

Net investment income	23,747,102	17,342,472	5,713,208
Net realized gain (loss) and unrealized appreciation (depreciation) on investments	(34,360,594)	(19,725,349)	(5,752,421)
Net gain (loss) on interest rate swap contracts(2)	(28,558,957)	(27,304,395)	1,005,480

Net income (loss)	$(39,172,449)	$(29,687,272)	$966,267

Net income (loss) per common share (diluted)	$(5.48)	$(4.58)	$0.33
Distributions per common share	$1.32	$3.00	$1.98

	Year Ended December 31,
	2008	2007	2006*

Key Portfolio Statistics**
Average Agency RMBS(3)	$897,714,150	$2,147,699,675	$890,543,418
Average securities sold under agreement to repurchase	796,027,700	2,044,976,836	832,746,432
Average net assets	110,261,494	163,990,080	83,355,831
Average yield on Agency RMBS(4)	5.46%	6.03%	5.72%
Average cost of funds & hedge(5)	3.89%	5.38%	5.23%
Interest rate spread net of hedge(6)	1.57%	0.65%	0.49%
Leverage ratio (at period end)(7)	6.1:1	13.3:1	12.8:1

(1) Interest income is made up of the following components:
Interest Income—Agency RMBS	$48,997,293	$129,505,620	$45,184,854
Interest Income—CLOs, Structured Notes & Cash Equivalents	6,478,529	6,079,522	2,882,851
(2) Net gain (loss) on interest rate swap contracts is made up of the following components:
Net swap interest income (expense)	$(6,945,012)	$3,001,870	$75,267
Net realized gain (loss) on termination of swap contracts	(35,118,468)	(3,432,742)	64,733
Unrealized appreciation (depreciation) on swap contracts	13,504,523	(26,873,523)	865,480
(3) Our average investment in Agency RMBS for the period was calculated by averaging the cost basis of our settled Agency RMBS investments during the period.
(4) Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.

(5) Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap interest income (expense), by our average securities sold under agreement to repurchase.

(6) Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(7) Our leverage ratio was calculated by dividing total liabilities by net assets.
*For the period from February 10, 2006 (commencement of operations) to December 31, 2006. **All percentages are annualized.

Net Investment Income.    Net investment income increased by $6.4 million to $23.7 million for the year ended December 31, 2008 as compared to $17.3 million for the year ended December 31, 2007. Net investment income consists of interest income less interest expense and non-investment expenses. The increase was due to the increase in spread between the interest earned on our portfolio and our borrowing costs. For the years ended December 31, 2008 and 2007, the average yield on Agency RMBS was approximately 5.46% and 6.03%, respectively, and our average cost of funds and hedge was approximately 3.89% and 5.38%, respectively. As a result, for the years ended December 31, 2008 and 2007, our interest rate spread net of hedge was approximately 1.57% and 0.65%, respectively. Net investment income for the period from February 10, 2006 (commencement of operations) to December 31, 2006 was $5.7 million. The increase in net investment income of $11.6 million from 2006 to 2007 was primarily related to our higher asset levels in 2007 than in 2006. For the year ended December 31, 2007, our average net assets were $164.0 million compared to $83.4 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006.

Interest Income.    Interest income, which consists of interest income on Agency RMBS, subordinated tranches of CLOs and short term investments and other debt securities, decreased by $80.1 million to $55.5 million for the year ended December 31, 2008. Interest income increased by $87.5 million to $135.6 million for the year ended December 31, 2007 compared to $48.1 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The change in interest income is primarily related to the change in asset levels during each period. Our average net assets were $110.3 million, $164.0 million and $83.4 million for the years ended 2008, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006.

Interest Expense.    Interest expense, which consists of interest expense relating to repurchase agreements, decreased by $89.0 million to $24.0 million for the year ended December 31, 2008, primarily due to the decreased asset levels and decreased borrowing costs discussed above. Interest expense increased by $74.3 million to $113.0 million for the year ended December 31, 2007 compared to $38.7 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The change in interest expense is primarily related to our higher asset levels in 2007 than in 2006.

Non-Investment Expenses.    Non-investment expenses consist of management fees payable to our Manager in accordance with our management agreement, amortization related to restricted stock and stock options granted to our executive officers, certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager, and our independent directors, directors’ fees and insurance premium expenses for directors and officers insurance and other general and administrative expenses, including legal and accounting fees. For the year ended December 31, 2008, non-investment expenses totaled $7.7 million as compared to $5.2 million and $3.6 million for the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006, respectively. The increase of $2.5 million in 2008 compared to 2007 was primarily due to expensing offering costs of $2.3 million. The increase of $1.6 million in 2007 compared to 2006 was primarily related to an increase in our management fee, which is paid as a percentage of our assets, due to our higher asset levels in 2007 than in 2006. For the year ended December 31, 2007, our average net assets were $164.0 million compared to $83.4 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006.

Net Loss from Investments.    Net loss from investments increased by $15.9 million to $62.9 million for the year ended December 31, 2008 as compared to a loss of $47.0 and $4.7 million for the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006, respectively. The change in 2008 as compared to 2007 was primarily due to the change in net realized losses and unrealized depreciation on investments of $34.4 million in 2008 compared to $19.7 million in 2007. During the year ended December 31, 2008, we had a net loss on interest rate swap contracts of $28.6 million compared to a loss of $27.3 million for the year ended December 31, 2007. The increase in 2007 compared to 2006 was related to the realized loss of $18.3 million on the sale of investments largely in connection with deleveraging our portfolio in August 2007 to 9.2 to 1 from 12.8 to 1 at December 31, 2006, and a loss on swap contracts of $27.3 million during the year ended December 31, 2007.

Contractual Obligations and Commitments

As of February 10, 2006, we had entered into a management agreement with our Manager. Pursuant to that agreement, our Manager was entitled to receive a base management fee, incentive compensation and, in certain circumstances, a termination fee and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments.

Effective January 1, 2008, we amended the terms of the management agreement and revised the terms of the base management fee and incentive compensation payable to our Manager. The base management fee is payable monthly in arrears in an amount equal to 1/12th of (a)1.50% of the first $250,000,000 of our net assets, (b) 1.25% of our net assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our net assets that are greater than $500,000,000. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. Our Manager was eligible to receive quarterly incentive compensation in an amount equal to the product of (i) 15% of the dollar amount by which (a) average quarterly net income, before incentive compensation, for the immediately preceding four quarters per share of common stock (based on weighted average number of shares of common stock outstanding for such four quarters) exceeds (b) an amount equal to (1) the weighted average price per share of the common stock in our February 2006, December 2006 and May 2008 private offerings and the price per share of our common stock in any subsequent offerings by us, in each case at the time of issuance thereof multiplied by (2) the greater of (A) 2.00% and (B) 0.50% plus one-fourth of the Ten Year U.S. Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such four quarters.

We and our Manager have agreed that our Manager no longer will be eligible to receive an incentive compensation upon completion of this offering. In addition, our Manager has agreed to waive the payment of any incentive compensation earned prior to the completion of this offering. The only incentive compensation earned by our Manager to date, which was $0.2 million during 2007, was waived by our Manager.

We enter into repurchase agreements to finance some of our purchases of Agency RMBS. As of March 31, 2009 and December 31, 2008, we had outstanding approximately $642.9 million and $587.5 million, respectively, of liabilities pursuant to repurchase agreements that had weighted-average borrowing rates of approximately 0.82% and 2.44%, respectively, and maturities of between six and 78 days and two and 20 days, respectively. As of March 31, 2009 and December 31, 2008, interest payable on our repurchase agreements was $0.5 million and $1.6 million, respectively.

We enter into interest rate swap contracts as a means of mitigating our interest rate risk on forecasted interest expense associated with repurchase agreements for the term of the swap contract. At March 31, 2009 and December 31, 2008, we had the following interest rate swap contracts:

As of March 31, 2009

Expiration Date	Pay Rate	Receive Rate	Notional Amount
May 2010	5.164%	3-Month LIBOR	$240,000,000

As of December 31, 2008

Expiration Date	Pay Rate	Receive Rate	Notional Amount
May 2010	5.164%	3-Month LIBOR	$240,000,000

We enter into certain contracts that contain a variety of indemnification obligations, principally with our Manager, brokers and counterparties to interest rate swap contracts and repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification obligations. As a result, the estimated fair value of these agreements is minimal. Accordingly, we recorded no liabilities for these agreements as of March 31, 2009 and December 31, 2008.

Off-Balance Sheet Arrangements

As of March 31, 2009 and December 31, 2008, 2007 and 2006, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of March 31, 2009, December 31, 2008, 2007 and 2006, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide funding to any such entities.

Liquidity and Capital Resources

We held cash and cash equivalents of $3.1 million, $7.2 million, $0.1 million and $1.0 million at March 31, 2009, December 31, 2008, 2007 and 2006, respectively.

Our operating activities used cash flows of $59.0 million during the three months ended March 31, 2009 primarily through the disposition of investment securities. During such period, we had proceeds from the disposition of investment securities of $51.3 million and proceeds from paydowns of investment securities of

$25.6 million. Our operating activities provided cash flows of $757.5 million during the year ended December 31, 2008 primarily through the disposition of investment securities. During such period, we had proceeds from the disposition of investment securities of $2,972.6 million and proceeds from paydowns of investment securities of $112.6 million. Our operating activities provided cash flows of $984.8 million during the year ended December 31, 2007 primarily through the disposition of investment securities. During such period, we had proceeds from the disposition of investment securities of $3,979.1 million and proceeds from paydowns of investment securities of $443.3 million. Our operating activities used cash flows of $2,483.4 million during the period from February 10, 2006 (commencement of operations) to December 31, 2006 primarily through the purchase of investment securities. During such period, we had proceeds from the disposition of investment securities of $97.7 million and proceeds from paydowns of investment securities of $77.5 million.

Our financing activities provided cash flows of $54.9 million during the three months ended March 31, 2009 primarily from the securities sold under agreement to repurchase of $2,194.5 million and repayments of securities sold under agreement to repurchase of $2,139.2 million. Our financing activities used cash flows of $750.5 million during the year ended December 31, 2008 primarily from the securities sold under agreement to repurchase of $14,152.3 million and repayments of securities sold under agreement to repurchase of $14,902.4 million. Our financing activities used cash flows of $985.7 million during the year ended December 31, 2007 primarily from the securities sold under agreement to repurchase of $34,519.6 million and repayments of securities sold under agreement to repurchase of $35,488.3 million. Our financing activities provided cash flows of $2,484.4 million during the period from February 10, 2006 (commencement of operations) to December 31, 2006, primarily from securities sold under agreement to repurchase of $13,444.8 million and repayments of securities sold under agreement to repurchase of $11,138.5 million.

As of March 31, 2009, our source of funds, excluding our February 2006 private placement, and our December 2006 and May 2008 private offerings, consisted of net proceeds from securities sold under agreements to repurchase totaling $642.9 million, with a weighted-average borrowing rate of 0.82%, which we used to finance the acquisition of mortgage-related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of March 31, 2009, we had established 19 borrowing arrangements with various investment banking firms and other lenders, seven of which were in use. As of December 31, 2008, our source of funds, excluding our February 2006 private placement, and our December 2006 and May 2008 private offerings, consisted of net proceeds from securities sold under agreements to repurchase totaling $587.5 million, with a weighted-average borrowing rate of 2.44%, which we used to finance the acquisition of mortgage-related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of December 31, 2008, we had established 20 borrowing arrangements with various investment banking firms and other lenders, six of which were in use. As of December 31, 2007, our source of funds, excluding our February and December 2006 private offerings, consisted of net proceeds from securities sold under agreements to repurchase totaling $1,337.6 million, with a weighted-average borrowing rate of 5.07%, which we used to finance the acquisition of mortgage-related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of December 31, 2007, we had established 20 borrowing arrangements with various investment banking firms and other lenders, seven of which were in use. As of December 31, 2006, our source of funds, excluding our February and December 2006 private placements, consisted of net proceeds from securities sold under agreements to repurchase totaling $2,306.3 million, with a weighted-average borrowing rate of 5.31%. As of December 31, 2006, we had established 18 borrowing arrangements with various investment banking firms and other lenders, eight of which were in use.

The following tables present certain information regarding our risk exposure on our repurchase agreements as of March 31, 2009, December 31, 2008, 2007 and 2006:

March 31, 2009

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp.	$11,947,344	8
Deutsche Bank Securities, Inc.	6,133,607	9
Goldman Sachs Group, Inc.	11,098,040	15
MF Global, Ltd.	4,468,738	70
Morgan Keegan & Co.	3,294,298	40
Pershing, LLC.	3,097,527	13
South Street Securities LLC.	1,892,790	51

Total	$41,932,344

December 31, 2008

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp.(2)	$13,373,003	10
Deutsche Bank Securities, Inc.	15,064,027	9
Goldman Sachs Group, Inc.	12,893,032	6
MF Global, Ltd.	5,693,697	15
Morgan Keegan & Co.	1,271,593	5
Pershing, LLC.	3,506,859	12

Total	$51,802,211

December 31, 2007

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp.(2).	$4,926,468	3
Barclays Bank PLC	2,570,922	4
JPMorgan, Inc.(3)	21,697,567	3
Deutsche Bank Securities, Inc.	7,536,771	4
Goldman Sachs Group, Inc.	3,322,836	7
HSBC Group, Inc.	8,817,282	6
UBS AG	2,250,768	7

Total	$51,122,614

December 31, 2006

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp.(4)	$15,262,828	10
Barclays Bank PLC	5,122,093	9
JPMorgan, Inc.(3)	15,232,990	8
Citigroup, Inc.	1,091,845	11
Goldman Sachs Group, Inc.	3,676,435	11
HSBC Group, Inc.	5,912,399	12
Lehman Brothers Inc.	4,094,507	12
Morgan Stanley, Inc.	1,561,321	11

Total	$51,954,418

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of securities sold under agreement to repurchase liabilities plus accrued interest expense.
(2)	Formerly Merrill Lynch & Co., acquired by Bank of America Corp., effective January 1, 2009.
(3)	Formerly Bear, Stearns & Co., Inc., acquired by JPMorgan, Inc., effective May 30, 2008.
(4)	Formerly Countrywide Financial Corp., acquired by Bank of America Corp., effective July 1, 2008.

Our repurchase agreements do not include substantive provisions other than those covenants and other customary provisions contained in the standard master repurchase agreement as published by the Bond Market Association (now the Securities Industry and Financial Markets Association). The repurchase agreements generally require us to transfer additional securities to the counterparty in the event the value of the securities then held by the counterparty in the margin account falls below specified levels and contain events of default in cases where we breach our obligations under the agreement. We receive margin calls from our repurchase agreement counterparties from time to time in the ordinary course of business similar to other entities in the specialty finance business. Although the margin calls that we receive in the ordinary course of business from time to time typically are not material to our business, many, if not all, investors in MBS, including Agency RMBS, experienced an unusually high amount of margin calls during early 2008 primarily as a result of the collapse of Bear Stearns and the dislocations in the residential mortgage market at the time. As a result, March 2008 represented one of our most active months in terms of margin calls, and the amount, as a percentage of our net assets, of additional collateral that we were required to post. From March 1, 2008 to March 31, 2008, we received 20 margin calls from our repurchase agreement counterparties requesting that we post an aggregate of approximately $32.9 million in additional collateral with respect to our repurchase agreements. During less volatile months, we experience margin calls in the ordinary course of business and operations. For example, from March 1, 2009 to March 31, 2009 we received four margin calls from our repurchase agreement counterparties requesting that we post an aggregate of approximately $6.7 million in additional collateral with respect to our repurchase agreements. As of March 31, 2009 and December 31, 2008, we had approximately $56.3 million and $40.7 million, respectively, in Agency RMBS, cash and cash equivalents available to satisfy future margin calls. To date, we have maintained sufficient liquidity to meet margin calls, and we have never been unable to satisfy a margin call, although no assurance can be given that we will be able to satisfy requests from our lenders to post additional collateral in the future.

An event of default or termination event under the standard master repurchase agreement would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately.

We have made and intend to continue to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. In order to qualify as a REIT and to avoid federal corporate income tax on the income that we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, on an annual basis. This requirement can impact our liquidity and capital resources.

For our short term (one year or less) and long term liquidity, we also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on our Agency RMBS, as well as any primary securities offerings authorized by our board of directors.

Based on our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of our February and December 2006 and May 2008 private offerings, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated short term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and for general corporate expenses. However, an increase in prepayment rates substantially above our expectations could cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell debt or additional equity securities. If required, the sale of Agency RMBS at prices lower than their carrying value would result in losses and reduced income. As explained more fully below, we have additional capacity to leverage our equity further should the need for additional short term (one year or less) liquidity arise.

Our ability to meet our long term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. This offering will increase our long term capital resources; however, we currently anticipate needing to obtain additional debt financing and equity capital. We may increase our capital resources by obtaining long term credit facilities or making public or private offerings of equity or debt securities, possibly including classes of preferred stock, common stock, commercial paper, medium-term notes, CDOs, collateralized mortgage obligations and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations.

Primarily as a result of the recent significant downturn in the market discussed in “—Trends and Recent Market Impacts,” we reduced our leverage during 2008 and going forward we generally will seek to borrow (on a recourse basis) between 6 and 10 times the amount of our equity. At December 31, 2008, 2007 and 2006, our total liabilities were $603.6 million, $1,752.3 million and $2,311.5 million, respectively, which represented a leverage ratio of approximately 6.1 to 1, 13.3 to 1 and 12.8 to 1, respectively.

Estimated REIT Taxable Income

Estimated REIT taxable income, which is a non-GAAP financial measure, is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net income (loss) to estimated REIT taxable income for the three months ended March 31, 2009, the years ended December 31, 2008 and 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006:

	Three months ended March 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007	Period from February 10, 2006 (commencement of operations) to December 31, 2006
Net income (loss)	$13,014,176	$(39,172,449)	$(29,687,272)	$966,267
Net realized and unrealized loss on investments	(6,644,577)	62,919,551	47,029,744	4,746,941
Related party management compensation	236,092	(135,460)	(414,689)	1,262,346
Estimated book to tax differences in CLOs	771,080	(2,107,512)	889,410	(479,988)
Net swap interest income (expense) and amortization of swap gain (loss)	(5,620,649)	(17,408,690)	2,703,441	75,268
Other	(2,009)	2,219,331	287,996	(8,036)

Estimated REIT taxable income before distributions	1,754,113	6,314,771	20,808,630	6,562,798
Current period distributions	—	(9,474,493)†	(20,068,252)*	(5,780,986)

Current period estimated undistributed REIT taxable income	$1,754,113	$(3,159,722)	$740,378	$781,812

Beginning estimated undistributed REIT taxable income	—	1,522,190	781,812	—
Estimated undistributed REIT taxable income at 3/31/09, 12/31/08, 12/31/07 and 12/31/06, respectively	$1,754,113	$—	$1,522,190	$781,812

Minimum remaining distribution to satisfy the 90% REIT distribution requirement	$1,578,701	$—	—	125,532

†	Includes $1,522,190 from prior year.
*	Includes $781,812 from prior year.

The estimated undistributed taxable income at December 31, 2008 decreased by $151,908 from the amount reported in our audited financial statements for the year ended December 31, 2008. This was the result of the actual amounts received from the issuers of CLOs designated as taxable income differing from the original estimates of taxable income provided by these issuers.

We believe that the presentation of our estimated REIT taxable income is useful to investors because it demonstrates to investors the minimum amount of distributions that we must make to maintain our qualification as a REIT. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to qualify as a REIT, we do not expect that the amount of distributions that we make will necessarily be correlated with our estimated REIT taxable income. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, we do not consider estimated REIT taxable income to be a reliable measure of our liquidity, although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of our financial performance over any period, and our presentation of estimated REIT taxable income may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for our GAAP net income as a measure of our financial performance or any measure of our liquidity under GAAP.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based in part on our REIT taxable income as calculated according to the requirements of the Internal Revenue Code; in each case, our activities and balance sheet are measured with reference to fair value without considering inflation.

Recent Accounting Pronouncements

In February 2008, the FASB issued FASB Staff Position 140-3 (“FSP 140-3”) relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. We have evaluated such assets based on the criteria set forth in FSP 140-3 and have determined the transactions should not be considered linked and therefore we should continue to record such assets and the related financing on a gross basis in the consolidated statements of assets and liabilities, and the corresponding interest income and interest expense in our consolidated statements of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, or SFAS No. 161. SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instrument and related hedged items affect a company’s financial position, financial performance and cash flows. Management adopted SFAS No. 161 on January 1, 2009 and expanded our disclosures included in our consolidated financial statements.

On October 10, 2008, FASB issued FASB Staff Position 157-3 (“FSP 157-3”), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, in response to the deterioration of the credit markets. FSP 157-3 provides guidance clarifying how SFAS 157 should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example that applies the objectives and framework of SFAS 157, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data does not exist. It further clarifies how observable market information and market quotes should be considered when measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. FSP 157-3 is effective upon issuance including prior periods for which financial statement have not been issued. FSP 157-3 does not have a material effect on the fair value of our assets as we intend to continue to hold assets that can be valued via level 1 and level 2 criteria, as defined under SFAS 157.

On April 9, 2009 the FASB issued FASB Staff Position 157-4 (“FSP 157-4”), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, to provide additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 will be effective for interim and annual periods ending after June 15, 2009. Management is currently evaluating the effects the FSP will have on our consolidated financial statements.

On April 9, 2009, the FASB issued FASB Staff Position 107-1 (“FSP 107-1”), Interim Disclosures about Fair Value of Financial Instruments, to increase the frequency of disclosures about fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position subject to the scope of FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments. FSP 107-1 will be effective for interim and annual periods ending after June 15, 2009. Management is currently evaluating the effects the FSP will have on our disclosures included in our interim consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of March 31, 2009, December 31, 2008, 2007 and 2006, the primary component of our market risk was interest rate risk, as described below. While we do not seek to avoid risk completely, we do believe that risk can be quantified from historical experience and seek to actively manage risk, to earn sufficient compensation to justify taking risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

We are subject to interest rate risk in connection with our investments in Agency RMBS collateralized by ARMs, hybrid ARMs and fixed rate mortgage loans and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates. We seek to mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

Effect on Net Investment Income.    We fund our investments in long term Agency RMBS collateralized by ARMs, hybrid ARMs and fixed rate mortgage loans with short term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those Agency RMBS tend to increase while the income earned on such Agency RMBS (during the fixed rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses.

We are a party to the interest rate swap contracts listed below as of March 31, 2009, December 31, 2008 and 2007:

March 31, 2009

Expiration Date	Notional Amount	Fair Value
May 2010	$240,000,000	$(10,808,918)

December 31, 2008

Expiration Date	Notional Amount	Fair Value
May 2010	$240,000,000	$(12,503,520)

December 31, 2007

Expiration Date	Notional Amount	Fair Value
May 2010	$240,000,000	$(7,120,645)
June 2010	160,000,000	(5,899,716)
October 2010	365,000,000	(9,541,325)
October 2012	125,000,000	(3,446,357)

	$890,000,000	$(26,008,043)

Hedging techniques are partly based on assumed levels of prepayments of our Agency RMBS. If prepayments are slower or faster than assumed, the life of the Agency RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions.

We invest in Agency RMBS collateralized by ARMs which are based on mortgages whose coupon rates reset monthly based on the MTA. However, our borrowing costs pursuant to our repurchase agreements are generally based on one month LIBOR, which may change more quickly than the MTA index. Hence, in a rapidly rising interest rate environment, we would expect our net interest margin to decrease, temporarily. In a falling interest rate environment, we would expect our net interest margin to rise. For a discussion of the effects of interest rate changes on our Agency RMBS collateralized by hybrid ARMs and fixed-rate mortgages, see “—Extension Risk.”

Effect on Fair Value.    Another component of interest rate risk is the effect changes in interest rates will have on the fair value of our assets. We face the risk that the fair value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various third-party financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

Extension Risk.    We invest in Agency RMBS collateralized by hybrid ARMs, which have interest rates that are fixed for the first few years of the loan (typically three, five, seven or 10 years) and thereafter reset periodically on the same basis as Agency RMBS collateralized by ARMs. We compute the projected weighted-average life of our Agency RMBS collateralized by hybrid ARMs based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when Agency RMBS collateralized by fixed rate or hybrid ARMs is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated weighted-average life of the fixed rate portion of the related Agency RMBS. This strategy is designed to protect us from rising interest rates by fixing our borrowing costs for the duration of the fixed rate period of the collateral underlying the related Agency RMBS.

We have structured our swaps to expire in conjunction with the estimated weighted average life of the fixed period of the mortgages underlying our Agency RMBS portfolio. However, in a rising interest rate environment, the weighted average life of the fixed rate mortgages underlying our Agency RMBS could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the term of the hedging instrument while the income earned on the remaining Agency RMBS would remain fixed for a period of time. This situation may also cause the market value of our Agency RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Interest Rate Cap Risk.    Both the ARMs and hybrid ARMs that collateralize our Agency RMBS are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, the interest costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our Agency RMBS would effectively be limited by caps. This problem will be magnified to the extent that we acquire Agency RMBS that are collateralized by hybrid ARMs that are not fully indexed. In addition, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our Agency RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net investment income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk.    We intend to fund a substantial portion of our acquisitions of Agency RMBS with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the Agency RMBS. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our Agency RMBS and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results reflected herein.

Prepayment Risk

Prepayments are the full or partial repayment of principal prior to the original contractual maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing Agency RMBS generally increase when prevailing mortgage interest rates fall. In addition, prepayment rates on Agency RMBS collateralized by ARMs and hybrid ARMs generally increase when the difference between long term and short term interest rates declines or becomes negative. Some ARMs underlying our Agency RMBS may bear initial teaser mortgage interest rates that are lower than their fully-indexed rates, which refers to the applicable index rates plus a margin. In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related Agency RMBS would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the Agency RMBS. We currently do not own any Agency RMBS collateralized by ARMs with teaser mortgage interest rates. Additionally, we currently own Agency RMBS that were purchased at a premium. The prepayment of such Agency RMBS at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount.

Effect on Market Value and Net Investment Income

Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets and our net investment income. We face the risk that the market value of our assets and net investment income will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

The following sensitivity analysis table shows the estimated impact on the market value and net investment income of our interest rate-sensitive investments and repurchase agreement liabilities at March 31, 2009, December 31, 2008 and 2007, assuming a static portfolio and that rates instantaneously fall 25, 50 and 75 basis points and rise 25, 50 and 75 basis points.

March 31, 2009

Change in Interest Rates	Projected Change in the Market Value of Our Assets	Projected Change in Our Net Investment Income
- 75 basis points	0.45%	7.35%
- 50 basis points	0.30%	5.42%
- 25 basis points	0.19%	4.94%
No Change	0.00%	0.00%
+ 25 basis points	-0.03%	-4.67%
+ 50 basis points	-0.17%	-9.47%
+ 75 basis points	-0.36%	-14.28%

December 31, 2008

Change in Interest Rates	Projected Change in the Market Value of Our Assets	Projected Change in Our Net Investment Income
- 75 basis points	0.45%	9.15%
- 50 basis points	0.29%	6.29%
- 25 basis points	0.14%	3.25%
No Change	0.00%	0.00%
+ 25 basis points	-0.25%	-3.47%
+ 50 basis points	-0.35%	-7.19%
+ 75 basis points	-0.61%	-11.19%

December 31, 2007

Change in Interest Rates	Projected Change in the Market Value of Our Assets	Projected Change in Our Net Investment Income
- 75 basis points	0.86%	12.10%
- 50 basis points	0.64%	8.03%
- 25 basis points	0.37%	3.95%
No Change	0.00%	0.00%
+ 25 basis points	-0.34%	-4.20%
+ 50 basis points	-0.81%	-8.28%
+ 75 basis points	-1.34%	-12.36%

While the charts above reflect the estimated immediate impact of interest rate increases and decreases on a static portfolio, we rebalance our portfolio from time to time either to take advantage or minimize the impact of changes in interest rates. Additionally, the effects of interest rate changes on our portfolio illustrated in the above chart does not take into account the effect that our hedging instruments, mainly interest rate swaps, would have on the market value of our portfolio, but does take into account the effect that our hedging instruments, mainly interest rate swaps, would have on our net investment income. Generally, our interest rate swaps reset in the quarter following changes in interest rates. It is important to note that the impact of changing interest rates on market value and net investment income can change significantly when interest rates change beyond 75 basis points from current levels. Therefore, the volatility in the market value of our assets could increase significantly when interest rates change beyond 75 basis points. In addition, other factors impact the market value of and net investment income from our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the market value of our assets and our net investment income would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

Risk Management

Our board of directors exercises its oversight of risk management principally through its Risk Management Committee. The Risk Management Committee oversees our senior management’s and our Manager’s risk-related responsibilities, including reviewing management policies and performance against these policies and related benchmarks.

As part of our risk management process, our Manager seeks to actively manage the interest rate, liquidity and prepayment risks associated with our Agency RMBS portfolio. Our Manager seeks to mitigate our interest rate risk exposure by entering into various hedging instruments in order to minimize our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs. See “Business—Hedging Strategy.”

Our Manager seeks to mitigate our liquidity risks by monitoring our liquidity position on a daily basis and maintaining a prudent level of leverage, which we currently consider to be between 6 and 10 times the amount of net assets in our overall portfolio, based on current market conditions and various other factors, including the health of the financial institutions that lend to us under our repurchase agreements and the presence of special liquidity programs provided by domestic and foreign central banks. As of April 30, 2009, our portfolio was leveraged (as measured by total liabilities to net assets) approximately 6.3 to 1. To date, we have been able to satisfy all margin call requirements of our repurchase agreement counterparties.

Our Manager seeks to mitigate our prepayment risk by investing in Agency RMBS with (i) a variety of prepayment characteristics, (ii) prepayment prohibitions and penalties and (iii) prepayment protections, as well as by balancing Agency RMBS purchased at a premium with Agency RMBS purchased at a discount.

BUSINESS

Our Company

We are a specialty finance company created with the objective of achieving consistent risk-adjusted investment income. We are currently managed and advised by Cypress Sharpridge Advisors LLC. We have elected to be taxed as a REIT for federal income tax purposes. We completed our initial private equity offering in February 2006 and two additional private equity offerings in December 2006 and May 2008, raising net proceeds of $78.0 million, $105.8 million and $14.0 million, respectively. Our strategy is to invest exclusively in Agency RMBS, which comprised approximately 99.6% of the approximately $828.4 million of assets in our portfolio as of April 30, 2009. A small portion of our current total assets consist of subordinated tranches of CLOs and structured notes, the fair values of which in the aggregate comprised approximately 0.4% of the assets in our portfolio as of April 30, 2009.

We conduct all of our business through and hold all of our assets in Cypress Sharpridge Investments, Inc. We currently have one TRS, Sharpridge TRS, Inc., which holds a 19% non-voting limited partnership interest in Sharpridge but does not conduct any other business.

We earn investment income from our investment portfolio, and we use leverage to seek to enhance our returns. Our net investment income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of net investment income we earn on our investments depends in part on our ability to control our financing costs, which comprise a significant portion of our operating expenses. Although we leverage our portfolio investments in Agency RMBS to seek to enhance our potential returns, leverage also may exacerbate losses.

While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates, as there are practical limitations on our ability to insulate our portfolio from all potential negative consequences associated with changes in short term interest rates in a manner that will allow us to seek attractive spreads on our portfolio.

Our Portfolio

Agency RMBS are whole-pool residential mortgage pass-through securities, the principal and interest of which is guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. As of April 30, 2009, our mortgage portfolio consisted of $154.7 million of Agency RMBS backed by monthly reset ARMs. The underlying mortgages in these securities have prepayment penalties and coupon rates that reset monthly based on the twelve-month moving average of the one-year constant maturity U.S. Treasury rate. As of April 30, 2009, we also held $549.8 million of Agency RMBS backed by three-, five- and seven-year hybrid ARMs that have a fixed coupon for three, five and seven years, respectively, and then pay an adjustable coupon that resets annually. As of April 30, 2009, we also held $120.9 million of Agency RMBS backed by fixed rate mortgages. We also held $0.5 million of structured notes as of April 30, 2009, where the underlying collateral consisted of non-Agency residential mortgages. Lastly, as of April 30, 2009, we held $2.5 million of CLO equity where the underlying collateral consisted of secured corporate debt. In 2008, our board of directors amended our current investment guidelines to require that we seek to dispose of our CLOs and structured notes at reasonable prices. We are not required, however, to sell these securities. During 2008, we sold one CLO for approximately $1.1 million and did not sell any structured notes. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets. As of April 30, 2009, our cash and other reserves consisted of cash and Agency RMBS.

The following table is our portfolio as of April 30, 2009:

Fixed Income Securities—100.0%(d)

	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS—99.6%(d)
Fannie Mae Pools—78.0%(d)
3.975%, due 5/1/2034(a)(b)	$8,253,351	$8,459,685
3.988%, due 4/1/2036(a)(b)	42,994,435	43,746,837
3.989%, due 10/1/2036(a)(b)	35,816,200	36,442,984
3.992%, due 6/1/2036(a)(b)	35,921,611	36,550,240
4.002%, due 7/1/2036(a)(b)	37,278,677	37,936,878
4.079%, due 8/1/2033(a)(b)	8,263,433	8,490,678
4.498%, due 1/1/2035(a)(b)	39,511,376	40,550,526
4.566%, due 4/1/2035(a)(b)	11,237,030	11,579,760
4.571%, due 8/1/2037(a)(b)	28,057,274	28,776,242
4.627%, due 3/1/2034(a)(b)	45,974,711	47,151,664
4.833%, due 9/1/2034(a)(b)	30,977,771	31,713,493
5.25%, due 3/1/2038(a)(b)	31,462,158	32,691,149
5.5%, due 9/1/2023(a)	61,256,675	63,754,799
5.587%, due 11/1/2037(a)(b)	8,186,945	8,537,346
5.888%, due 8/1/2037(a)(b)	55,333,900	57,857,125
5.945%, due 11/1/2036(a)(b)	34,483,052	36,008,237
5.977%, due 12/1/2036(a)(b)	37,230,557	38,905,932
6%, due 4/1/2038(a)	29,165,226	30,491,332
6%, due 5/1/2037(a)	16,315,527	16,932,458
6.102%, due 5/1/2037(a)(b)	27,912,946	29,300,220

Total Fannie Mae Pools		645,877,585

Freddie Mac Pools—21.6%(d)
4.235%, due 4/1/2035(a)(b)	11,929,094	12,242,233
4.788%, due 12/1/2038(a)(b)	13,806,206	14,282,520
4.988%, due 5/1/2038(a)(b)	47,027,534	48,732,282
5.5%, due 9/1/2023	9,346,567	9,732,113
5.775%, due 11/1/2036(a)(b)	44,985,374	46,826,963
5.97%, due 10/1/2037(a)(b)	40,077,799	41,993,517
5.975%, due 1/1/2036(b)	5,467,254	5,665,442

Total Freddie Mac Pools		179,475,070

Total Mortgage Pass-Through Agency RMBS (cost—$811,254,369)		825,352,655

	Face Amount	Fair Value	Default Rate (g)	Rating (h)
Collateralized Loan Obligation Securities—0.3%(d)
AMMC CLO V, LTD(c)(f)	$2,249,000	$89,960	6.8%	N/A
AMMC CLO VII, LTD(c)(f)	3,900,000	19,500	7.9%	N/A
ARES VIR CLO, LTD(c)(f)	3,775,000	151,000	2.8%	N/A
AVENUE CLO V, LTD(c)(f)	2,000,000	10,000	7.2%	N/A
BALLYROCK CLO 2006-2, LTD(c)(f)	4,270,000	21,350	3.7%	N/A
CARLYLE HIGH YIELD PARTNERS VIII, LTD(c)	3,000,000	30,000	3.1%	N/A
EATON VANCE CDO IX, LTD(c)(f)	2,500,000	100,000	1.5%	N/A
FLAGSHIP CLO V, LTD(c)	3,750,000	18,750	7.2%	N/A
PRIMUS CLO I, LTD(c)(f)	2,500,000	100,000	0.4%	N/A
START III CLO, LTD(c)	3,000,000	1,950,000	0.0%	N/A
TRIMARAN CLO VII, LTD(c)	2,000,000	50,000	2.5%	N/A

Total Collateralized Loan Obligation Securities (cost—$28,346,715)		2,540,560

	Face Amount	Fair Value	Default Rate (g)	Rating (h)
Structured Notes—0.1%(d)
RESIX 2006-B B9, 6.451%, due 7/15/2038(b)(c)	$1,857,705	$111,462	N/A	CCC
RESIX 2006-B B10, 7.951%, due 7/15/2038(b)(c)	1,857,705	92,885	N/A	CC
RESIX 2006-C B11, 7.701%, due 7/15/2038(b)(c)	993,568	29,807	N/A	CC
RESIX 2007-A B11, 6.951%, due 2/15/2039(b)(c)	4,433,475	133,004	N/A	CC
RESIX 2007-B B11, 8.951%, due 4/15/2039(b)(c)	3,515,864	105,476	N/A	CC

Total Structured Notes (cost—$12,664,872)		472,634

Total Investment in Securities (cost—$852,265,956)		$828,365,849

Unrealized Appreciation on Interest Rate Swap Contracts—0.2%(d)
(Notional $240,000,000 (cost, $0))		$1,414,410

Investment in Affiliate—
Sharpridge Capital Management, L.P.(e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase and interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at April 30, 2009.

(c)

Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At April 30, 2009, the value of these securities amounted to $3,013,194, or 0.4% of total investments.

(d)	Percentage of total investments.

(e)	19% non-voting limited partnership interest, no value has been ascribed.

(f)	Non-income producing security - Issuer has missed last payment.

(g)	Amount provided by the issuers. An “N/A” indicates the issuer has not provided a default rate.

(h)	Rated by Standard & Poor’s.

Subordinated Tranches of CLOs.    A small portion of our total assets are subordinated tranches, which include non-investment grade and unrated tranches, of CLOs that we acquired in the secondary market and selected primary issuances. Currently all of our investments in this asset class are in CLOs collateralized primarily by corporate leveraged loans and to a lesser extent by corporate debt securities, some of which are non-investment grade.

Most of the corporate leveraged loans and corporate debt securities which collateralize the CLOs in which we have invested have an explicit rating from one or more nationally recognized statistical rating agencies. The majority of these leveraged loans and corporate debt securities are considered “non-investment grade” due to their rating of between Ba1 and B3 by Moody’s Investors Services, Inc., or Moody’s, and between BB+ and B- by Standard & Poor’s Ratings Service, or Standard & Poor’s. We have not leveraged, nor do we intend to leverage our investments in subordinated tranches of CLOs.

Structured Notes.    Structured notes are securities packaged and issued by major financial institutions. The notes have some similar characteristics to a plain debt instrument such as commercial paper, medium-term notes, or certificates of deposit, or CDs. Instead of paying a fixed interest rate over time and repaying par at maturity, structured notes index the coupon, the principal, or both to virtually anything with a trading market. The indexing may be to a designated mortgage pool, interest rate spreads, stock market indices or the price of a security completely unrelated to the transaction. We have not leveraged, nor do we intend to leverage, our investments in structured notes.

TBA Contracts.    We have utilized, and may utilize in the future, TBAs in order to invest in Agency RMBS. Pursuant to these TBAs, we agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

Our Manager

General.    We are currently externally managed and advised by Cypress Sharpridge Advisors LLC, a joint venture between affiliates of The Cypress Group and Sharpridge Capital Management, L.P., pursuant to a management agreement. Our Manager was formed in Delaware in January 2006. All of our executive officers are employees of Sharpridge. The executive offices of our Manager are located at 65 East 55th Street, New York, NY 10022 and the telephone number of our Manager’s executive offices is (212) 705-0160.

Pursuant to the terms of the management agreement, our Manager provides us with our management team, including a chief executive officer and chief financial officer (each of whom also serves as an officer of our Manager), along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets and operations. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. Our Manager has access to the employees and other resources of both Sharpridge and Cypress on a non-exclusive basis. Our Manager does not provide management services to any other entities, and it has agreed that it and any entity controlled or under common control by it will refrain from raising, advising or sponsoring any new REIT that invests primarily in domestic MBS without the prior approval of the independent members of our board of directors; provided, however, that a portfolio company of any private equity fund controlled by Cypress shall be deemed not to be an entity under common control with our Manager for this purpose.

We do not have any employees of our own, and we do not pay any of our officers’ cash compensation. Instead, we pay our Manager a base management fee pursuant to the terms of the management agreement and reimburse certain expenses of our Manager and its sub-advisors.

As of April 30, 2009, our executive officers and directors, and certain officers and employees of our Manager and its sub-advisors and other affiliates, including investment vehicles with respect to which individuals related to Cypress and Sharpridge have an ownership interest, beneficially own an aggregate of 708,373 shares of our common stock, representing approximately 4.2% of our shares of common stock outstanding immediately after completion of this offering.

Internalization Plans.    We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. We, our Manager and its sub-advisors have been analyzing with counsel and other advisors and have commenced preliminary discussions to determine an appropriate structure to complete an internalization of our management. As a result of the preliminary analysis, we expect that to complete a transaction that is in the best interests of our stockholders, we will, among other things, terminate the management agreement with our Manager and the sub-advisory agreements with Sharpridge and Cypress, hire the employees of Sharpridge and maintain a relationship with Cypress. As a result of the discussions we have had with our Manager and its sub-advisors regarding the internalization of our management, we have amended our management agreement to provide that we will not pay our Manager a termination fee in connection with, and that the management agreement will terminate upon, the internalization of our management. We anticipate that an acceptable transaction to internalize our management will provide for consideration to be paid by us to (i) acquire the equity interests of the Manager or its sub-advisors or (ii) acquire the assets and assume the liabilities of our Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We do not expect that this consideration will exceed $750,000. Ultimately, to complete an internalization transaction that is in the best interests of our stockholders, our independent directors and our Manager will have to negotiate and reach mutually acceptable agreements, which may include purchase agreements and employment agreements. Finalization of these agreements is subject to the resolution of various regulatory, legal and tax considerations for all of the interested parties. We expect that completing appropriate due diligence and negotiating the applicable agreements may be time consuming and complex. Accordingly, we cannot assure you that we will be able to complete a transaction to internalize our management, or when, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors, or whether we will be able to retain all of Sharpridge’s employees or maintain a relationship with Cypress.

Sharpridge Capital Management, L.P.

Sharpridge was founded in January 2005 by Kevin E. Grant, our chief executive officer and president and the chairman of the board of directors. Mr. Grant is the sole member of the general partner of Sharpridge. Sharpridge owns an interest in and serves as the primary sub-advisor to our Manager, overseeing all of our day-to-day operations and actively managing our investment portfolio. As of April 30, 2009, Sharpridge had 9 employees and approximately $828.4 million of total portfolio assets under management, all of which consisted of our assets. Immediately after completion of this offering, affiliates of Sharpridge will beneficially own an aggregate of 245,343 shares of our common stock, including restricted stock, or approximately 1.5% of the shares of our common stock outstanding immediately after completion of this offering.

Prior to founding Sharpridge, Mr. Grant was a senior portfolio manager and a member of the Aggregate Bond Team at Fidelity Investments, with direct responsibility for over $25 billion of fixed income assets across 19 separate accounts. At Fidelity, Mr. Grant invested in many types of fixed income investments, ranging from government bonds to below investment grade corporate securities. Over the course of his career at Fidelity, Mr. Grant had responsibility for managing fixed income funds including Fidelity’s Mortgage Securities Fund, Investment Grade Bond Fund, Intermediate Bond Fund, Total Bond Fund, and Advisor Mortgage Securities Fund. In addition, Mr. Grant had responsibility for the fixed income component of certain Fidelity balanced funds, including the Strategic Income Fund, Puritan Fund and Fidelity Balanced Fund. Mr. Grant also managed separate accounts for pension plan sponsors, insurance companies and other institutional clients.

Ownership of Sharpridge Capital Management, L.P.

Concurrent with our initial capitalization, we acquired a 19% non-voting limited partnership interest in Sharpridge, which is held by our wholly-owned domestic TRS, Sharpridge TRS, Inc. Our 19% non-voting limited partnership interest in Sharpridge entitles us to receive distributions and allocations at the close of each accounting period (as defined in the Sharpridge Capital Management, L.P. limited partnership agreement) based on our percentage interest, excluding amounts attributable to Sharpridge’s invested capital. Under the terms of the Sharpridge limited partnership agreement, our interest in Sharpridge may not be transferred without the prior written consent of the Sharpridge general partner. See “Risk Factors—Risks Related to Our Organization and Structure—We may not realize a return on the 19% non-voting limited partnership interest that we hold in Sharpridge.”

The Cypress Group

Cypress, founded in 1994, owns an interest in and serves as a sub-advisor to our Manager. Cypress is a financial sponsor of leveraged buyouts and other private equity transactions for growth-oriented, middle-market companies. Cypress is organized by industry sector, focusing on the financial services, healthcare, consumer, general industrial, automotive, aerospace, media and leisure industries. Since 1989, Cypress professionals have invested over $4 billion of equity capital in 32 separate investments with an aggregate transaction value of over $22 billion. Cypress professionals have led private equity investments in companies including Affinia Group Inc., Catlin Group Limited, Cinemark USA, Inc., Communications & Power Industries, Inc., Cooper-Standard Automotive Inc., Financial Guaranty Insurance Corporation, Illinois Central Corporation, Infinity Broadcasting Corporation, K&F Industries, Inc., Lear Corporation, Loral Corporation, The Meow Mix Company,

Montpelier Re Holdings, Ltd., Parisian, Inc., R.P. Scherer Corporation, Scottish Re Group Limited, WESCO International, Inc. and Williams Scotsman, Inc. As of April 30, 2009, Cypress had 13 employees. Immediately after completion of this offering, affiliates of Cypress will beneficially own an aggregate of 469,078 shares of our common stock, including restricted stock, or approximately 2.8% of the shares of our common stock outstanding immediately after completion of this offering.

Competitive Strengths

We believe that our competitive strengths include:

Focused Investment Strategy

We believe our investment strategy of acquiring Agency RMBS exclusively, combined with our financing strategy, will provide our stockholders with attractive risk-adjusted investment income. We further believe our defined investment strategy allows our Manager to focus on interest rate risk management rather than credit risk management and utilize its expertise in this area. We also believe our investment strategy provides us with opportunities to generate stable investment income without incurring material credit risk even when the spread between long term interest rates and short term interest rates is relatively narrow and mortgage default rates are increasing.

Existing Funding Relationships

We have established repurchase financing relationships with 19 financial institutions and believe these relationships will enable us to expeditiously invest the net proceeds from this offering in accordance with our investing and financing strategies.

Experienced Manager and Ability to Navigate Through Different Market Environments

Our Manager’s investment team has experience managing assets through the various interest rate and credit cycles since the early 1980s, and has the proven ability to generate risk-adjusted investment income in various interest rate and credit environments. We believe that our Manager’s experienced investment team provides us with a competitive advantage relative to companies that have management teams with less experience. Our Chief Executive Officer, Kevin E. Grant, was a senior portfolio manager and member of the Aggregate Bond Team at Fidelity Investments from 1993 to 2005, where he was responsible, both directly and indirectly, for the management of fixed income assets including the Mortgage Securities Fund, the Investment Grade Bond Fund, the Total Bond Fund, the fixed income portion of the Fidelity Puritan Fund and the Strategic Income Fund. Our Manager’s investment team consists of highly experienced fixed income portfolio managers who average more than 20 years of experience in the fields of MBS, structured finance and corporate finance, providing us with significant experience in key areas of our business. Each member of our management team has a demonstrated track record in his or her relevant area of responsibility.

Investment Committee and Board of Directors with Significant Relevant Experience

We believe that our board of directors and our Manager’s investment committee provide us with a competitive advantage through their experience in fixed income and equity investing, corporate management and financial advisory services. The members of our Manager’s investment committee, which provides oversight to our investing activities, have on average approximately 30 years of investing experience in both the debt and equity markets. In addition, members of our Manager’s investment committee and our board of directors have significant experience in risk management for financial services companies and investment portfolios.

Strong Alignment of Interests

We believe the interests of our Manager and our management team are strongly aligned with our interests. As of April 30, 2009, our directors and executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates beneficially owned an aggregate of 708,373 shares of our common stock

(including 449,217 shares owned as a result of purchases of common stock in our February and December 2006 offerings), including restricted stock, representing approximately 4.2% of the shares of our common stock that will be outstanding immediately after completion of this offering.

Affiliation with The Cypress Group

We believe our Manager’s access to the resources and expertise of Cypress is a significant competitive strength. Our Manager has access to Cypress’ team of private equity professionals, which provides them with access to their significant industry experience, network of relationships with industry executives and knowledge of transaction structuring. Cypress also has extensive relationships with major commercial and investment banking firms that we believe provides our Manager with access to information, investment opportunities and capital markets expertise.

Our Investment Strategy

We invest exclusively in Agency RMBS collateralized by either adjustable-rate single-family residential mortgage loans, or ARMs, with interest rates that reset monthly, hybrid ARMs that typically have a coupon rate that is fixed for an initial period (typically three, five seven or ten years) and thereafter resets at regular intervals, or fixed rate single-family residential mortgage loans. We rely on our Manager’s expertise in identifying Agency RMBS for investment. Our Manager makes investment decisions based on various factors, including, but not limited to, relative value, expected cash yield and supply and demand, costs of hedging, costs of financing, liquidity, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors when we consider these types of investments is likely to vary depending on market conditions and economic trends. We believe that this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles, and provide attractive long term returns to investors.

Our investment strategy is designed to:

•	build an investment portfolio consisting exclusively of Agency RMBS that seeks to generate attractive risk-adjusted investment income;

•	manage financing, interest and prepayment rate risks;

•	capitalize on discrepancies in the relative valuations in the Agency RMBS market;

•	manage cash flow so as to provide for regular quarterly distributions to stockholders;

•	limit credit risk;

•	minimize the impact that changing interest rates have on our net investment income;

•	cause us to qualify as a REIT; and

•	cause us to remain exempt from the registration requirements of the Investment Company Act.

We believe that the current market and interest rate environment offer significant investment opportunities and that our investment strategy is suited to this environment because:

•	the current relative spread differential between Agency RMBS and U.S. Treasury securities is attractive; and

•

the overall weakness in the housing industry and the declining trend of many economic indicators has led to a period of low short term interest rates, which generally increases our net interest margin.

Our income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We believe that the best approach to generate a positive net spread is to manage our liabilities to mirror, as often as possible, the interest rate risks of our investments. To seek to achieve this result, we employ short term financing for our Agency RMBS portfolio in combination with interest rate swaps to hedge the interest rate risk associated with the financing of our portfolio. In the future, we may, subject to maintaining our REIT qualification, also employ other hedging techniques from time to time, including interest rate caps and floors and Eurobond and U.S. Treasury futures to protect against adverse interest rate movements. However, as a result of the credit market volatility experienced since August 2007, we incurred losses on our interest rate swaps beginning in the third quarter of 2007 through 2008. We have not, nor do we intend to, lever or borrow against our subordinated tranches of CLOs or structured notes.

Because our investments vary in interest rate, prepayment speed and maturity, the leverage or borrowings that we employ to fund our asset purchases are not exactly matched to the terms or performance of our assets. Based on our experience, because our assets are not match funded, such assets’ market prices change more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short term interest rates, may significantly influence our reported net income. Decreases in these rates will tend to increase our net income and the market value of our assets. Increases in these rates will tend to decrease our net income and the market value of our assets and could possibly result in reported operating losses. Our approach to managing our investment portfolio is to take a longer term view of assets and liabilities, such that our reported earnings and mark-to-market valuations at the end of a financial reporting period will not significantly influence our strategy of maximizing cash distributions to stockholders over the long term.

Investment Sourcing

Our Manager sources the majority of our investments through its relationships with a large and diverse group of financial intermediaries, ranging from major commercial and investment banks to specialty investment dealers and brokerage firms.

Investment Process

Our Manager evaluates each one of our investment opportunities based on its expected risk-adjusted investment income relative to the investment income available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to our comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio.

The key steps of our investment process are summarized below:

•	allocation of our capital to the attractive types of Agency RMBS;

•	review of asset allocation plan for overall risk management and diversification;

•	research and selection of individual securities and financing (leverage) strategies;

•	active portfolio monitoring within asset classes, together with ongoing risk management (hedging) and periodic rebalancing, to maximize total returns; and

•	consideration of the impact on maintaining our REIT qualification and our exemption from registration under the Investment Company Act.

Financing Strategy

We use leverage in order to finance certain of our Agency RMBS assets and to seek to increase potential returns to our stockholders. Our use of leverage may, however, also have the effect of increasing losses when securities in our portfolio decline in value. Our target leverage is in the range of approximately 6 to 10 times the amount of our equity. The amount of leverage we incur may vary from time to time depending on market conditions and other factors that our Manager deems relevant. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee have the discretion, without the need for further approval by our board of directors, to increase or decrease the amount of leverage employed. As of April 30, 2009, our portfolio was leveraged (as measured by total liabilities to net assets) approximately 6.3 to 1.

We currently and intend to continue to finance our Agency RMBS investments on a non-term financing basis using a diversified approach involving repurchase agreements with multiple commercial and investment banks. Using repurchase agreements, we are able to borrow against the value of our assets. Under these agreements, we sell our assets to a counterparty and agree to repurchase the same assets from the counterparty at a price equal to the original sales price plus an interest factor. If the market value of the securities sold by us to a counterparty declines in value, we may be required by the counterparty to provide additional collateral, which is commonly referred to as a margin call. These repurchase agreements are accounted for as debt for purposes of GAAP and secured by the underlying assets. During the period of a repurchase agreement, we earn the principal and interest on the related assets.

Our repurchase agreement counterparties are commercial and investment banks with whom we have or expect to have agreements in place that cover the terms of our transactions. We maintain formal relationships with multiple counterparties for the purpose of obtaining financing on favorable terms. As of April 30, 2009, we had repurchase agreements in place with 19 different counterparties with aggregate indebtedness outstanding of $723.6 million, or approximately 87% of the fair value of our portfolio, and a weighted average borrowing rate of 0.70%. As of March 31, 2009, we had repurchase agreements in place with 19 different counterparties with aggregate indebtedness outstanding of $642.9 million, or approximately 77% of the fair value of our portfolio, and a weighted average borrowing rate of 0.82%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Recent Market Impacts.” Currently, the haircuts are 5% to 10% on Agency RMBS for the repurchase agreements under which we are currently borrowing. As a borrower, we are subject to margin calls from counterparties if the value of the collateral that we have posted has declined below the haircut level, which may occur due to prepayments of the mortgages causing the face value of the mortgage pool provided as collateral to the counterparty to decline or when the value of the mortgage pool provided as collateral declines as a result of interest rate movements or spread widening.

Our leverage consists solely of short term borrowings in the repurchase market, but we may utilize other financing techniques in the future such as direct corporate borrowings of secured or unsecured debt, issuances of preferred stock and trust preferred securities, as well as various other techniques.

We do not currently and we do not intend to finance our subordinated tranches of CLOs. We believe investments of this type are intrinsically leveraged on a term basis primarily through the issuance of match-funded non-recourse debt specific to each individual transaction.

Hedging Strategy

Subject to maintaining our qualification as a REIT, we utilize derivative financial instruments to hedge a portion of the interest rate risk associated with the financing of our portfolio. Our most common method of financing Agency RMBS is through term repurchase agreements, which generally have maturities up to 30 days. The weighted average life of the Agency RMBS we own is generally much longer. The difference in maturities, in addition to prepayments, adjustable-rate features of ARMs, and other potential changes in timing and/or amount of cash flows, creates potential interest rate risk. We engage in interest rate hedging activities intended to mitigate changes in interest rates that we expect would impair our ability to continue to finance assets we own at favorable rates. Our interest rate hedging methods have historically consisted of interest rate swaps (a contract exchanging a variable rate for a fixed rate, or vice versa) and in the future may include:

•	interest rate swaps;

•	interest rate caps (a contract protecting against a rise in interest rates above a fixed level);

•	interest rate floors (a contract protecting against a decline in interest rates below a fixed level);

•	interest rate collars (a combination of caps and floors);

•	cancelable interest rate swaps (swaps that may be canceled at one party’s option before expiry);

•	Eurobond and U.S. Treasury futures; and

•	other interest rate and non-interest rate derivative instruments or contracts.

Because the term of our repurchase agreement financing almost always is shorter than the expected average maturity of our mortgage portfolio, we attempt to mitigate risks arising from our refinancing needs using some or all of the techniques listed above. These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

Historically, we entered into interest rate swap agreements to offset the potential adverse effects of rising interest rates on certain short term repurchase agreements. However, as a result of the credit market volatility experienced since August 2007, we incurred losses on our interest rate swaps beginning in the third quarter of 2007 through 2008. In light of our new investment guidelines and the highly volatile securities and credit markets, in 2008 we reduced our utilization of interest rate swaps from $890 million as of December 31, 2007 to $240 million as of December 31, 2008 in an effort to more effectively hedge our interest rate risk. In 2009, we may utilize interest rate caps and/or collars to hedge our interest rate risk. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility. We may also utilize Eurobond and U.S. Treasury futures to hedge the interest rate risk associated with our repurchase obligations. These instruments have the effect of converting our short term borrowings under repurchase agreements into fixed-rate borrowings over the life of the instruments. Our repurchase agreements generally have maturities of approximately 30 days and carry interest rates that correspond to LIBOR rates for those same periods. Historically, we have sought to enter into interest rate swap agreements structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes. As of April 30, 2009, of the $723.6 million of our portfolio that has been financed under repurchase agreements, we had established interest rate swap agreements covering $240.0 million, or approximately 33% of the fair value of our portfolio that has been financed under repurchase agreements. As of March 31, 2009, of the $642.9 million of our portfolio that has been financed under repurchase agreements, we had established interest rate swap agreements covering $240.0 million, or approximately 37% of the fair value of our portfolio that has been financed under repurchase agreements. We only enter into interest rate swap agreements related to financing for Agency RMBS collateralized by hybrid ARMs and fixed rate mortgage loans. We do not hedge Agency RMBS collateralized by monthly reset ARMs because their interest rates reset monthly and closely in time with the interest rates under the corresponding repurchase agreements.

For a description of the consequences of our hedging transactions on our qualification and taxation as a REIT, see “Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Tests—Hedging Transactions.”

Investment Guidelines

Our board of directors has adopted a set of investment guidelines that set out the investment focus and other criteria used to evaluate the merits of specific investments as well as the overall portfolio composition. Our Manager’s investment committee reviews our compliance with the investment guidelines periodically and our board of directors receives an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board also reviews our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

Our board of directors and our Manager’s investment committee have adopted the following guidelines for our investments and borrowings:

•	we will invest exclusively in Agency RMBS;

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes; and

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act.

In addition, our board of directors has authorized us to dispose of our CLOs and structured notes at reasonable prices. We are not required to sell these securities. During 2008, we sold one CLO for approximately $1.1 million, and did not sell any structured notes. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the recent depressed prices for these assets. These investment guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationships with Cypress and Sharpridge. We have also adopted detailed compliance policies to govern our interaction with Cypress, including when Cypress is in receipt of material non-public information.

Conflicts of Interest

We are entirely dependent on our Manager for our day-to-day management and do not have any independent officers. Our executive officers also serve as officers of our Manager and Sharpridge. In addition, certain of our directors and all of the members of our Manager’s investment committee are officers of either Cypress or Sharpridge. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The compensation we pay our Manager consists of a base management fee that is not tied to our performance. The base management fee component may not sufficiently incentivize our Manager to generate consistent risk-adjusted investment income for us.

In connection with the internalization of our management, the management agreement will terminate without payment of any termination fee to our Manager pursuant to the terms of the management agreement. However, we anticipate that an acceptable plan of internalization will provide for consideration to be paid by us to (i) acquire the equity interests of the Manager or its sub-advisors or (ii) acquire the assets and assume the liabilities of our Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We do not expect that this consideration will exceed $750,000. We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. To complete an internalization transaction, our independent directors and our Manager, at the appropriate time, will have to negotiate and reach a mutually acceptable agreement to complete any such transaction that is in the best interests of our stockholders. We cannot assure you that we will be able to complete such a transaction, or on what terms or when it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors.

Until we complete the internalization of our management, each of our Manager and Sharpridge could have discretionary investment authority over accounts that have overlapping investment objectives and may compete with us for investment opportunities. Each of our Manager and Sharpridge has an investment allocation policy in place so that we may share equitably with other client accounts of our Manager and Sharpridge in all investment opportunities, particularly those involving a security with limited supply, that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account from receiving favorable treatment over any other client account.

Until we complete the internalization of our management, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Upon internalization of our management, conflicts of interest may arise between our executive officers and us that could result in decisions that are not in the best interests of our stockholders.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting. We intend to adopt written policies and procedures for the review and approval of related party transactions that may arise in the future.

Although we intend to internalize our management by March 31, 2010, if we instead sought to terminate the management agreement without cause, it would be difficult and costly for us. We may only terminate the management agreement without cause if we determine that (i) our Manager’s performance has been unsatisfactory, which has been materially detrimental to us, or (ii) our Manager’s compensation is unfair, subject to our Manager’s right to accept reduced compensation to avoid such a termination. Termination in either event would require us to (i) obtain the approval of at least two thirds of our independent directors or a majority of our stockholders, and (ii) pay our Manager a termination fee equal to four times the average annual base management fee and incentive compensation earned by our Manager during the eight calendar quarters immediately preceding such termination.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its sub-advisors, its officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its sub-advisors, officers, managers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement and performed in good faith in accordance with and pursuant to the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment with our Manager.

Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities

To address the risks related to potential conflicts of interest with our Manager prior to internalization of our management, we have adopted certain policies that are designed to address potential conflicts of interest related to managing other client accounts of our Manager or Sharpridge. We have also adopted detailed compliance policies to govern our interactions with Cypress, including when Cypress is in receipt of material non-public information.

Our management agreement with our Manager generally restricts our Manager and its affiliates from managing another REIT that invests primarily in domestic MBS, unless our independent directors have previously approved such management by our Manager. Any portfolio company of any private equity fund controlled by Cypress shall not be deemed to be an affiliate or an entity under common control with our Manager for this purpose.

If our Manager or Sharpridge engages in additional management or investment opportunities that have overlapping objectives with us, our Manager or Sharpridge may face conflicts in the allocation of investment opportunities to these other investments. Generally, each of our Manager and Sharpridge has a policy that requires the aggregation of all purchase orders received by separate accounts for the same security in order to facilitate best execution. These policies also provide that in situations where our Manager or Sharpridge aggregates purchase orders and the amount of securities available is insufficient to satisfy each order, each of our Manager and Sharpridge will endeavor to allocate such purchases on a pro-rata basis, based on the size of each account’s order. For certain securities transactions that cannot be allocated on a pro-rata basis, such as in the case of “whole pool” trades, each of our Manager and Sharpridge will endeavor to allocate such purchases over time in a fair and equitable manner.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities, the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income), other funds from debt financing, including repurchase agreements, or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have not in the past but may in the future offer equity or debt securities in exchange for assets and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

We have not invested in the past, and will not in the future invest, in the securities of other issuers for the purpose of exercising control over such entities.

We engage in the purchase and sale of investments. We have not in the past and will not in the future make loans to third parties. We will not underwrite the securities of other issuers.

We have furnished and intend to continue to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Tax Structure

We have elected to be taxed as a REIT for federal income tax purposes. Our qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that our current and proposed manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income. Our TRS, Sharpridge TRS, Inc. is a regular, domestic taxable corporation that is subject to federal, state and local income tax on its income. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred rates that currently apply to dividends received by taxpayers taxed at individual rates from taxable corporations.

Investment Company Act Exemption

We operate our business so that Cypress Sharpridge Investments, Inc. and its subsidiary is exempt from registration under the Investment Company Act. Cypress Sharpridge Investments, Inc. itself relies on the exemption provided by Section 3(c)(5)(c) of the Investment Company Act. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying estate assets).

We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets based on no-action letters issued by the SEC. Our Agency RMBS consist and will consist solely of such Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates. At present, we do not generally expect that our investments in CLOs and structured notes will constitute qualifying real estate assets or real estate-related assets for purposes of the Investment Company Act. Similarly, we do not expect that Cypress Sharpridge Investments, Inc.’s interest in its subsidiary, Sharpridge TRS, Inc., will constitute a qualifying real estate asset or a real estate-related asset for purposes of the Investment Company Act. Sharpridge TRS, Inc. will not register as an investment company in reliance upon Section 3(c)(7) of the Investment Company Act, which is available to companies that do not make a public offering and that issue securities exclusively to qualified purchasers. Qualification for this exemption limits our ability to make certain investments.

Competition

In acquiring Agency RMBS, we compete with mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for purchase.

Additionally, we may also compete with the U.S. Federal Reserve and the U.S. Treasury to the extent they purchase Agency RMBS pursuant to the respective Agency RMBS purchase programs. See “Risk Factors—The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. Government, may adversely affect our business.”

Our Manager has access to Cypress’ investment professionals and their industry expertise, which we believe provides it with a competitive advantage and helps it assess investment risks and determine appropriate pricing and structuring for certain potential investments. In addition, the relationships of the senior managers of our Manager and of the principals of Cypress enable our Manager to learn about, and compete more effectively for, financing opportunities with attractive companies in the industries in which we seek to invest.

Professional Staff and Employees

We do not have any employees. We are managed by Cypress Sharpridge Advisors LLC pursuant to the management agreement between our Manager and us. All of our executive officers are employees of Sharpridge. As of April 30, 2009, affiliates of our Manager had 22 employees involved in our Manager’s operations.

Properties

We do not own any properties. Our offices are located in leased space at 65 East 55th Street, New York, New York 10022 and the telephone number of our offices is (212) 705-0160. The offices of our Manager and The Cypress Group are at the same location. Sharpridge Capital Management, L.P. is located at 890 Winter Street, Suite 200, Waltham, Massachusetts, 02451.

Legal Proceedings

Neither we, nor our Manager are currently subject to any material legal proceedings.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are currently externally managed and advised by our Manager. Our Manager was formed on January 3, 2006. All of our executive officers are employees of Sharpridge. The executive offices of our Manager are located at 65 East 55th Street, New York, New York 10022 and the telephone number of our Manager’s executive offices is (212) 705-0160.

Internalization Plans

We intend to internalize our management as soon as reasonably practicable after the completion of this offering, and believe that we will be able to complete the internalization of our management no later than March 31, 2010. We, our Manager and its sub-advisors have been analyzing with counsel and other advisors and have commenced preliminary discussions to determine an appropriate structure to complete an internalization of our management. As a result of the preliminary analysis, we expect that to complete a transaction that is in the best interests of our stockholders, we will, among other things, terminate the management agreement and the sub-advisory agreements with Sharpridge and Cypress, hire the employees of Sharpridge and maintain a relationship with Cypress. As a result of the discussions we have had with our Manager and its sub-advisors regarding the internalization of our management, we have amended our management agreement with our Manager to provide that we will not pay our Manager a termination fee in connection with, and that the management agreement will terminate upon, the internalization of our management. We anticipate that an acceptable transaction to internalize our management will provide for consideration to be paid by us to (i) acquire the equity interests of the Manager or its sub-advisors or (ii) acquire the assets and assume the liabilities of our Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We do not expect that this consideration will exceed $750,000. Ultimately, to complete an internalization transaction that is in the best interests of our stockholders, our independent directors and our Manager will have to negotiate and reach mutually acceptable agreements, which may include purchase agreements and employment agreements. Finalization of these agreements is subject to the resolution of various regulatory, legal and tax considerations for all of the interested parties. We expect that completing appropriate due diligence and negotiating the applicable agreements may be time consuming and complex. Accordingly, we cannot assure you that we will be able to complete a transaction to internalize our management, or when, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors, or whether we will be able to retain all of Sharpridge’s employees or maintain a relationship with Cypress.

Investment Committee

The role of our Manager’s investment committee is to review and approve our investment policies and procedures and investment guidelines, and review and approve our investment portfolio holdings and oversee the compliance with our investment policies and procedures and our investment guidelines. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives. Our investment committee reviews and approves our investment portfolio holdings with the exception of portfolio holdings acquired in the ordinary course of business and pursuant to our investment guidelines. Our Manager’s investment committee consists of Kevin Grant, Jeffrey Hughes, Raymond Redlingshafer, William Shean, James Stern and David Tyson. Biographical information for these committee members is set forth below.

Officers of Our Manager

The following sets forth certain information with respect to the officers of our Manager as of April 30, 2009. Their biographical information follows.

Name	Age	Title
Kevin E. Grant	49	Chief Executive Officer, President
William J. Hayes	55	Chief Financial Officer and Treasurer
Richard E. Cleary	45	Chief Operating Officer and Assistant Secretary
Jeffrey P. Hughes	68	Secretary
Thomas A. Rosenbloom	46	Assistant Secretary

Biographical Information

Kevin E. Grant.    Mr. Grant has served as the Chief Executive Officer and President of our Manager and has served as our Chief Executive Officer and President and the chairman of our board of directors since January 2006. He also serves on our Manager’s investment committee. Prior to joining our Manager and us in January 2006, Mr. Grant formed Sharpridge in January 2005. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments, or Fidelity. As a Portfolio Manager of Fidelity, Mr. Grant had direct or indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

Jeffrey P. Hughes.    Mr. Hughes is Vice Chairman of The Cypress Group. At Cypress, Mr. Hughes is the principal operating officer and advises and assists industry groups, primarily the financial services investment team. Mr. Hughes is currently a director of Financial Guaranty Insurance Company, Communications & Power Industries, Inc., Scottish Re Group Limited and Medicus Insurance Holdings, Inc. Prior to founding Cypress in 1994, Mr. Hughes was a senior investment banker with Lehman Brothers Inc. and its predecessors, which he joined in 1968 and was elected partner in 1976. Over the course of his career at Lehman, Mr. Hughes established the firm’s private financing department, served as a senior investment banker for industrial, energy and consumer products companies, and was head of its financial institutions group. Mr. Hughes began his career as an attorney with Simpson Thacher & Bartlett LLP.

Raymond A. Redlingshafer, Jr.    Mr. Redlingshafer is a Managing Director for the Pentalpha Capital Group, or Pentalpha. Pentalpha is an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (NYSE: NTR), from March 2003 to July 2005. New York Mortgage Trust is a REIT focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. Prior to joining New York Mortgage Trust, from January 2000 to April 2001, Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading, and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, he was National Director of Securities Marketing for Freddie Mac, where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

William G. Shean.    Mr. Shean has served as the Managing Director of Sharpridge since February 2006. Prior to joining Sharpridge in 2006, Mr. Shean was Senior Vice President and Portfolio Manager at Citizens Bank from 2002 to 2006, where he had investment management responsibility for portfolios of mortgage-backed, government agency and U.S. Treasury securities. Prior to joining Citizens Bank in 2002, Mr. Shean was Senior Vice President and Portfolio Manager at State Street Research & Management, or State Street, a division of MetLife. Over the course of his career at State Street, Mr. Shean managed investments in intermediate duration, core, core plus, structured liability, long liability, and mortgage-only portfolios across 10 separate accounts. Mr. Shean began his investment career at Shawmut Bank in 1984, and also worked at Fidelity Investments in MBS from 1990 to 1992.

James A. Stern.    Mr. Stern is the Chairman and CEO of The Cypress Group. At Cypress, Mr. Stern manages the firm’s investing activities and serves as a director of portfolio companies including Affinia Holdings, Cooper-Standard Automotive Inc. and MedPointe Inc. and is also a director of Lear Corporation. Prior to founding Cypress in 1994, Mr. Stern was head of Lehman’s Merchant Banking Group. Over the course of his career at Lehman, Mr. Stern was a member of the firm’s management committee and co-head of investment banking. In addition to his business activities, Mr. Stern has been a member of Tufts University’s Board of Trustees since 1982, and currently serves as its Chairman.

David A. Tyson, PhD., CFA.    Dr. Tyson is Chief Executive Officer of RiversEdge Portfolio Advisors LLC, or RiversEdge, an investment risk management consultancy based in Connecticut. Dr. Tyson is a Principal and Head of Risk Management for Copeland Funds Management, LLC, a quantitative equity hedge fund that started in 2005. Dr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Dr. Tyson held several financial roles at Travelers Life & Annuity, or Travelers, and Citigroup’s other proprietary insurance companies. Dr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Dr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Dr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, he managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. As Chief Investment Officer, Dr. Tyson was actively involved in all of Travelers’ alternative and special investments, and served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Dr. Tyson was with Equitable Investment Management Company from 1979 to 1985.

William J. Hayes.    Mr. Hayes has served as the Chief Financial Officer of our Manager and has served as our Chief Financial Officer since January 2006. Prior to joining our Manager and us in January 2006, Mr. Hayes was a Senior Director of Fund Accounting and Administration for PNC Financial Services Group, Inc.’s, or PNC’s, Alternative Investment Services division from 2004 to 2006. While at PNC, Mr. Hayes was responsible for fund accounting, administration and performance reporting for over 80 separate alternative investment entities. Prior to joining PNC, Mr. Hayes was an independent consultant from 2002 to 2004. From 1992 to 2002, Mr. Hayes was Associate Treasurer of John Hancock Funds LLC, where he was responsible for the financial and accounting operations of International and Domestic Mutual Funds. In addition, Mr. Hayes was a Vice President of State Street Bank’s Mutual Funds Division and an Audit Manager with PricewaterhouseCoopers. Mr. Hayes is a Certified Public Accountant.

Richard E. Cleary.    Mr. Cleary has served as the Chief Operating Officer and Assistant Secretary of our Manager and has served as our Chief Operating Officer since January 2006 and Assistant Secretary since June 2007. Prior to joining our Manager and us in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to

2004, Mr. Cleary was the Director of Corporate and Business Development of OneSource Information Services, or OneSource. Prior to OneSource, Mr. Cleary’s work experience includes building Thomson Financial’s First Call research and quantitative services businesses in Asia, and with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management, including portfolio company Iron Mountain’s digital archive business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

Thomas A. Rosenbloom.    Mr. Rosenbloom has served as the General Counsel of Sharpridge, one of our Manager’s sub-advisors, since May 2007, and our Secretary and the Assistant Secretary of our Manager since June 2007. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007, Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing, and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom currently serves as a member of the Board of Directors for one of his former clients, and has served as a member of the Board of Advisors for several of his former clients.

Management, Investment and Operations Teams

Certain members of Sharpridge’s staff perform key functions on our behalf. Key functions performed by Sharpridge staff on our behalf include trading and settlement of Agency RMBS investments; accounting, compliance and financial reporting; and others. Sharpridge believes that it is well-positioned to attract and retain highly experienced investment and operations professionals due to the reputation of Mr. Grant and an abundance of qualified individuals resident in the Boston area. As of March 31, 2009, Sharpridge had 9 professionals on staff.

The Management Agreement

We are a party to a management agreement with Cypress Sharpridge Advisors LLC, our Manager. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our Manager is subject to the supervision and oversight of our board of directors. Our Manager is also responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. In addition, our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval subject to our board of directors;

(ii) investigating, analyzing and selecting possible investment opportunities;

(iii) with respect to prospective purchases and sales of investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

(iv) engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

(v) negotiating on our behalf for the sale, exchange or other disposition of our investments;

(vi) coordinating and managing the operations of and our investments in any joint ventures and co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

(vii) providing executive and administrative personnel, office space and office services;

(viii) supervising the performance of such administrative functions necessary to our management as may be agreed upon by our Manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate technology infrastructure to perform such administrative functions;

(ix) communicating on our behalf with our security holders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) counseling us in connection with policy decisions to be made by our board of directors;

(xi) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf in a manner consistent with such strategies, our REIT status and our investment guidelines;

(xii) counseling us on the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and U.S. Treasury Regulations thereunder;

(xiii) counseling us on the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

(xiv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate-related assets and non-real estate related assets, including corporate debt obligations;

(xv) representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, including corporate debt obligations, and the sale and commitment to sell such assets;

(xvi) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing or reinvesting any money and securities of ours (including investing in short term investments pending investment in long term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

(xviii) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

(xix) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

(xxi) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

(xxii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

(xxiii) using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

(xxiv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxv) using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, any person controlling or controlled by its members and any person providing sub-advisory services to our Manager and the managers, officers, directors and employees of our Manager, its members and any such person are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its members and any person controlling or controlled by the members and any person providing sub-advisory services to our Manager and the managers, officers, directors and employees of our Manager, its members and any such person with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our stockholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. As required by the management agreement, our Manager carries errors and omissions insurance.

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us, the members of which team shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time. Our Manager has entered into separate sub-advisory agreements with each of Cypress and Sharpridge, on terms and conditions substantially identical to the terms of the management agreement between us and our Manager. In the event either of Cypress or Sharpridge elects to terminate its relationship with our Manager, our independent directors must approve any replacement sub-advisor proposed by our Manager. In the event our Manager does not propose an acceptable replacement within 180 days of such event, we may terminate the management agreement without payment of a termination fee.

To supplement the expertise of Cypress and Sharpridge, our Manager may also propose additional sub-advisors to provide specific expertise or other capabilities we believe to be important to our investment operations. Such additional sub-advisors, if any, shall (i) be engaged on terms and conditions substantially identical to the terms and conditions of the management agreement, (ii) not result in an increased management fee or expenses to us, and (iii) be approved by our independent directors.

The initial term of the management agreement expired on December 31, 2008, and has been automatically renewed for a one-year term that will expire on December 31, 2009. Going forward, the management agreement will be automatically renewed for a one-year term each anniversary date thereafter except as described below. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such a termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide 180 days’ prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of (a) the average annual base management fee earned by the Manager during the 24-month period prior to such termination and (b) the average annual incentive compensation earned (notwithstanding that the payment of any such incentive compensation may have been waived) by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement with 30 days’ prior written notice for cause, which is defined as (i) our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager’s fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager’s gross negligence of duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, (v) the dissolution of our Manager, (vi) a change of control of our Manager, and (vii) failure of our Manager to propose an acceptable replacement sub-advisor within 180 days of the termination of the sub-advisory agreement with either Cypress or Sharpridge, without payment of any termination fee. The management agreement shall terminate at the option of our Manager, without payment of any termination fee, in the event we become regulated as an investment company under the Investment Company Act. Such termination shall be deemed to occur immediately prior to such event. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, in which case we would be required to pay our Manager the termination fee described above.

The management agreement will terminate without payment of any termination fee to our Manager in connection with or pursuant to the consummation of an internalization event pursuant to the terms of the management agreement. Internalization event is defined in the management agreement to be a transaction or series of transactions the result of which is that (i) the management agreement is terminated, (ii) our management is no longer subject to or reliant upon an external manager or sub-advisors and (iii) we employ a management team.

Management Fees and Incentive Compensation

We do not employ personnel and therefore rely on the resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made on the first business day of each calendar month. The base management fee and incentive compensation called for in the management agreement between us and our Manager are as follows:

Base Management Fee

Currently, we pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 th of (a) 1.50% of the first $250,000,000 of our net assets, (b) 1.25% of our net assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our net assets that are greater than $500,000,000. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. For purposes of calculating the base management fee, our net assets means, for any month, the amount determined by subtracting our total liabilities from our total assets, as determined in accordance with GAAP. The foregoing calculation of the base management fee is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as certain non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. Our Manager’s base management fee shall be calculated by our Manager within fifteen business days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month. During 2007 and 2008, we paid our Manager $2.4 million and $1.6 million in base management fees, respectively. During the quarter ended March 31, 2009, we paid our Manager $0.4 million in base management fees.

Incentive Compensation

We and our Manager have agreed that our Manager no longer will be eligible to receive any incentive compensation under the management agreement or otherwise upon completion of this offering. In addition, our Manager has agreed to waive the payment of any incentive fee earned prior to the completion of this offering. The only incentive compensation earned by our Manager to date, which was $0.2 million during 2007, was waived by our Manager.

Reimbursement of Expenses    Because our Manager and employees of Sharpridge perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager or sub-advisors, as the case may be, is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis. We also pay all operating expenses of our Manager or sub-advisors as they relate to the performance of their duties under the Management Agreement or Sub-Advisory Agreements, as the case may be. We currently do not reimburse our Manager or its sub-advisors for any compensation or health benefits, except that we reimburse the salary of several employees of Sharpridge. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors’ and officers’ liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs and similar items), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by our Manager or employees of Sharpridge for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we are required to pay our pro-rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Our Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination will not be deemed to construe a waiver of reimbursement for similar expenses in future periods. During 2007, we did not reimburse any expenses to our Manager because our Manager waived its right to seek such reimbursement. Commencing January 1, 2008, we began reimbursing our Manager for the expenses described above, which amounted to $0.9 and $0.3 million for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively. We did not grant any stock awards to our Manager in 2007, 2008 or the three months ended March 31, 2009.

Sub-Advisory Agreements

Our Manager has entered into sub-advisory agreements with Sharpridge and Cypress, pursuant to which they are responsible for providing certain services to the Manager. These agreements are described below. In connection with internalizing our management, we expect to, among other things, terminate these sub-advisory agreements and hire the employees of Sharpridge.

Sub-Advisory Agreement with Sharpridge.    Our Manager has entered into a sub-advisory agreement with Sharpridge whereby Sharpridge has agreed to provide certain services for our benefit, including:

•	portfolio management;

•	asset monitoring;

•	asset hedging;

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement had an initial term that ended on December 31, 2008. This agreement has been automatically renewed until December 31, 2009, and will be automatically renewed for a one-year term on each anniversary date thereafter, unless (i) the Management Agreement between us and our Manager is terminated, or (ii) Sharpridge delivers notice to us no later than 180 days prior to an anniversary date of its intention not to renew indicating that it does not wish to renew the agreement. Additionally, our Manager may terminate the agreement for cause, which includes (i) a material breach by Sharpridge of the agreement (subject to a right to cure such breach), (ii) Sharpridge committing an act of fraud, misappropriation of funds or embezzlement against our Manager or us, (iii) Sharpridge committing gross negligence in the execution of its duties under the agreement, (iv) the initiation of bankruptcy or insolvency proceedings against Sharpridge or (v) the dissolution of Sharpridge.

Sub-Advisory Agreement with Cypress.    Our Manager has entered into a sub-advisory agreement with Cypress whereby Cypress has agreed to provide certain services for our benefit, including:

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement had an initial term that ended on December 31, 2008. This agreement has been automatically renewed until December 31, 2009, and will be automatically renewed for a one-year term on each anniversary date thereafter, unless (i) the Management Agreement between us and our Manager is terminated, or (ii) Cypress delivers notice to us no later than 180 days prior to an anniversary date of its intention not to renew indicating that it does not wish to renew the agreement. Additionally, our Manager may terminate the agreement for cause, which includes (i) a material breach by Cypress of the agreement (subject to a right to cure such breach), (ii) Cypress committing and act of fraud, misappropriation of funds or embezzlement against our Manager or us, (iii) Cypress committing gross negligence in the execution of its duties under the agreement, (iv) the initiation of bankruptcy or insolvency proceedings against Cypress or (v) the dissolution of Cypress.

Conflicts of Interest with our Manager, Sharpridge and Cypress

See “Business—Conflicts of Interest,” and “Business—Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities” for a discussion of the potential conflicts of interest with our Manager, Sharpridge and Cypress.

License Agreements

In connection with our initial capitalization, we entered into license agreements with each of Cypress and Sharpridge pursuant to which each of Cypress and Sharpridge granted us a non-exclusive, royalty-free license to use the names and trademarks “Cypress” and “Sharpridge.” Under these agreements, we have a right to use these names and trademarks, for so long as each firm or one of its affiliates remains affiliated with our Manager. Other than with respect to these limited licenses, we have no legal right to either the “Cypress” or “Sharpridge” names. Each license agreement will remain in effect so long as the management agreement with our Manager and the respective sub-advisory agreement is in effect. As a result, in the event the management agreement or the respective sub-advisory agreement is terminated or expires, we would be required to change our name to eliminate the use of “Cypress” or “Sharpridge,” as the case may be; provided, however, that we may negotiate with Cypress and Sharpridge to continue using their respective name after internalizing our management. We cannot assure you that we will be able to enter into such an agreement.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors consists of Kevin E. Grant, Douglas Crocker, II, Jeffrey P. Hughes, Raymond A. Redlingshafer, Frances Spark, James A. Stern and Dr. David Tyson. Our board of directors has determined that four of these directors satisfy the listing standards for independence of the New York Stock Exchange, or NYSE. Upon the expiration of their terms at the annual meeting of the stockholders in 2009, directors will be elected to serve a term of one year or until their successors are duly elected and qualify. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than eleven.

The following sets forth certain information with respect to our directors and executive officers as of April 30, 2009:

Name	Age	Title
Kevin E. Grant	49	Chief Executive Officer; President; Director; Chairman of the Board
William J. Hayes	55	Vice President, Chief Financial Officer and Treasurer
Richard E. Cleary	45	Vice President, Chief Operating Officer and Assistant Secretary
Thomas A. Rosenbloom	46	Secretary
Douglas Crocker, II	68	Director*
Jeffrey P. Hughes	68	Director
Raymond A. Redlingshafer	53	Director*
Frances Spark	50	Director*
James A. Stern	58	Director
David A. Tyson, PhD	51	Director*

*	Independent director

Biographical Information

Executive Officers

For biographical information on Messrs. Grant, Hayes, Cleary and Rosenbloom, see “Our Manager and the Management Agreement—Biographical Information.”

Directors.    For biographical information on Messrs. Grant, Hughes, Redlingshafer, Stern and Tyson, see “Our Manager and the Management Agreement—Biographical Information.”

Douglas Crocker, II.    Mr. Crocker has served as a member of our board of directors since November 2006. Mr. Crocker is currently a director of Ventas, Inc. (NYSE: VTR) a health care REIT. Mr. Crocker also serves as a director of the following companies: Post Properties (NYSE: PPS), a multifamily REIT, and REIS, Inc. (NASDAQ: REIS), a real estate merchant banking firm. Mr. Crocker serves as a Trustee for Acadia Realty Trust (NYSE: AKR), a REIT which owns and operates shopping centers. From March 1993 through December 2002, Mr. Crocker was Chief Executive Officer, President and a Trustee of Equity Residential (NYSE: EQR), an apartment REIT, and served as the company’s Vice Chairman from January 2003 through May 2003. Mr. Crocker also serves as a trustee of DePaul University. Mr. Crocker is a former Chairman of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Crocker is a past chairman of the National Multi Housing Council.

Frances Spark, ACA.    Ms. Spark has served as a member of our board of directors since February 2006. Ms. Spark is President of Spark Consulting, LLC, a consulting company which provides financial management, strategic advisory and business consulting services to companies. From 2004 until June 2006, Ms. Spark was engaged as an investment professional for MVC Capital, Inc. (NYSE: MVC), a business development company, where she held the position of Chief Financial Officer from January 2004 to September 2005. Prior to joining MVC Capital, from September 2002 through 2004, Ms. Spark worked as a turnaround consultant with Everett & Solsvig, Inc. In 1999, Ms. Spark founded Spark Consulting and has managed it since its inception. From 1997 to 1998, Ms. Spark was the Controller at The Beacon Group, or Beacon, a private investment firm now part of JP Morgan Partners. At Beacon, she managed the finance and accounting functions for the firm, its private equity funds, and investment banking business. Prior to joining Beacon, from 1993 to 1996, Ms. Spark was the Chief Financial Officer of Hyperion Capital Management, a New York investment management firm. From 1987 to 1992, she held a number of financial roles at Prudential Securities in both the United States and the United Kingdom. Ms. Spark is a Chartered Accountant and was with KPMG in the United Kingdom from 1981 until 1987.

Promoter

We consider Mr. Grant, our chief executive officer and president and the chairman of our board of directors, as our promoter, which means that he has taken initiative in funding and organizing our business.

Corporate Governance—Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day to day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Audit Committee

Our board of directors has established an audit committee, which is composed of three of our independent directors, Ms. Spark, Mr. Redlingshafer and Mr. Tyson. Ms. Spark chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of Mr. Crocker, Mr. Redlingshafer and Mr. Tyson. Mr. Crocker chairs the committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	review the compensation payable to our officers;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement; and

•	administer the issuance of any stock issued to our employees or the employees of our Manager who provide services to us.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of Mr. Crocker, Mr. Redlingshafer and Mr. Tyson. Mr. Redlingshafer chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Risk Management Committee

Our board of directors has established a risk management committee, which is composed of Mr. Crocker, Mr. Redlingshafer, Ms. Spark and Mr. Tyson. Mr. Tyson chairs the committee. The committee’s principal functions are to:

•

oversee senior management’s responsibilities to identify, assess and manage our risk exposures, including but not limited to credit risk, market risk, interest rate risk, counterparty risk, investment risk, liquidity risk, operational risk and compliance risk; and

•	report to and assist the board of directors with respect to the assessment of our risk management compliance with legal and regulatory requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

Members of our board of directors who are also employees of us, our Manager, Cypress or Sharpridge, (the “excluded directors”) do not receive additional compensation for serving on our board of directors. In the future, to the extent our chairman is a non-excluded director, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the compensation committee of our board of directors. Each non-excluded director receives $10,000 per quarter, payable in shares of our restricted common stock. Beginning January 1, 2007, shares of restricted stock that we grant to our non-excluded directors are subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant. These shares are issued pursuant to our 2006 stock incentive plan and are in addition to awards to our Manager. Furthermore, each of our independent directors who serves on our audit committee, compensation committee or nominating and corporate governance committee receives an annual cash retainer fee of $10,000, the chairperson of our audit committee receives an additional annual cash retainer of $10,000 and each member of our audit committee receives a cash fee of $2,000 per audit committee meeting. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Compensation of Our Directors in 2008

The table below describes the compensation earned by our independent directors in 2008. We compensated only those directors who are independent under the NYSE listing standards.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total Compensation
Frances Spark	$24,000	$53,386	—	$77,386
David A. Tyson, PhD	14,000	50,047	—	64,047
Douglas Crocker, II	10,000	43,367	—	53,367
Raymond A. Redlingshafer	14,000	43,367	—	57,367

(1)	All stock awards were granted pursuant to our 2006 stock incentive plan.

(2)	Ms. Spark received 2,538 shares of restricted stock with a grant date fair value of $39,978. These shares of restricted stock were granted as follows: 506 in January 2008, 684 in April 2008, 633 in July 2008 and 715 in October 2008. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2008, Ms. Spark had outstanding an aggregate of 5,205 shares of restricted stock. See Note 7 to our consolidated financial statements as of December 31, 2008 and for the year ended December 31, 2008 for a discussion of the assumptions used to value our stock awards to directors.

(3)	Mr. Tyson received 2,538 shares of restricted stock with a grant date fair value of $39,978. These shares of restricted stock were granted as follows: 506 in January 2008, 684 in April 2008, 633 in July 2008 and 715 in October 2008. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2008, Mr. Tyson had outstanding an aggregate of 4,871 shares of restricted stock. See Note 7 to our consolidated financial statements as of December 31, 2008 and for the year ended December 31, 2008 for a discussion of the assumptions used to value our stock awards to directors.

(4)	Mr. Crocker received 2,538 shares of restricted stock with a grant date fair value of $39,978. These shares of restricted stock were granted as follows: 506 in January 2008, 684 in April 2008, 633 in July 2008 and 715 in October 2008. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2008, Mr. Crocker had outstanding an aggregate of 4,204 shares of restricted stock. See Note 7 to our consolidated financial statements as of December 31, 2008 and for the year ended December 31, 2008 for a discussion of the assumptions used to value our stock awards to directors.

(5)	Mr. Redlingshafer received 2,538 shares of restricted stock with a grant date fair value of $39,978. These shares of restricted stock were granted as follows: 506 in January 2008, 684 in April 2008, 633 in July 2008 and 715 in October 2008. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2008, Mr. Redlingshafer had outstanding an aggregate of 4,204 shares of restricted stock. See Note 7 to our consolidated financial statements as of December 31, 2008 and for the year ended December 31, 2008 for a discussion of the assumptions used to value our stock awards to directors.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of Sharpridge, do not receive cash compensation directly from us for serving as our executive officers. However, in their capacities as officers or employees of our Manager, or its affiliates, they devote a portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement.

Our Manager compensates each of our executive officers. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee in part to pay compensation to its or its sub-advisors’ officers and employees. Our Manager has informed us that, because the services performed by these officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us. From time to time, we have granted, and in the future we may grant, shares of restricted stock or options to purchase our common stock to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager. For a description of grants made as of the date of this prospectus, see “—Options and Restricted Stock Awards.”

2006 Stock Incentive Plan

We have adopted the 2006 stock incentive plan to provide incentives to our independent directors, our Manager and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us to stimulate their efforts toward our continued success, long term growth and profitability and to attract, reward and retain personnel. The incentive plan is administered by, and the issuance of restricted stock awards or granting of options is subject to the approval of, the compensation committee of our board of directors. Unless terminated earlier, our stock incentive plan will terminate in 2016, but will continue to govern unexpired awards. The total number of shares authorized for issuance under the plan is 3,333,333. As of April 30, 2009, of the 3,333,333 shares authorized for issuance under the plan, 399,329 have been awarded as restricted stock or stock options and 2,934,004 shares remain available for future issuance under the 2006 stock incentive plan. Furthermore, the number of shares that may be issued during the plan’s life may increase from time to time to provide for awards of restricted stock to our non-excluded directors, which are in addition to awards to our Manager and other service providers.

Our stock incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the committee.

Our stock incentive plan also permits the grant of shares of our common stock in the form of awards. A stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. During such time as shares awarded under our stock incentive plan are under restriction, any dividends paid on our common stock shall be paid directly to holders of restricted stock as if such shares were unrestricted.

Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our stock incentive plan. The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the board of directors will obtain approval of the stockholders for any amendment that would, other than through adjustment as provided in the incentive plan:

•	increase the total number of shares of our common stock authorized for issuance under the incentive plan;

•	change the class of eligible participants under the incentive plans; or

•	otherwise require such approval.

If we experience a change of control, our stock incentive plan provides that the compensation committee of our board of directors has the discretion to provide that (i) all or any outstanding options and stock appreciation rights will become fully exercisable, (ii) all or any outstanding stock awards will become vested and transferable and (iii) all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan.

Under our stock incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) the adoption by our board of directors of a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Options and Restricted Stock Awards

In connection with our initial capitalization in February 2006, we awarded to our chief executive officer, as designated by our Manager, options to purchase shares of common stock currently equal to 131,088 shares. These options currently have an exercise price of $30.00 per share and are fully vested.

In connection with our initial capitalization, we awarded shares of restricted stock currently equal to 131,088 shares to our executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates, as designated by our Manager. Shares of restricted stock currently equal to 1,666 shares were forfeited in 2006. These shares of restricted stock are fully vested.

In addition, in connection with our December 2006 private offering, we granted shares of restricted stock currently equal to 114,497 shares to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager. These shares of restricted stock are subject to forfeiture restrictions that will lapse in equal one-third increments on the first, second and third anniversaries of the closing date of the December 2006 private offering. Pursuant to the terms of the 2006 stock incentive plan and other legal requirements, these shares of restricted stock were issued to Sharpridge’s officers and employees and other individuals who provide services to us, as designated by our Manager.

From February 10, 2006 (commencement of operations) to May 28, 2008 (effective date of stock split), we granted an aggregate of shares of restricted stock currently equal to 13,095 shares to our independent directors as part of their director compensation. From May 28, 2008 to April 30, 2009, we granted an aggregate of 11,224 shares of restricted stock to our independent directors as part of their director compensation. The shares of restricted stock granted in 2006 are subject to forfeiture restrictions that lapse in equal one-third increments on the first, second and third anniversaries of the date of each grant. Beginning on January 1, 2007, the shares of restricted stock granted to our independent directors are subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant.

To the extent that we elect to grant shares of restricted stock to our Manager in the future, we expect that our Manager will generally elect to assign its right to receive these shares to its sub-advisors’ officers and employees and other individuals who provide services to us and will instruct us to issue these shares directly to these individuals.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company. Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have entered into indemnification agreements with each of our directors and executive officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of April 30, 2009, certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock and all of our executive officers and directors, individually and as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Shares Beneficially Owned
Name and Address	Number(1)	Percent(1)
5% Stockholders:
Talon(2)	1,339,165	17.38%
Fidelity Investments(3)	823,533	10.72%
Robeco Investment Management, Inc.(4)	571,898	7.33%
Woodbourne Partners, LP(5)	450,956	5.87%
Directors and Executive Officers:
Kevin E. Grant(6)(7)	221,420	2.84%
Jeffrey P. Hughes(6)(8)	100,062	1.30%
James A. Stern(6)(9)	82,141	1.07%
Richard E. Cleary(6)(10)	24,999	0.33%
William Hayes(6)	23,333	0.30%
Thomas A. Rosenbloom(6)	—	—
David A. Tyson(6)(11)	12,993	0.17%
Raymond A. Redlingshafer, Jr.(6)(11)	9,593	0.13%
Frances Spark(6)(11)	6,661	0.09%
Douglas Crocker, II(6)(12)	22,305	0.29%
All Officers and Directors as a Group (9 persons)	503,507	6.46%

(1)

For each 5% stockholder and named person, assumes that all unvested shares of restricted stock have vested and the named person exercised all warrants and options to acquire shares of common stock held by such person which are currently exercisable or which become exercisable on or before 60 days after April 30, 2009 (without regard to whether the warrants and options were or are in-the-money). The total number of shares of common stock used in calculating the percent owned by each 5% stockholder or named person assumes that none of the warrants and options held by other stockholders are exercised.

(2)

The address for Talon is One N. Franklin St., Suite 900, Chicago, Illinois 60606. Talon Asset Management, LLC manages each of these entities. Talon’s beneficial ownership includes 38,500 shares of common stock issuable upon the exercise of outstanding warrants.

(3)

The address for Fidelity Investments is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Investments beneficial ownership includes 15,000 shares of common stock issuable upon the exercise of outstanding warrants.

(4)

The address for Robeco Investment Management, Inc. is 909 Third Avenue, 32nd Floor, New York, New York 10022. Robeco Investment Management, Inc.’s beneficial ownership includes 133,200 shares of common stock issuable upon the exercise of outstanding warrants.

(5)

The address for Woodbourne Partners, L.P. is 200 N. Broadway, Suite 825, St. Louis, Missouri 63102. Woodbourne Partners, LP’s beneficial ownership includes 18,757 shares of common stock issuable upon the exercise of outstanding warrants.

(6)	The address for Messrs. Grant, Hughes, Stern, Crocker, Redlingshafer, Cleary, Hayes, Rosenbloom and Tyson and Ms. Spark is 65 East 55th Street, New York, New York 10022.

(7)	Includes (i) 8,304 unvested shares of restricted stock and (ii) options to acquire 131,088 shares of common stock.

(8)	Includes (i) 16,666 shares of common stock held in trusts for which Mr. Hughes is a trustee and (ii) 5,410 unvested shares of restricted stock.

(9)	Includes (i) 16,667 shares of common stock held in a trust for which Mr. Stern is a trustee and (ii) 5,159 unvested shares of restricted stock.

(10)	Includes 1,111 unvested shares of restricted stock.

(11)	Includes 2,918 unvested shares of restricted stock.

(12)

Includes 16,644 shares of common stock, which were acquired by Talon Sharpridge QP, LLC. Talon Asset Management LLC is the managing member of Talon Sharpridge QP, LLC. Mr. Crocker holds a minority ownership interest in Talon Sharpridge QP, LLC. These amounts reflect Mr. Crocker’s economic interest in the shares of common stock held by Talon Sharpridge QP, LLC. Also includes 2,918 unvested shares of restricted stock held by Mr. Crocker.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Our management agreement with Cypress Sharpridge Advisors LLC, our Manager, provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. See “Management—Management Agreement.” Our chief executive officer, chief financial officer, chief operating officer and secretary also serve as officers of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Business—Conflicts of Interest,” “Business—Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities” and “Risk Factors—Risks Related to our Organization and Structure—There are conflicts of interest in our relationship with our Manager.”

During 2007, 2008 and the three months ended March 31, 2009, we paid our Manager $2.4 million, $1.6 million and $0.4 million in base management fees, respectively. The only incentive compensation earned by our Manager to date, which was $0.2 million during 2007, was waived by our Manager. During 2007, we did not reimburse any expenses to our Manager because our Manager waived its right to seek such reimbursement. Commencing January 1, 2008, we began reimbursing our Manager for the expenses described above which amounted to $0.9 million and $0.3 million for the year ended December 31, 2008 and the three months ended March 31, 2009, respectively. We and our Manager have agreed that our Manager no longer will be eligible to receive any incentive compensation under our management agreement or otherwise upon the completion of this offering.

License Agreement

In connection with our initial capitalization, we entered into license agreements with each of Cypress and Sharpridge pursuant to which each of Cypress and Sharpridge granted us a non-exclusive, royalty-free license to use the names and trademarks “Cypress” and “Sharpridge.” Under these agreements, we have a right to use these names and trademarks, for so long as each firm or one of its affiliates remain affiliated with our Manager. Other than with respect to these limited licenses, we have no legal right to either the “Cypress” or “Sharpridge” names. Each license agreement will remain in effect so long as the management agreement with our Manager and the respective sub-advisory agreement is in effect. As a result, in the event the management agreement or the respective sub-advisory agreement is terminated or expires, we would be required to change our name to eliminate the use of “Cypress” or “Sharpridge,” as the case may be.

Options and Restricted Stock Awards

In connection with our February 2006 and December 2006 private offerings and our compensation of our independent directors, we have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager. See “Management—Options and Restricted Stock Awards” for additional information relating to these grants.

Interest in Sharpridge Capital Management, L.P.

Our chief executive officer, Kevin E. Grant, founded Sharpridge in January 2005. Mr. Grant is the sole member of the general partner of Sharpridge. Concurrent with our initial capitalization, we received a 19% non-voting limited partnership interest in Sharpridge, which interest is held by Sharpridge TRS, Inc. Our 19% non-voting limited partnership interest in Sharpridge entitles us to receive distributions and allocations at the close of each accounting period (as defined in the Sharpridge limited partnership agreement) based on our percentage interest, excluding amounts attributable to Sharpridge’s invested capital. Under the terms of the Sharpridge limited partnership agreement, our interest in Sharpridge may not be transferred without the prior written consent of the general partner.

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Our executive officers and directors, and certain officers and employees of our Manager and its sub-advisors and other affiliates own 449,217 shares of our common stock as a result of purchases of our common stock in our February 2006 and December 2006 private offerings. All of these securities were purchased at the same price paid by other third party investors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. As of April 30, 2009, we had issued and outstanding 7,668,538 shares of our common stock, including 268,241 shares of restricted stock, and warrants to purchase an additional 288,592 shares of our common stock. As of that date, no shares of preferred stock were issued and outstanding. On May 23, 2008, our stockholders approved a three-for-one reverse stock split of our issued and outstanding common stock at our annual meeting of stockholders. Our charter permits our board of directors, without any action by our stockholders, to increase the total number of authorized shares of stock or the number of shares of any class or series of our stock. Under Maryland law, our stockholders are generally not liable for any of our debts and obligations.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preference, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all known debts and other liabilities and subject to our charter restriction on the transfer and ownership of our stock and any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares are unable to elect any director. Generally, all matters to be voted on by stockholders must be approved by a majority (or in the case of elections of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class.

Classification and Designation of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase the Number of, and to Issue, Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to increase the total number of authorized shares of our stock or of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Warrants Issued in Our May 2008 Private Offering

The 2,885,923 warrants underlying the units sold in our May 2008 private offering were issued pursuant to a warrant agreement that we entered into with National City Bank, as warrant agent on May 22, 2008. Each warrant currently entitles the holder to purchase one-tenth of one share of common stock for an exercise price of $1.56 (or $15.60 per share), subject to adjustment as described below. Because the offering price per share in this offering likely will be less than $15.60 (based on the price range set forth on the front cover of this prospectus), the exercise price of these warrants will be adjusted to equal the offering price per share in this offering. The following is a brief summary of certain provisions of the warrant agreement and does not purport to be complete and is qualified in its entirety by reference to the warrant agreement.

Exercise of the Warrants

Each warrant entitles the holder to purchase one-tenth of one share of our common stock for $1.56 (or $15.60 per share), subject to adjustment as set forth below under “—Anti-Dilution Adjustments.” Because the offering price per share in this offering likely will be less than $15.60 (based on the price range set forth on the front cover of this prospectus), the exercise price of these warrants will be adjusted to equal the offering price per share in this offering. The warrants became exercisable on May 28, 2008 and will expire at the close of business on April 30, 2011. The warrants have not been and will not be registered under the Securities Act and the warrants may not be exercised unless an exemption from such registration is available.

Upon receipt of payment of the exercise price and the warrant certificate, together with a form of election attached thereto, properly completed and duly executed at the office of the warrant agent, we will, as soon as practicable, forward the shares of common stock issuable upon exercise of the warrants. Payment may be made (i) in cash or by certified or official bank check or by wire transfer of funds to an account designated by us for such purpose or (ii) without the payment of cash, by reducing the number of shares of common stock obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of such warrant equal to the product of (a) the number of shares of common stock issuable as of the date the warrant is exercised (if payment of the exercise price were being made in cash) and (b) the cashless exercise ratio. For purposes of the foregoing, the “cashless exercise ratio” is a fraction, the numerator of which is the excess of the current market value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of common stock on the exercise date. We shall at all times during the term of the warrants keep in reserve sufficient authorized but unissued shares of common stock for issuances in the event of the exercise of the warrants. In lieu of issuing fractional shares upon the exercise of any warrants, we will pay a cash amount equal to the current market value per share (as determined pursuant to the warrant agreement on the day immediately preceding the date the warrant is exercised), multiplied by such fraction, computed to the nearest whole cent.

Anti-Dilution Adjustments

The warrants are subject to customary anti-dilution provisions, including adjustments to the exercise price and the shares of common stock deliverable upon exercise of the warrants upon the following events: (i) stock dividends, subdivisions, combinations and reclassifications, and (ii) other distributions and other similar dilutive events (other than ordinary cash dividends). In addition, if we sell shares of common stock at a price less than $15.60 per share after the closing of this offering, we will make a one-time adjustment to the exercise price of the warrants so that the amount required to receive one share of common stock will equal the price per share of the shares of common stock sold in the subsequent offering. However, no adjustment of the exercise price or the number of shares of common stock issuable upon exercise of the warrants will be made unless the adjustment, either by itself or with other adjustments not previously made, increases or decreases by at least 1% the exercise price or the number of shares of common stock issuable upon exercise of the warrants immediately prior to the making of the adjustment. Because the offering price per share in this offering likely will be less than $15.60 (based on the price range set forth on the front cover of this prospectus), the exercise price of these warrants will be adjusted to equal the offering price per share in this offering.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code for each taxable year after 2006, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year. Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own beneficially or constructively, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. For purposes of this calculation with respect to a stockholder, warrants treated as held by such stockholder will be deemed to have been exercised. However, warrants held by other unrelated persons will not be deemed to have been exercised.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT. Our board of directors has granted a waiver from the 9.8% ownership limit to Talon that allows Talon to own up to the greater of 15% or 2,509,246 shares of our common stock after this offering.

Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to dividends, rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the proposed transferee prior to our discovery that shares of stock have been transferred to the trust will be paid by the proposed transferee on demand to the trustee. Any dividend or distribution authorized but unpaid will be paid to the trustee when due. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. If the automatic transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the price, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the price, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing outstanding shares of our capital stock will either bear legends referring to the restrictions described above or will state that we will furnish a full statement about certain transfer restrictions to a stockholder upon request and without charge.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our outstanding shares of stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is National City Bank.

Registration Rights

We and our Manager entered into a registration rights agreement with Stifel, Nicolaus & Company, Incorporated, as the initial purchaser and placement agent for our May 2008 private offering, pursuant to which we will be required to register the 288,592 registrable warrant shares on a shelf registration statement, and cause such registration statement to become effective as promptly as practicable, subject to our right to defer the filing and effectiveness of the registration statement for up to 60 days after the completion of this offering. Pursuant to the registration rights agreement, we will be required to maintain the effectiveness of the registration statement until the first to occur of (i) such time as all of the registrable warrant shares have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (ii) such time as, in the opinion of our counsel, all of the registrable warrant shares not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (iii) the second anniversary of the effective date of the registration statement.

Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “black-out periods,” if:

•

the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our underwritten public offering;

•

our board of directors determines in good faith that the offer or sale of registrable warrant shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving us; or

•

our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the offering memorandum or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information;

and we provide the holders of the registrable warrant shares with a written notice of the suspension. The cumulative blackout periods in any twelve-month period commencing after the date the registration statement is first declared effective may not exceed an aggregate of 90 days or more than three separate times, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case we must terminate the blackout period immediately following the effective date of the post-effective amendment.

In addition to this limited ability to suspend use of the registration statement, until we are eligible to incorporate by reference into the registration statement our periodic and current reports that will be filed after the effectiveness of our registration statement, we will be required to amend or supplement the registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.

A holder that sells registrable warrant shares pursuant to the registration statement generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our registrable warrant shares may be required to deliver information to be used in connection with the registration statement in order to have such holder’s registrable warrant shares included in the registration statement and to benefit from the provisions of the next paragraph.

In connection with our filing of the registration statement, we have agreed to use our commercially reasonable efforts to list or include the registrable warrant shares on the NYSE or Nasdaq, if we meet the criteria for listing on such exchange or market, and thereafter to maintain the listing or inclusion on such exchange or market.

We will bear certain expenses incident to our obligations with respect to the registrable warrant shares, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any brokers’ or underwriters’ discounts or commissions or transfer taxes relating to sales of our securities. We will agree to indemnify each holder, and any underwriter for such holder, or a person who controls any such holder or underwriter, and each of their respective officers, directors, partners, members, managers, employees, representatives and agents arising out of or in connection with any untrue statement of a material fact contained in any registration statement or prospectus. Each selling security holder will in turn agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for inclusion in the registration statement.

The registration rights agreement provides that, prior to our becoming subject to the reporting requirements of the Exchange Act, we will provide to each holder of registrable securities audited consolidated financial statements within 120 days of the end of each of our fiscal year and unaudited quarterly financial statements within 45 days of the end of each of our first three fiscal quarters, commencing with the 2008 audited financial statements.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, we have 7,668,538 shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately 16,768,538 shares of our common stock. In addition, we have 2,934,004 shares of common stock available for future issuance under our 2006 stock incentive plan.

The 7,400,297 shares of common stock issued in connection with our initial capitalization, our December 2006 private offering and our May 2008 private offering are, and the 9,100,000 shares of common stock sold in this offering will be, freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The 288,592 shares of common stock issuable upon exercise of the warrants issued in our May 2008 private offering may or may not be restricted securities depending upon their method of exercise. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, current public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration after only a six-month holding period, subject only to the continued availability of current public information about us. Any sales by affiliates under Rule 144, even after the applicable holding periods described above, are subject to requirements and or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

Lock-Up Periods

We have agreed with the underwriters not to issue, offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock, or announce our intention to do any of the foregoing, for a period of 180 days following the date of this prospectus, subject to certain extensions and exceptions described in “Underwriting—No Sale of Similar Securities.”

As of April 30, 2009, our directors and executive officers, our Manager, Cypress, Sharpridge and certain of their executive officers, directors and affiliates collectively held approximately 4.9% of our outstanding shares of common stock prior to this offering, or 374,085 shares. Each of these individuals and entities has agreed that for a period of 180 days after the date of this prospectus they will not, without the prior written consent of Barclays Capital Inc., (i) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any relevant securities or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder) with respect to any relevant security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration, subject to certain exceptions. This lock-up period may be extended in the circumstances as described in “Underwriting—Lock Up Agreements.”

In addition to the lock-up agreements described above, the holders of an additional 81.6% of our outstanding shares of common stock prior to this offering, or approximately 6.3 million shares, and currently exercisable warrants to purchase 285,592 shares of common stock (out of total outstanding warrants to purchase 288,592 shares), have each generally agreed that during the period from April 30, 2009 until 60 days from the date of this prospectus, they will not (i) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any relevant securities, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any relevant security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration.

Registration Rights

We and our Manager entered into a registration rights agreement with Stifel, Nicolaus & Company, Incorporated, as the initial purchaser and placement agent for our May 2008 private offering, pursuant to which we will be required to register the 288,592 registrable warrant shares on a shelf registration statement, and cause such registration statement to become effective as promptly as practicable, subject to our right to defer the filing and effectiveness of the registration statement for up to 60 days after the completion of this offering. Pursuant to the registration rights agreement, we will be required to maintain the effectiveness of the registration statement until the first to occur of (i) such time as all of the registrable warrant shares have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (ii) such time as, in the opinion of our counsel, all of the registrable warrant shares not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (iii) the second anniversary of the effective date of the registration statement.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION

LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

General

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than eleven. Our charter provides that, at such time as we have at least three independent directors and a class of our common stock or preferred stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Subject to the rights of the holders of preferred stock, if any, our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.

Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions that have been declared advisable by our board of directors by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights (unless our board of directors, upon the affirmative vote of a majority of the board, determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the board’s determination in connection with which holders of the shares would otherwise be entitled to exercise appraisal rights).

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that a stockholder would be able to force us to redeem such stockholder’s shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (b) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or repealed, in whole or in part, at any time in the future. We will, however, amend our bylaws to be subject to the Maryland Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Maryland Business Combination Act

The Maryland Business Combination Act prohibits certain “business combinations” between a Maryland corporation and “interested stockholders” or an affiliate of an interested stockholder. Among other things, the law prohibits, for a period of five years after the most recent date on which the interested stockholder becomes an interested stockholder, a corporation from engaging in any business combination with any interested stockholder. These business combinations include mergers, consolidations, share exchanges or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities or certain other transactions. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the Maryland Business Combination Act if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the board of directors. However, this resolution may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special stockholder-requested meeting of stockholders.

Our charter provides that, at such time as we have at least three independent directors and a class of our stock is registered under the Exchange Act, we elect to be subject to the provisions regarding the filling of board vacancies. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to compel the calling of a special meeting of stockholders.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

This section summarizes the material federal income tax considerations that you, as a holder of shares of common stock, may consider relevant. Hunton & Williams LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of U.S. Holders—Taxation of Tax-Exempt Stockholders” below), partnerships, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below) and other persons subject to special tax rules. This summary assumes that holders hold shares of common stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

This summary is for general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ended on December 31, 2006. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that we qualified to be taxed as a REIT for our taxable years ended on December 31, 2006, December 31, 2007 and December 31, 2008, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2009 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs will be subject to regular corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our net taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses, that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

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If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,”) as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

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If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

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the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 applied to us beginning with our 2007 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Securities—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for federal income tax purposes. We intend to continue to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (or 20% for our prior taxable years) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We believe that all of our transactions with our TRSs have been, and will be, conducted on an arm’s-length basis.

We have elected to treat Sharpridge TRS, Inc. as a TRS for U.S. federal income tax purposes. We may form additional domestic TRSs in the future and may form or invest in foreign TRSs. To the extent that any TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our stockholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum federal rate applicable to qualified dividend income. See “—Taxation of U.S. Holders—Taxation of U.S. Holders on Distributions on Common Stock.”

CLOs and Structured Notes

Pursuant to our then existing investment strategy, we invested in subordinated tranches of CLOs and structured notes. The CLO entities in which we have invested are treated as corporations for federal income tax purposes and the structured notes are treated for federal income tax purposes as equity of a corporation. The CLO and structured notes issuers are organized in foreign countries. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees or through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to United States real property is subject to United States tax as if the foreign corporation were a United States taxpayer. It is not anticipated that the CLO and structured note issuers in which we have invested will hold United States real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed United States real property would be subject to United States tax.

We expect that the CLO and structured note issuers in which we have invested will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. Therefore, despite their status as corporations for federal income tax purposes, they generally will not be subject to corporate income tax on their earnings. Certain U.S. shareholders of such a non-U.S. corporation are required, however, to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We will likely be required to include in income, on a current basis, our proportionate share of the earnings of the CLO and structured note issuers in which we have invested. Although we anticipate that the CLO and structured note issuers in which we have invested will not be subject to corporate income tax, no assurance can be given that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that the CLO and structured note issuers in which we have invested would have available to pay to their creditors and to distribute to us.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property (as described below);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but will be nonqualifying income for purposes of the 75% gross income test). Income and gain from hedging transactions entered into after July 30, 2008 will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Dividends

Our share of any dividends received from any corporation (including dividends from a TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests. We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in foreign corporations are technically neither actual dividends nor any of the other enumerated categories of income specified in the 95% gross income test for federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income or we could fail to qualify as a REIT. See “—Failure to Satisfy Gross Income Tests” and “—Failure to Qualify.”

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We intend to invest in Agency RMBS that are pass-through certificates. We expect that all of the income on our Agency RMBS will be qualifying income for purposes of the 95% gross income test. We expect that the Agency RMBS will be treated as interests in a grantor trust for federal income tax purposes. Consequently, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. Although the IRS has ruled generally that the interest income from Agency RMBS is qualifying income for purposes of the 75% gross income test, it is not clear how this guidance would apply to secondary market purchases of Agency RMBS at a time when the loan-to-value ratio of one or more of the mortgage loans backing the Agency RMBS is greater than 100%. We expect that substantially all of our income from Agency RMBS will be qualifying income for the 75% gross income test.

We have purchased and intend to purchase Agency RMBS through TBAs and may recognize income or gains on the disposition of TBAs, through dollar roll transactions or otherwise. The law is unclear with respect to the qualification of gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of TBAs should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of TBAs and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of TBAs, through dollar roll transactions or otherwise, could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of TBAs should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any non-qualifying income exceeds 25% of our gross income. See “—Failure to Qualify.”

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from hedging transactions entered into after July 30, 2008 will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. A “hedging transaction” also includes any transaction entered into after July 30, 2008 primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our Agency RMBS is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income

Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, such as the fees allocated to Sharpridge TRS, Inc. as a result of its equity interest in Sharpridge, will not be included for purposes of the gross income tests.

Foreign Currency Gain

Certain foreign currency gains recognized after July 30, 2008 would be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

We do not currently own and do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain recognized after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain recognized after July 30, 2008) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If the IRS were to determine that we failed the 95% gross income test because income inclusions with respect to our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations are not qualifying income, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the 95% gross income test, to be due to reasonable cause and not due to willful neglect. If the IRS were to determine that we failed the 75% gross income test because income and gains from dispositions of TBAs are not qualifying income, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the 75% gross income test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert this position, we would fail to qualify as a REIT. See “—Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 95% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•

regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (the “10% vote or value test”).

Fourth, no more than 25% (or 20% for our prior taxable years) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of the 5% asset test or the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-”straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity.

•	Any security (including debt securities) issued by another REIT.

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership.

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

We believe that our investments in Agency RMBS will be qualifying assets for purposes of the 75% asset test. Our investments in subordinated tranches of CLOs and structured notes are not qualifying assets for purposes of the 75% asset test.

We have entered into sale and repurchase agreements under which we nominally sold certain of our Agency RMBS to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that we are treated for REIT asset and income test purposes as the owner of the Agency RMBS that are the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We have purchased and intend to purchase Agency RMBS through TBAs. The law is unclear with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that TBAs should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in TBAs and any non-qualifying assets to no more than 25% of our assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through TBAs could be limited. Moreover, even if we are advised by counsel that TBAs should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBAs and any non-qualifying assets exceeds 25% of our total assets at the end of any calendar quarter. See “—Failure to Qualify.”

We monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.

If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests. If the IRS were to determine that we failed the 75% asset test because TBAs are not qualifying assets, it is possible that the IRS would not consider our position taken with respect to such assets, and accordingly our failure to satisfy the 75% asset test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert these positions, we would fail to qualify as a REIT. See “—Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT.

We believe that the Agency RMBS and other assets that we will hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we continue to comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals have been or will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro-rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above. We intend to continue to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of our Agency RMBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We may acquire investments that will be treated as having “market discount” for federal income tax purposes, because the investments will be debt instruments that we acquire for an amount less than their principal amount. Under the federal income tax rules applicable to market discount and our elections under those rules, we are required to recognize market discount as ordinary income as it accrues on a constant yield basis. The recognition of market discount results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

•	We may recognize phantom taxable income from our investments in the subordinated tranches of CLOs and structured notes.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to continue to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced federal income tax rate of 15% on such dividends (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of U.S. Holders

The term “U.S. holder” means a holder of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

Taxation of U.S. Holders on Distributions on Common Stock

As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long term capital gain. A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 15% tax rate for “qualified dividend income.”

Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates to 15% for tax years 2003 through 2010. Without future Congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 39.6% in 2011. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income), and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. holder generally will take into account distributions that we designate as capital gain dividends as long term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her common stock as long term capital gain, or short term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Distribution Requirements.”

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

Taxation of U.S. Holders on the Disposition of Common Stock

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long term capital gain or loss if the U.S. holder has held such common stock for more than one year and otherwise as short term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of common stock held by such holder for six months or less as a long term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. holder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period through December 31, 2010). The maximum tax rate on long term capital gain applicable to U.S. holders taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to U.S. holders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI so long as our stock is not otherwise used in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a holder of our common stock that is not a U.S. holder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. holder will not incur tax on a distribution on the common stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or mortgage-backed securities such as Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, we must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. holder does not own more than 5% of our common stock during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity, and that a sale of our common stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically controlled qualified investment entity.

If our common stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA will become available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:

•	our common stock is considered regularly traded under applicable U.S. Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. holder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

•	As noted above, we anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or the

•

non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective investors should consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State, Local and Foreign Taxes

We and/or our stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. We may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in the common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Barclays Capital Inc. is acting as the representative of the underwriters for this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	4,550,000
JMP Securities LLC	2,047,500
Stifel, Nicolaus & Company, Incorporated	2,047,500
Oppenheimer & Co. Inc.	455,000

Total	9,100,000

The underwriting agreement is subject to a number of terms and conditions. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $0.462 per share. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Over-Allotment Option to Purchase Additional Shares.    We have granted the underwriters an over-allotment option to purchase up to 1,365,000 additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this over-allotment option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares shown in the table above.

Discount and Commissions.    The following table shows the per share and total underwriting discounts and commissions. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$0.77	$0.77
Total	$7,007,000	$8,058,050

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $1.1 million.

Listing.    We have applied to have our common stock listed on the New York Stock Exchange under the symbol “CYS.”

Prior to the first day our common stock is traded on the New York Stock Exchange, we will have:

•	a minimum price per share of at least $4.00;

•	at least 400 U.S. shareholders;

•	at least 1,100,000 publicly held shares of common stock in the U.S.;

•	an aggregate market value of publicly held shares of common stock in the U.S. of at least $60,000,000; and

•	a global market capitalization of at least $150,000,000.

Stabilization.    In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriters may close out any covered short position either by exercising their over-allotment option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares as referred to above.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representative also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representative may reclaim from any syndicate members or other dealers participating in the offering the underwriting discount and commissions on shares sold by them and purchased by the representative in stabilizing or short covering transactions.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Discretionary Accounts.    The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of shares in this offering.

IPO Pricing.    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the underwriters and us. The principal factors to be considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, public traded common stock of generally comparable companies.

Lock-Up Agreements.    We have agreed that for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Barclays Capital Inc. (i) directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of any relevant securities, or publicly announce the intention to do any of the foregoing, (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any relevant security, or (iii) otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration; provided, however, that we may (a) issue the shares of common stock in this offering, (b) issue shares of our common stock upon the exercise of currently outstanding options or warrants to purchase our common stock; and (c) grant shares of our common stock, or options to purchase our common stock, pursuant to our 2006 stock incentive plan. During this 180-day period, we have also agreed not to file a registration statement under the Securities Act in connection with any transaction by us or any person that is prohibited pursuant to the foregoing, without the prior written consent of Barclays Capital Inc., except for (i) the resale registration statement on Form S-11 that we are required to file and cause to become effective pursuant to our obligations under the registration rights agreement entered into in connection with our May 2008 private offering, and (ii) any registration statements on Form S-8 or Form S-11, but solely for the registration of shares of our common stock that may be issued pursuant to our 2006 stock incentive plan.

As of April 30, 2009, our directors and executive officers, our Manager, Cypress, Sharpridge and certain of their executive officers, directors and affiliates collectively held approximately 4.9% of our outstanding shares of common stock prior to this offering, or 374,085 shares. Each of these individuals and entities has agreed that for a period of 180 days after the date of this prospectus they will not, without the prior written consent of Barclays Capital Inc., (i) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any relevant securities, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any relevant security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration, subject to certain exceptions described below. Notwithstanding the foregoing, each of our executive officers and directors, our Manager, Cypress, Sharpridge and certain of their executive officers, directors and affiliates may (i) exercise currently outstanding options and warrants to purchase shares of our common stock during this 180-day period without the prior written consent of Barclays Capital Inc. and (ii) sell or transfer shares of our common stock during this 180-day period, without the prior written consent of Barclays Capital Inc.:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of such party or his or her immediate family; or

•	by will or intestate succession;

provided, however, it is a condition to any such transfer that the transferee (or trustee, if applicable) execute a similar lock-up agreement stating that such transferee (or trustee, if applicable) is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above; provided, further, that no filing by any party under the Securities Act or the Exchange Act is required in connection with such transfer (other than a filing on Form 5 in connection with such transfer, if applicable). For this purpose, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The periods described in the preceding paragraphs will be automatically extended if: (i) during the last 17 days of the 180-day period we issue an earnings release or announce material news or a material event relating to us; or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

In addition to the 180-day lock-up agreements described above, the holders of an additional 81.6% of our outstanding shares of common stock prior to this offering, or approximately 6.3 million shares, and currently exercisable warrants to purchase 285,592 shares of common stock (out of total outstanding warrants to purchase 288,592 shares), have each generally agreed that during the period from April 30, 2009 until 60 days from the date of this prospectus, they will not (i) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any relevant securities, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any relevant security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a relevant security, whether or not such transaction is to be settled by delivery of relevant securities, other securities, cash or other consideration.

Directed Share Program.    At our request, the underwriters have reserved for sale to our officers and directors, employees of Cypress and Sharpridge, families of our officers and directors and employees of Cypress and Sharpridge, business associates and other third parties at the initial public offering price up to 5% of the shares being offered by this prospectus. The sale of the reserved shares to these purchasers will be made by Barclays Capital Inc. Any shares purchased pursuant to this directed share program may not be sold, pledged, assigned or otherwise disposed of until 180 days after the date of this prospectus; provided, however, that if (i) during the last 17 days of such 180-day period we issue an earnings release or announce material news or a material event relating to us, or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, then the foregoing restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. We do not know if our officers and directors, employees of Cypress and Sharpridge, families of our officers and directors and employees of Cypress and Sharpridge, business associates and other third parties will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

Indemnification.    We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Selling Restrictions.    Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares or has in its possession or distributes this document.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) if the offer of shares is addressed solely to persons who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”). Qualified Investors include:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; and

(ii) to any legal entity which meets two or more of the following criteria: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(b) in any other circumstances falling within Article 3 (2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Australia.    No prospectus or other disclosure document (as defined in the Corporations Act 2001(Cth) of Australia (“Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided us with a certificate from a qualified accountant (as defined in the Corporations Act), which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and the Corporations Regulations 2001 (6th) before the offer has been made;

(iii) a person associated with us under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant, undertake and agree that you will not offer for resale in Australia within 12 months any of those shares being issued to you unless any such resale offer by you is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Conflicts/Affiliates.    Certain of the underwriters and their affiliates have engaged, and the underwriters and their affiliates may from time to time engage, in transactions with us in the ordinary course of their respective businesses. In addition, certain of the underwriters and their affiliates have performed, and the underwriters and their affiliates may, from time to time, perform, services for us in the ordinary course of their respective businesses.

We have purchased Agency RMBS and CLOs and likely will purchase in the future Agency RMBS issued or sold by affiliates of certain of the underwriters or underwritten by certain underwriters. As of April 30, 2009, an aggregate of approximately $38.8 million in carrying value, or 4.7% of the fair value of our portfolio, had been issued or sold by affiliates of certain of the underwriters or underwritten by certain of the underwriters, including Barclays Capital Inc. (all of which was purchased from Lehman Brothers Inc.).

We have entered into a master repurchase agreement with Barclays Capital Inc. At April 30, 2009, we had no borrowings outstanding with Barclays Capital Inc.

Stifel, Nicolaus & Company, Incorporated served as the initial purchaser and placement agent of our May 2008 private offering for which they received customary fees. Stifel, Nicolaus & Company, Incorporated also owns (i) 40,666 shares of our common stock and (ii) warrants to purchase an aggregate of 12,200 shares of our common stock as a result of purchases in that offering. Pursuant to Financial Industry Regulatory Authority Rule 5110(h), Stifel, Nicolaus & Company, Incorporated has agreed that they will not sell, transfer, assign, pledge or hypothecate these securities for a period of 180 days following the date of this prospectus. After the expiration of this lock-up period, Stifel, Nicolaus & Company, Incorporated may sell the 40,666 shares of our common stock without restriction and it may sell the warrants to purchase an aggregate of 12,200 shares of our common stock or the shares of our common stock issuable upon exercise of such warrants pursuant to certain exemptions from registration under the Securities Act. In addition, depending on the method of exercise, Stifel, Nicolaus & Company, Incorporated may be entitled to have the 12,200 shares issuable upon exercise of the warrants purchased in our May 2008 private offering registered for resale on a registration statement pursuant to our obligations under the registration rights agreement we entered into in connection with that offering.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher  & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2009 AND DECEMBER 31, 2008, AND FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008 (UNAUDITED)

Consolidated Statements of Assets and Liabilities	F-2

Consolidated Schedules of Investments	F-3

Consolidated Statements of Operations	F-7

Consolidated Statement of Changes in Net Assets	F-8

Consolidated Statements of Cash Flows	F-9

Notes to Consolidated Financial Statements	F-10

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2008 AND 2007, AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007 AND FOR THE PERIOD FROM FEBRUARY 10, 2006 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-27

Consolidated Statements of Assets and Liabilities	F-28

Consolidated Schedules of Investments	F-29

Consolidated Statements of Operations	F-33

Consolidated Statements of Changes in Net Assets	F-34

Consolidated Statements of Cash Flows	F-35

Notes to Consolidated Financial Statements	F-36

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	March 31, 2009 (Unaudited)	December 31, 2008*
ASSETS:
Investments in securities, at fair value (cost, $865,869,983 and $723,814,995 respectively)	$838,102,206	$690,509,973
Cash and cash equivalents	3,076,551	7,156,140
Receivable for securities sold	54,957,579	885,009
Interest receivable	4,148,910	3,828,586
Prepaid insurance	896,584	65,851
Prepaid and deferred offering costs	64,812	—

Total assets	901,246,642	702,445,559

LIABILITIES:
Securities sold under agreement to repurchase	642,865,151	587,485,241
Unrealized depreciation on interest rate swap contracts	10,808,918	12,503,520
Payable for securities purchased	130,257,137	—
Accrued interest payable (including accrued interest on securities sold under agreement to repurchase of $467,366 and $1,598,881, respectively)	4,531,071	2,327,208
Related party management fee payable	240,261	220,045
Accrued offering costs	105,437	510,569
Accrued expenses and other liabilities	193,347	598,127

Total liabilities	789,001,322	603,644,710

Contingencies (note 10)
NET ASSETS	$112,245,320	$98,800,849

Net assets consist of:
Common stock, $0.01 par value, 500,000,000 shares authorized (7,665,806 and 7,662,706 shares issued and outstanding, respectively)	$76,658	$76,627
Additional paid in capital	202,371,671	201,941,407
Accumulated net realized gain (loss) on investments	(69,474,964)	(68,887,694)
Net unrealized appreciation (depreciation) on investments	(38,576,695)	(45,808,542)
Undistributed net investment income	17,848,650	11,479,051

NET ASSETS	$112,245,320	$98,800,849

NET ASSET VALUE PER SHARE	$14.64	$12.89

*	Derived from audited financial statements.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS

MARCH 31, 2009 (UNAUDITED)

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities—746.7%(d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS—743.9%(d)
Fannie Mae Pools—582.1%(d)
4.015%, due 5/1/2034 (a)(b)	$8,430,264	$8,573,580
4.068%, due 8/1/2033 (a)(b)	8,749,295	8,932,155
4.103%, due 6/1/2036 (a)(b)	35,933,052	36,359,757
4.106%, due 10/1/2036 (a)(b)	35,824,492	36,266,701
4.106%, due 4/1/2036 (a)(b)	44,016,111	44,566,312
4.116%, due 7/1/2036 (a)(b)	37,282,811	37,737,195
4.494%, due 1/1/2035 (a)(b)	40,707,529	41,515,319
4.569%, due 4/1/2035 (a)(b)	11,442,934	11,716,492
4.594%, due 8/1/2037 (a)(b)	28,195,516	28,715,370
4.641%, due 3/1/2034 (a)(b)	47,405,795	48,398,354
4.884%, due 9/1/2034 (a)(b)	31,329,410	31,912,137
5.244%, due 3/1/2038 (a)(b)	32,297,130	33,483,040
5.5%, due 9/1/2023 (a)	63,089,191	65,770,481
5.587%, due 11/1/2037 (a)(b)	8,187,747	8,496,066
5.889%, due 8/1/2037 (a)(b)	55,605,302	57,846,196
5.945%, due 11/1/2036 (a)(b)	34,908,577	36,176,107
5.967%, due 12/1/2036 (a)(b)	38,391,835	40,004,292
6%, due 4/1/2038 (a)	29,193,502	30,488,964
6%, due 5/1/2037 (a)	16,485,884	17,042,283
6.111%, due 5/1/2037 (a)(b)	28,143,582	29,387,528

Total Fannie Mae Pools		653,388,329

Freddie Mac Pools—161.8% (d)
4.788%, due 12/1/2038 (a)(b)	13,807,236	14,223,610
4.987%, due 5/1/2038 (a)(b)	47,784,467	49,141,546
5.136%, due 4/1/2035 (a)(b)	12,249,547	12,454,115
5.5%, due 9/1/2023	9,468,125	9,873,480
5.781%, due 11/1/2036 (a)(b)	46,477,008	47,932,668
5.97%, due 10/1/2037 (a)(b)	40,573,791	42,160,226
5.971%, due 1/1/2036 (b)	5,639,001	5,836,366

Total Freddie Mac Pools		181,622,011

Total Mortgage Pass-Through Agency RMBS (cost—$824,827,879)		835,010,340

Collateralized Loan Obligation Securities—2.3% (d)
AMMC CLO V, LTD (c)(f)	2,249,000	89,960
AMMC CLO VII, LTD (c)(f)	3,900,000	19,500
ARES VIR CLO, LTD (c)(f)	3,775,000	151,000
AVENUE CLO V, LTD (c)	2,000,000	20,000
BALLYROCK CLO 2006-2, LTD (c)	4,270,000	21,350
CARLYLE HIGH YIELD PARTNERS VIII, LTD (c)	3,000,000	30,000
EATON VANCE CDO IX, LTD (c)	2,500,000	100,000
FLAGSHIP CLO V, LTD (c)	3,750,000	18,750
PRIMUS CLO I, LTD (c)(f)	2,500,000	100,000
START III CLO, LTD (c)	3,000,000	1,950,000
TRIMARAN CLO VII, LTD (c)	2,000,000	80,000

Total Collateralized Loan Obligation Securities (cost—$28,346,715)		2,580,560

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

MARCH 31, 2009 (UNAUDITED)

	Face Amount	Fair Value
Structured Notes—0.5%(d)
RESIX 2006-B B9, 6.556%, due 7/15/2038 (b)(c)	$1,870,372	$112,222
RESIX 2006-B B10, 8.056%, due 7/15/2038 (b)(c)	1,870,372	93,519
RESIX 2006-C B11, 7.806%, due 7/15/2038 (b)(c)	993,763	30,707
RESIX 2007-A B11, 7.056%, due 2/15/2039 (b)(c)	4,436,024	133,081
RESIX 2007-B B11, 9.056%, due 4/15/2039 (b)(c)	3,518,045	141,777

Total Structured Notes (cost—$12,695,389)		511,306

Total Investment in Securities (cost—$865,869,983)		$838,102,206

Unrealized Depreciation on Interest Rate Swap Contracts—(9.6%) (d) (Notional $240,000,000 (cost, $0)		$(10,808,918)

Investment in Affiliate—
Sharpridge Capital Management, L.P. (e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase or interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at March 31, 2009.

(c)

Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At March 31, 2009, the value of these securities amounted to $3,091,866, or 2.8% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed.

(f)	Non-income producing security—issuer has missed last payment.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2008*

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities—716.1% (d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS—711.0% (d)
Fannie Mae Pools—527.5% (d)
4.642%, due 5/1/2034 (a)(b)	$8,722,591	$8,785,283
4.728%, due 4/1/2036 (a)(b)	45,224,901	44,942,245
4.728%, due 6/1/2036 (a)(b)	36,267,916	36,041,241
4.73%, due 10/1/2036 (a)(b)	35,820,101	35,596,225
4.741%, due 7/1/2036 (a)(b)	37,262,609	37,029,718
5.5%, due 9/1/2023 (a)	67,676,224	69,960,297
5.586%, due 11/1/2037 (a)(b)	8,189,893	8,394,640
5.89%, due 8/1/2037 (a)(b)	58,501,897	60,220,391
5.951%, due 11/1/2036 (a)(b)	35,303,033	36,340,060
5.965%, due 12/1/2036 (a)(b)	38,847,702	39,982,783
6%, due 4/1/2038 (a)	29,693,115	30,658,142
6%, due 5/1/2037 (a)	17,140,171	17,335,676
6%, due 6/1/2038 (a)	17,097,584	17,653,256
6%, due 6/1/2038 (a)	17,487,049	18,055,378
6%, due 8/1/2038 (a)	17,435,317	18,001,965
6.129%, due 5/1/2037 (a)(b)	28,729,391	29,663,097

Total Fannie Mae Pools		508,660,397

Freddie Mac Pools—183.5% (d)
4.987%, due 5/1/2038 (a)(b)	49,063,191	49,845,136
5.786%, due 11/1/2036 (a)(b)	49,962,585	51,211,650
5.949%, due 1/1/2036 (a)(b)	5,895,792	6,035,818
5.972%, due 10/1/2037 (a)(b)	43,520,267	44,825,875
4.853%, due 12/1/2038 (a)(b)	14,454,086	14,612,178
5.5%, due 9/1/2023	10,036,130	10,374,850

Total Freddie Mac Pools		176,905,507

Total Mortgage Pass-Through Agency RMBS (cost—$681,783,215)		685,565,904

Collateralized Loan Obligation Securities—4.5% (d)
AMMC CLO V, LTD (c)(f)	2,249,000	112,450
AMMC CLO VII, LTD (c)	3,900,000	234,000
ARES VIR CLO, LTD (c)	3,775,000	264,250
AVENUE CLO V, LTD (c)	2,000,000	160,000
BALLYROCK CLO 2006-2, LTD (c)	4,270,000	213,500
CARLYLE HIGH YIELD PARTNERS VIII, LTD (c)	3,000,000	150,000
EATON VANCE CDO IX, LTD (c)	2,500,000	150,000
FLAGSHIP CLO V, LTD (c)	3,750,000	525,000
PRIMUS CLO I, LTD (c)	2,500,000	187,500
START III CLO, LTD (c)	3,000,000	1,980,000
TRIMARAN CLO VII, LTD (c)	2,000,000	340,000

Total Collateralized Loan Obligation Securities (cost—$29,239,555)		4,316,700

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2008*

	Face Amount	Fair Value
Structured Notes - 0.6% (d)
RESIX 2006-B B10, 8.69%, due 7/15/2038 (b)(c)	$1,910,762	$114,646
RESIX 2006-B B9, 7.195%, due 7/15/2038 (b)(c)	1,910,762	133,753
RESIX 2006-C B11, 8.445%, due 7/15/2038 (b)(c)	994,486	39,779
RESIX 2007-A B11, 7.695%, due 2/15/2039 (b)(c)	4,444,139	177,766
RESIX 2007-B B11, 9.695%, due 4/15/2039 (b)(c)	3,524,554	161,425

Total Structured Notes (cost—$12,792,225)		627,369

Total Investments in Securities (cost—$723,814,995)		$690,509,973

Unrealized Depreciation on Interest Rate Swap Contracts—(13.0%) (d) (Notional $240,000,000 (cost, $0))		$(12,503,520)

Investment in Affiliate-
Sharpridge Capital Management, L.P. (e)		$—

LEGEND

*	Derived from audited financial statements.

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase or interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at December 31, 2008.

(c)

Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2008, the value of these securities amounted to $4,944,069, or 5.1% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed.

(f)	Non-income producing security—issuer has missed last payment.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2009	2008
INVESTMENT INCOME—Interest income	$9,321,345	$20,625,259

EXPENSES:
Interest	1,389,508	10,928,733
Management fees	711,769	589,865
Related party management compensation	430,295	100,777
Insurance expense	244,968	160,833
Administration expense	45,300	47,859
Professional fees	85,000	80,000
General, administrative and other	44,906	73,315

Total expenses	2,951,746	11,981,382

NET INVESTMENT INCOME	6,369,599	8,643,877

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	1,441,876	(4,205,616)
Net unrealized appreciation (depreciation) on investments	5,537,245	(11,916,801)
Net gain (loss) on interest rate swap contracts	(334,544)	(26,967,278)

Net gain (loss) from investments	6,644,577	(43,089,695)

NET INCOME (LOSS)	$13,014,176	$(34,445,818)

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$1.71	$(5.26)

Diluted	$1.71	$(5.26)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	7,596,545	6,546,555

Diluted	7,622,372	6,546,555

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS (UNAUDITED)

Three Months Ended March 31, 2009
Net income (loss):
Net investment income	$6,369,599
Net realized gain (loss) on investments	1,441,876
Net unrealized appreciation (depreciation) on investments	5,537,245
Net gain (loss) on interest rate swap contracts	(334,544)

Net income (loss)	13,014,176

Capital transactions:
Amortization of related party compensation	430,295

Total increase in net assets	13,444,471
Net assets:
Beginning of period	98,800,849

End of period	$112,245,320

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$13,014,176	$(34,445,818)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Purchase of investment securities	(217,927,409)	(1,046,067,180)
Proceeds from disposition of investment securities	51,341,204	1,904,508,610
Proceeds from paydowns of investment securities	25,617,016	48,073,763
Amortization of related party compensation	430,295	100,777
Amortization of premiums on investment securities	133,339	215,233
Accretion of discounts on investment securities	—	(22,252)
Net realized (gain) loss on investment securities	(1,441,876)	4,205,616
Net realized (gain) loss on paydowns	222,738	1,033,752
Net (gain) loss on interest rate swap contracts	(1,694,602)	(4,290,549)
Net unrealized (appreciation) depreciation on investments	(5,537,245)	11,916,801
Change in assets and liabilities:
Receivable for securities sold	(54,072,570)	(889,736)
Interest receivable	(320,324)	5,605,082
Prepaid insurance	(830,733)	(629,381)
Payable for securities purchased	130,257,137	(136,720,469)
Related party management fee payable	20,216	55,569
Accrued interest payable	2,203,863	137,786
Accrued expenses and other liabilities	(404,780)	(68,856)

Net cash provided by (used in) operating activities	(58,989,555)	752,718,748

CASH FLOWS FROM FINANCING ACTIVITIES:
Securities sold under agreement to repurchase	2,194,541,402	7,421,117,740
Repayments of securities sold under agreement to repurchase	(2,139,161,492)	(8,169,740,783)
Offering costs paid	(469,944)	(463,751)
Distributions paid	—	(3,612,969)

Net cash provided by (used in) financing activities	54,909,966	(752,699,763)

Net increase (decrease) in cash and cash equivalents	(4,079,589)	18,985
CASH AND CASH EQUIVALENTS—Beginning of period	7,156,140	122,254

CASH AND CASH EQUIVALENTS—End of period	$3,076,551	$141,239

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$2,521,023	$21,172,051

Accrued offering costs	$(405,132)	$216,230

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION

Cypress Sharpridge Investments, Inc. (the “Company”) was formed as a Maryland corporation on January 3, 2006, and commenced operations on February 10, 2006. The Company is externally managed and advised by Cypress Sharpridge Advisors LLC (the “Manager”), a Delaware limited liability company, pursuant to a management agreement (“Management Agreement”). The Manager is a joint venture of Cypress CSI Advisors LLC, a sponsor of private equity funds and leveraged buyouts of U.S. companies in the industrial, consumer, media and financial sectors, and Sharpridge Capital Management, L.P., a fixed income asset management company. Certain individuals associated with Cypress CSI Advisors LLC and Sharpridge Capital Management, L.P. serve on the Company’s board of directors and the Manager’s investment committee.

The Company has elected to be taxed and intends to continue to qualify as a real estate investment trust (“REIT”) and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect thereto.

The Company is a specialty finance company that was created with the objective of achieving consistent risk-adjusted investment income by investing across multiple asset classes, while complying with the requirements to maintain its qualification as a REIT. The Company’s strategy had been to invest a majority of its capital in agency residential mortgage-backed securities (“RMBS”), and subordinated tranches of asset-backed securities, including collateralized debt or loan obligations (“CLO”). In March 2008, the board of directors amended the investment guidelines, pursuant to which the Company will invest exclusively in Agency RMBS.

In February 2006, the Company completed the initial private placement of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $78.0 million. In December 2006, the Company completed a private offering of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $105.8 million. In May 2008, the Company completed a private offering of shares of its common stock at $5.20 per share ($15.60 on a post-split basis) that generated net proceeds of approximately $14.0 million.

On May 1, 2008, the board of directors approved a three-for-one reverse stock split of issued and outstanding common stock, which was then approved by stockholders at the May 23, 2008 annual meeting of stockholders. The reverse stock split was effective May 28, 2008, and the accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split for all periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation

The accompanying interim unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for investment companies (“GAAP”). Accordingly, investments in securities are carried at fair value with changes in fair value recorded in the statement of operations. The interim audited financial statements include the accounts of the Company and its taxable REIT subsidiary, Sharpridge TRS, Inc. The term “Company” refers to these entities collectively, unless otherwise noted. All inter-company balances and transactions have been eliminated in consolidation. The interim audited financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2008, included elsewhere in this registration statement. The interim unaudiated financial statements are unaudited and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the Company’s financial position as of March 31, 2009 and the result of its operations and cash flow for the interim periods ended March 31, 2009 and 2008. All such

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the fiscal year.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those management estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities of three months or less. Interest income earned on cash and cash equivalents is recorded in interest income.

Investment Valuation

Valuation of the Company’s investments is determined by the Manager. Investments are valued at their fair value based on quotations from brokers and dealers. The Manager normally seeks prices from at least three such brokers or dealers, although the Manager may rely on price quotes from fewer than three brokers or dealers in certain circumstances. The Manager reviews all prices used to ensure that current market conditions are represented. This review includes comparisons of similar market transactions or comparisons to a pricing model. The resulting unrealized gains and losses are reflected in the statement of operations.

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, approximates the carrying amounts presented in the statement of assets and liabilities.

Agency Mortgage-Backed Securities

The Company’s investments in agency mortgage-backed securities consist of whole-pool pass-through certificates backed by fixed rate, adjustable-rate and hybrid adjustable-rate residential mortgage (“ARM”) loans guaranteed by Fannie Mae and Freddie Mac. Hybrid ARMs have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable-rate mortgage-backed securities and loans.

Collateralized Debt or Loan Obligations

CLOs are securities backed by a pool of variously rated loans or bonds. Underwriters of CLOs package a large and diversified pool of loans or bonds, including high risk, high yield bonds, which is then separated into “tiers.” Typically, the top tier represents the higher quality collateral and pays the lower interest rate; a middle tier is backed by riskier loans or bonds and pays a higher rate; the bottom tier represents the lowest credit quality and, instead of receiving a fixed interest rate, may receive the residual interest payments from the pool.

Structured Notes

Structured notes are securities packaged and issued by major financial institutions. The notes have some similar characteristics to a plain debt instrument such as commercial paper, medium-term notes, or certificates of

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

deposit. Instead of paying a fixed interest rate over time and repaying par at maturity, structured notes index the coupon, the principal, or both to virtually anything with a trading market. The indexing may be to a designated mortgage pool, interest rate spreads, stock market indices or the price of a security completely unrelated to the transaction.

Mortgage Dollar Rolls

The Company may enter into mortgage dollar roll transactions, in which the Company sells mortgage-backed securities to a dealer and agrees to purchase similar securities in the future at a predetermined price. The Company accounts for mortgage dollar roll transactions as purchases and sales; as such, these transactions may increase the Company’s portfolio turnover rate and leverage ratio. Amounts to be received or paid in connection with open mortgage dollar rolls are included in receivable for securities sold or payable for securities purchased in the statement of assets and liabilities. The primary risk associated with mortgage dollar rolls is that a counterparty will default on its obligations to deliver purchased securities. However, the Company does not anticipate nonperformance by any counterparty.

Interest Rate Swap Contracts

The Company utilizes interest rate swaps to hedge the interest rate risk associated with the financing of its portfolio. Specifically, the Company seeks to hedge the exposure to potential interest rate mismatches between the interest earned on investments and the borrowing costs caused by fluctuations in short term interest rates. In a simple interest rate swap, one investor pays a floating rate of interest on a notional principal amount and receives a fixed rate of interest on the same notional principal amount for a specified period of time. Alternatively, an investor may pay a fixed rate and receive a floating rate. Interest rate swaps are asset/liability management tools.

During the term of the interest rate swap, the Company makes or receives periodic payments and unrealized gains or losses are recorded as a result of marking the swap to its fair value. When the swap is terminated, the Company will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Company’s basis in the contract, if any. The periodic payments and any realized or unrealized gains or losses are reported as net gain or loss on interest rate swap contracts in the statement of operations. Swaps involve a risk that interest rates will move contrary to the Company’s expectations, thereby increasing its payment obligation.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap, limited to any gains recognized. Should interest rates move unexpectedly, the Company may not achieve the anticipated benefits of the interest rate swap and may realize a loss. However, the Company does not anticipate nonperformance by any counterparty.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally are collateralized by investments in fixed income securities and are carried at their contractual amounts, including accrued interest. Counterparties are large institutional dealers in fixed income securities. Collateral is valued daily and counterparties may require additional collateral when appropriate. At March 31, 2009 and December 31, 2008, fixed income securities owned with a fair value of approximately $688,434,102 and $638,025,755, respectively, have been pledged as collateral for which the counterparty has the right to sell or repledge the securities.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Delayed Delivery Transactions and When-Issued Securities

The Company may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. The price of the underlying securities and the date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. With respect to purchase commitments, the Company identifies securities as segregated in its records with a value at least equal to the amount of the commitment. Losses may arise due to changes in the value of the underlying securities or if the counterparty does not perform under the contract’s terms, or if the issuer does not issue the securities due to political, economic, or other factors.

Investment Transactions and Income

The Company records its transactions in securities on a trade date basis. Realized gains and losses on securities transactions are recorded on an identified cost basis. Interest income and expense are recorded on the accrual basis. Interest income on Agency RMBS and structured notes is accrued based on outstanding principal amount of the securities and their contractual terms. Interest on CDO and CLO securities is accrued at a rate determined based on estimated future cash flows and adjusted prospectively as future cash flow amounts are recast. In accordance with Emerging Issues Task Force No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, as amended by FSP Emerging Issues Task Force No. 99-20-1, for CDO and CLO securities placed on nonaccrual status or when the Company cannot reliably estimate cash flows, the cost recovery method is used. Amortization of premium and accretion of discount are recorded using the yield to maturity method, and are included in interest income in the statement of operations.

Share-Based Compensation

The Company accounts for share-based compensation issued to its independent directors and executive officers and certain officers and employees of its Manager and its sub-advisors and other individuals who provide services to the Company, as designated by its Manager (“Manager Designees”), using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). Compensation cost related to restricted common stock and common stock options issued to the Manager Designees is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. Compensation cost related to independent directors is measured at its estimated fair value at the grant date and amortized and expensed over the vesting period. The Company has elected to use the straight line method pursuant to SFAS 123(R) to amortize compensation expense for the restricted common shares and common stock options granted to the Manager Designees.

Income Taxes

The Company has elected to be taxed as a REIT and intends to continue to comply with provisions of the Code with respect thereto. As a REIT, the Company generally will not be subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory savings provisions, the Company will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, it may be subject to some amount of federal, state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its REIT taxable income.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Dividends are generally declared and paid quarterly. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP.

The Company has elected to treat Sharpridge TRS, Inc. (the “TRS”) as a taxable REIT subsidiary. In general, the TRS may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. The TRS is subject to corporate-level federal income tax as a regular C corporation and, accordingly, would record income tax benefit or expense.

The Company accounts for income taxes in conformity with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting and reporting of income taxes. Deferred income tax assets and liabilities are recognized for the future income tax consequences (temporary differences) attributable to the difference between the carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred income tax assets where realization is not considered “more likely than not.” The Company recognizes the effect of change in income tax laws or rates on deferred income tax assets and liabilities in the period that includes the enactment date.

Effective January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) and determined there was no material impact on the Company’s financial statements. FIN 48 provides guidelines for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. It is the Company’s policy to recognize accrued interest and penalties related to uncertain tax benefits in income taxes. Tax years that remain open to examination by major tax jurisdictions include 2006, 2007 and 2008.

Segment Reporting

The Company operates as a single segment reporting to the Chief Executive Officer, who manages the investment portfolio in the aggregate.

Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings per common share (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflect the potential additional dilution of common stock options, unvested restricted common stock and warrants, if they are not anti-dilutive. See Note 3 for earnings per share computations.

Recent Accounting Pronouncements

In February 2008, the FASB issued FASB Staff Position 140-3 (“FSP 140-3”) relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Management has evaluated such assets based on the criteria set forth in FSP 140-3 and has determined the transactions should not be considered linked and therefore the Company should continue to record such assets and the related financing on a gross basis in the consolidated statements of assets and liabilities, and the corresponding interest income and interest expense in the Company’s consolidated statements of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The Company adopted SFAS No. 161 on January 1, 2009 and expanded the disclosures relating to derivative instruments included in its consolidated financial statements.

On October 10, 2008, FASB issued FASB Staff Position 157-3 (“FSP 157-3”), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, in response to the deterioration of the credit markets. FSP 157-3 provides guidance clarifying how SFAS 157 should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example that applies the objectives and framework of SFAS 157, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data does not exist. It further clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. It reaffirms the notion of fair value as an exit price as of the measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. FSP 157-3 was effective upon issuance including prior periods for which financial statements have not been issued. FSP 157-3 does not have a material effect on the fair value of its assets as the Company intends to continue to hold assets that can be valued via level 1 and level 2 criteria, as defined under SFAS 157.

On April 9, 2009 the FASB issued FASB Staff Position 157-4 (“FSP 157-4”), Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, to provide additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 will be effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the effects the FSP will have on its consolidated financial statements.

On April 9, 2009, the FASB issued FASB Staff Position 107-1 (“FSP 107-1”), Interim Disclosures about Fair Value of Financial Instruments, to increase the frequency of disclosures about fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position subject to the scope of FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments. FSP 107-1 will be effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the effects the FSP will have on the disclosures included in its interim consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

3. EARNINGS PER SHARE

The Company calculates basic net income (loss) per common share by dividing net income (loss) for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income (loss) per common share takes into account the effect of dilutive instruments, such as common stock options, unvested restricted common stock and warrants, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average shares of its common stock outstanding. The following table presents a reconciliation of basic and diluted net income (loss) per common share.

	Three Months Ended March 31,
	2009	2008
Basic:
Net income (loss)	$13,014,176	$(34,445,818)

Weighted-average shares outstanding	7,596,545	6,546,555

Basic net income (loss) per share	$1.71	$(5.26)

Diluted:
Net income (loss)	$13,014,176	$(34,445,818)

Weighted-average shares outstanding	7,596,545	6,546,555

Plus: incremental shares from assumed conversion of dilutive instruments	25,827	—

Adjusted weighted-average shares outstanding	7,622,372	6,546,555

Diluted net income (loss) per share	$1.71	$(5.26)

4. INVESTMENTS IN SECURITIES

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157” or the “Standard”). The Standard defines fair value, provides a consistent framework for measuring fair value under accounting principles generally accepted in the United States, and expands fair value financial statement disclosure requirements. SFAS 157 does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157. The adoption of SFAS 157 had no effect on the manner in which the Company measures fair value, but it does require certain additional disclosures about the fair value of securities and derivatives, based on the level of inputs, summarized below:

March 31, 2009

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Agency RMBS	$—	$835,010	$—	$835,010
CLOs and Structured Notes	—	3,092		3,092

Total	$—	$838,102	$—	$838,102

Liabilities
Interest rate swap contracts	$—	$10,809	$—	$10,809

Total	$—	$10,809	$—	$10,809

December 31, 2008

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Agency RMBS	$—	$685,566	$—	$685,566
CLOs and Structured Notes	—	4,944	—	4,944

Total	$—	$690,510	$—	$690,510

Liabilities
Interest rate swap contracts	$—	$12,504	$—	$12,504

Total	$—	$12,504	$—	$12,504

The Agency RMBS portfolio consisted of Agency RMBS collateralized by fixed rate mortgages, ARMs and hybrid ARMs as follows:

March 31, 2009

	Par Amount	Estimated Fair Value	Weighted Average
Security Description			Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$540,326	$556,905	5.3%	28.7	33.3%
Agency RMBS collateralized by monthly reset ARMs	153,056	154,930	4.1	1	22.7
Agency RMBS collateralized by fixed rate mortgages	118,237	123,175	5.7	N/A	33.9

Total Agency RMBS	$811,619	$835,010

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

December 31, 2008

	Par Amount	Estimated Fair Value	Weighted Average
Security Description			Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$341,190	$349,917	5.7%	41.2	38.8%
Agency RMBS collateralized by monthly reset ARMs	154,576	153,609	4.7	1	21.2
Agency RMBS collateralized by fixed rate mortgages	176,566	182,040	5.8	N/A	29.9

Total Agency RMBS	$672,332	$685,566

(1)

“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)

“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the single monthly mortality rate.

As of March 31, 2009 and December 31, 2008, the Agency RMBS were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.6%% and 101.4% of par value, respectively, due to the average interest rates on these investments being higher than prevailing market rates. As of March 31, 2009 and December 31, 2008, approximately $13.7 million and $10.0 million, respectively, of unamortized premium was included in the cost basis of the investments.

Actual maturities of Agency RMBS are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As of March 31, 2009 and December 31, 2008, the average final contractual maturity of the mortgage portfolio is in year 2035. Based on current estimates, the Agency RMBS will have an average expected life of less than five years.

In order to mitigate its interest rate exposure, the Company had entered into the following interest rate swap contracts as of March 31, 2009 and December 31, 2008:

Derivatives not designated as hedging instruments under FAS 133(a)
As of March 31, 2009	Pay Rate	Receive Rate		Notional Amount	Fair Value	Statement of Assets and Liabilities Location
Expiration Date
May 2010	5.164%	3-Month LIBOR	(b)	$240,000,000	$(10,808,918)	Unrealized depreciation on interest rate swap contracts

Derivatives not designated as hedging instruments under FAS 133(a)
As of December 31, 2008	Pay Rate	Receive Rate		Notional Amount	Fair Value	Statement of Assets and Liabilities Location
Expiration Date
May 2010	5.164%	3-Month LIBOR	(b)	$240,000,000	$(12,503,520)	Unrealized depreciation on interest rate swap contracts

		Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives not designated as hedging Instruments under FAS 133(a)	Location of Gain or (Loss) Recognized in Income on Derivative	Three Months Ended
		March 31, 2009	March 31, 2008
Interest rate swap contracts	Net gain (loss) on interest rate swap contracts	$(334,544)	$(26,967,278)

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(a)	See footnote 2 for additional information on the Company’s purpose for entering into interest rate swaps not designated as hedging instruments.

(b)	London InterBank Offered Rate (“LIBOR”).

Credit Risk

At March 31, 2009 and December 31, 2008, the Company limited its exposure to credit losses on our mortgage assets by purchasing securities primarily through Freddie Mac and Fannie Mae. The payment of principal and interest on the Agency RMBS are guaranteed by those respective enterprises. In September 2008, both Freddie Mac and Fannie Mae were placed in the conservatorship of the United States government. While it is hoped that the conservatorship will help stabilize Freddie Mac’s and Fannie Mae’s losses and overall financial position, there can be no assurance that it will succeed or that, if necessary, Freddie Mac or Fannie Mae will be able to satisfy their guarantees of Agency RMBS.

The Company’s Agency RMBS backed by adjustable-rate mortgage loans are subject to periodic and lifetime interest rate caps. Periodic caps can limit the amount an interest rate can increase during any given period.

The Company’s CLOs and structured notes do not have the backing of Fannie Mae or Freddie Mac. Payment of principal and interest is dependent on the performance of the underlying loans, which are subject to borrower default and possible losses.

5. BORROWINGS

The Company leverages its portfolio of securities through the use of securities sold under agreement to repurchase. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above or below the LIBOR.

Certain information with respect to the Company’s borrowings as of March 31, 2009 and December 31, 2008 is summarized in the following tables. Each of the borrowings listed is contractually due in one year or less (dollars in thousands).

March 31, 2009
Outstanding borrowings	$642,865
Interest accrued thereon	$467
Weighted average borrowing rate	0.82%
Weighted average remaining maturity (in days)	25.87
Fair value of the collateral (1)	$688,434

December 31, 2008
Outstanding borrowings	$587,485
Interest accrued thereon	$1,599
Weighted average borrowing rate	2.44%
Weighted average remaining maturity (in days)	10.03
Fair value of the collateral (1)	$638,026

(1)	Collateral for borrowings consists of fixed income securities.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

At March 31, 2009 and December 31, 2008, the Company had securities sold under agreement to repurchase where the amount at risk exceeded 10% of net assets with the following counterparties:

March 31, 2009
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp.	$11,947,344	8

December 31, 2008
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp. (2)	$13,373,003	10
Deutsche Bank Securities, Inc.	15,064,027	9
Goldman Sachs Group, Inc.	12,893,032	6

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of securities sold under agreement to repurchase liabilities plus accrued interest expense.

(2)	Formerly Merrill Lynch & Co., acquired by Bank of America Corp., effective January 1, 2009.

Market Risk

The current situation in the mortgage sector and the current weakness in the broader mortgage market could adversely affect one or more of the Company’s lenders and could cause one or more of the Company’s lenders to be unwilling or unable to provide additional financing. This could potentially increase the Company’s financing costs and reduce liquidity. If one or more major market participants fail, it could negatively impact the marketability of all fixed income securities, including Agency RMBS. This could negatively impact the value of the securities in the Company’s portfolio, thus reducing its net book value. Furthermore, if many of the Company’s lenders are unwilling or unable to provide additional financing, the Company could be forced to sell its Agency RMBS at an inopportune time when prices are depressed. Even with the current situation in the mortgage sector, the Company does not anticipate having difficulty converting its assets to cash or extending financing terms due to the fact that its Agency RMBS have an actual or implied “AAA” rating and principal and interest payments are guaranteed by Freddie Mac or Fannie Mae.

6. SHARE CAPITAL

The Company authorized 500,000,000 shares of common stock having par value of $0.01 per share. As of March 31, 2009 and December 31, 2008, the Company had issued and outstanding 7,665,806 and 7,662,706, respectively, shares of common stock and warrants to purchase an additional 288,592 shares of common stock. Below is a description of the warrants outstanding at March 31, 2009 and December 31, 2008:

March 31, 2009
Expiration	Additional shares of common stock	Exercise Price
April 30, 2011	288,592	$15.60	(a)

December 31, 2008
Expiration	Additional shares of common stock	Exercise Price
April 30, 2011	288,592	$15.60	(a)

(a)

If additional shares of common stock are sold at a price less than $15.60 per share, there will be a one-time adjustment to the exercise price of the warrants to equal the price per share of the additional shares sold.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

The Company is also authorized to issue shares of preferred stock. As of March 31, 2009 and December 31, 2008, no such shares were issued or outstanding.

7. STOCK OPTIONS AND RESTRICTED STOCK

The Company has adopted a stock incentive plan (the “2006 Stock Incentive Plan”) that provides for the grant of non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. The compensation committee of the board of directors administers the plan. Awards under the 2006 Stock Incentive Plan may be granted to the Company’s independent directors and executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals providing services to the Company, as designated by the Manager.

The exercise price for any stock option granted under the 2006 Stock Incentive Plan may not be less than 100% of the fair value of the shares of common stock at the time the common stock option is granted. Each common stock option must terminate no more than ten years from the date it is granted. The 2006 Stock Incentive Plan authorizes a total of 3,333,333 shares that may be used to satisfy awards under the plan. New shares will be issued on the exercise of any option. The Company made its initial grants under the 2006 Stock Incentive Plan on February 10, 2006, December 8, 2006 and December 28, 2006, upon completing the private offering of common stock on these dates. Each grant vests over a three-year period. Restricted common stock granted to independent directors on or after January 1, 2007 will vest over a one-year period.

The following table summarizes restricted common stock transactions for the three months ended March 31, 2009 and 2008:

Three months ended March 31, 2009	Officers and Employees(1)	Independent Directors	Total
Unvested Shares as of December 31, 2008	81,307	11,155	92,462
Issued	—	3,100	3,100
Vested	(43,140)	(2,581)	(45,721)

Unvested Shares as of March 31, 2009	38,167	11,674	49,841

Three months ended March 31, 2008	Officers and Employees(1)	Independent Directors	Total
Unvested Shares as of December 31, 2007	162,618	7,334	169,952
Issued	—	2,025	2,025
Vested	(43,140)	(1,889)	(45,029)

Unvested Shares as of March 31, 2008	119,478	7,470	126,948

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

The shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company and independent directors were valued using the fair value at the time of grant, which was $12.89 and $19.75 for shares granted on January 1, 2009 and 2008, respectively. Pursuant to SFAS 123(R), the Company is required to value any unvested shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Company at the fair value at each reporting period. The Company valued the unvested restricted common stock at $14.64 and $12.89 per share at March 31, 2009 and December 31, 2008, respectively. Unrecognized compensation cost related to unvested restricted common stock granted as of March 31, 2009 and December 31, 2008 was $483,630 and $713,774, respectively.

There were no common stock option transactions for the three months ended March 31, 2009 and 2008. As of March 31, 2009 and December 31, 2008, there were 131,088 options outstanding with a weighted average exercise price of $30.00. Of the 131,088 options outstanding at March 31, 2009, all have vested and therefore were exercisable. Of the 131,088 options outstanding at December 31, 2008, 87,392 have vested and therefore were exercisable. The common stock options are valued using the Black-Scholes model using the following assumptions:

	As of March 31, 2009	As of December 31, 2008
Expected life	6.9 years	7.1 years
Discount rate	2.575%	2.329%
Volatility	87.50%	84.62%
Dividend yield	14.83%	32.44%

The estimated fair value of the common stock options was $3.97 and $2.14 per share at March 31, 2009 and December 31, 2008, respectively. The components of share based compensation expense for each period were as follows:

	Three Months Ended March 31,
	2009	2008
Options granted to CEO	$57,278	$(9,703)
Restricted shares granted to officers and employees (1)	328,483	63,231
Restricted shares granted to certain directors	44,534	47,249

Total shared based compensation expense	$430,295	$100,777

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

8. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Manager manages the Company’s day-to-day operations, subject to the direction and oversight of the Company’s Board of Directors. The Management Agreement was executed on February 10, 2006. The initial term expired on December 31, 2008, was automatically renewed for a one-year term and will continue to be automatically renewed for one-year term on each anniversary date thereafter. The Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company’s common stock. In the event the Management Agreement is terminated, the Company shall pay to the Manager a termination fee in accordance with the provisions of the Management Agreement.

The Management Agreement provides, among other things, that the Company pays to the Manager, in exchange for managing the day-to-day operations of the Company, certain fees and reimbursements, consisting of a base management fee and reimbursement for out-of-pocket and certain other costs incurred by the Manager

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

and on behalf of the Company. The base management fee, which is paid monthly, was equal to 1/12 of (A) 1.50% of the first $250,000,000 of Net Assets (as defined in the Management Agreement), (B) 1.25% of such Net Assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (C) 1.00% of such Net Assets that are greater than $500,000,000. In addition to the base management fees, the Manager receives quarterly incentive compensation in an amount generally equal to the product of: (i) 15% of the dollar amount by which (A) the Company’s average quarterly Net Income, before Incentive Compensation, for the immediately preceding four quarters per Common Share (based on weighted average number of Common Shares outstanding for such four quarters) exceeds (B) an amount equal to (1) the weighted average price per share of the Common Shares in the initial offering by the Company and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof multiplied by (2) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the Ten Year U.S. Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such four quarters.

Effective January 1, 2009, the terms of the Management Agreement were amended such that until such time as the Company withdraws its Registration Statement on Form S-11, Registration No. 333-142236, from the SEC, the payment of the incentive fee is waived and shall not accrue, and that upon completion of an initial public offering, no incentive fee will be due or payable.

For the three months ended March 31, 2009 and 2008, the Company incurred $409,780 and $427,852 in base management fees, respectively. The Company is required to reimburse the Manager for its pro-rata portion of rent, utilities, legal and investment services, market information systems and research publications and materials which amounted to $301,989 and $162,013 for the three months ended March 31, 2009 and 2008, respectively. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company which is included in related party management compensation on the consolidated statement of operations and described in note 7. No incentive compensation was earned or paid to the Manager during the three months ended March 31, 2009 and 2008.

Sharpridge TRS, Inc. has a 19% non-voting limited partnership interest in the Company’s sub-advisor, Sharpridge Capital Management, L.P., which is accounted for at fair value. No value was ascribed to this investment at March 31, 2009 or December 31, 2008.

As of March 31, 2009 and December 31, 2008, the Company’s executive officers and directors, and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company beneficially own an aggregate of 722,313 and 719,213 shares of common stock, respectively, representing approximately 9.4% of the shares of common stock outstanding.

9. INCOME TAXES

The Company has elected to be taxed as a REIT under Section 856 of the Code and intends to continue to comply with the provisions of the Code. As a REIT, the Company generally is not subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders each year and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its taxable income. The Company has elected to treat the TRS as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation that is permitted to engage in non-qualifying REIT activities. Taxable income of a taxable REIT subsidiary is subject to federal, state, and local income taxes.

Book/tax differences primarily relate to amortization of realized losses on swaps, offering costs, related party management compensation expense, CLO income accruals and swap income and expenses.

The estimated tax character of all distributions declared to shareholders during 2008 was ordinary income.

The estimated federal tax cost and the tax basis components of distributable earnings were as follows:

As of December 31, 2008
Cost of investments	$722,212,574

Gross appreciation	$10,683,375
Gross depreciation	(42,385,976)

Net unrealized appreciation (depreciation)	$(31,702,601)

Undistributed ordinary income	$—

Capital loss carryforwards	$(26,895,142)

As of December 31, 2008, the Company had estimated capital loss carryforwards available to offset future realized gains. Such losses expire as follows:

December 31, 2011	$(195,321)
December 31, 2012	(18,941,370)
December 31, 2013	(7,745,897)

$(26,882,588)

As of March 31, 2009 and December 31, 2008, the Company’s undistributed taxable income was approximately $1.8 million and $0.0 million, respectively. No income tax provision was recorded for the three months ended March 31, 2009 and 2008.

10. CONTINGENCIES

The Company enters into certain contracts that contain a variety of indemnifications, principally with the Manager and brokers. The maximum potential amount of future payment the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred any costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of March 31, 2009 and December 31, 2008.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR CONCENTRATIONS OF CREDIT RISK

In the normal course of its business, the Company trades various financial instruments and enters into various investment activities with off-balance sheet risk, including interest rate swap contracts. These financial instruments contain varying degrees of off-balance sheet risk whereby changes in the fair values of the securities underlying the financial instruments or the Company’s satisfaction of the obligations may ultimately exceed the amount recognized in the statement of assets and liabilities.

The contract amounts of the swap contracts do not represent the Company’s risk of loss due to counterparty nonperformance. The Company’s exposure to credit risk associated with counterparty nonperformance on swap contracts is limited to the unrealized gains inherent in such contracts which are recognized in the statement of assets and liabilities. Any counterparty nonperformance of these transactions is not expected to have a material effect upon the Company’s consolidated financial condition.

The Company’s investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by primarily holding securities that are either guaranteed by government (or government-sponsored) agencies.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. The principal risks potentially affecting the Company’s consolidated financial position, results of operations and cash flows include the risks that: (a) interest rate changes can negatively affect the fair value of the Company’s mortgage-backed securities, (b) interest rate changes can influence borrowers’ decisions to prepay the mortgages underlying the securities, which can negatively affect both cash flows from, and the fair value of, the securities, and (c) adverse changes in the fair value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short term borrowings under repurchase agreements can result in the need to sell securities at inopportune times and incur realized losses.

The Company enters into derivative transactions as hedges of interest rate exposure and in the course of investing with counterparties. In the event of nonperformance by a counterparty, the Company is potentially exposed to losses although the counterparties to these agreements are primarily major financial institutions with investment grade ratings.

The Company is subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase.

The Company’s principal trading activities are primarily with brokers and other financial institutions located in North America. All securities transactions of the Company are cleared by multiple major securities firms pursuant to customer agreements. At March 31, 2009 and December 31, 2008, substantially all the investments in securities, and receivable for securities sold are positions with and amounts due from these brokers. The Company had substantially all of its individual counterparty concentrations with these brokers and their affiliates.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

12. FINANCIAL HIGHLIGHTS

In accordance with financial reporting requirements applicable to investment companies, the Company has included below certain financial highlight information for the three months ended March 31, 2009 and 2008.

	Per Share
	Three months ended March 31,
	2009		2008
Net asset value, beginning of period	$12.89		$19.75
Net gain (loss):
Net investment income	0.83	(a)	1.29	(a)
Net gain (loss) from investments	0.87	(a)	(6.46	)(a)

Net gain (loss)	1.70		(5.17)
Capital transactions:
Issuance of common shares and amortization of restricted shares	0.05	(a)	0.03	(a)

Net asset value, end of period	$14.64		$14.61

Total return (%)	13.58	%(b)	(26.03	)%(b)
Ratios to Average Net Assets
Expenses before interest expense	5.97	%(c)	3.56	%(c)
Expenses	11.27	%(c)	40.56	%(c)
Net investment income	24.32	%(c)	29.26	%(c)

Supplemental Data
Net assets, end of period (000)	$112,245		$97,801
Portfolio turnover rate (%)	10%		65%

(a)

Calculated based on average shares outstanding during the period. Average shares outstanding include vested and unvested restricted shares and differs from weighted average shares outstanding used in calculating earnings per share (footnote 3).

(b)	Not computed on an annualized basis.

(c)	Computed on an annualized basis.

13. SUBSEQUENT EVENTS

On April 1, 2009, an aggregate of 2,732 shares of restricted common stock were granted to the independent directors.

On April 7, 2009, the board of directors authorized a distribution to stockholders of $0.60 per share, which was paid on April 29, 2009 to shareholders of record on April 22, 2009.

As of April 30, 2009, we had net assets of approximately $115.2 million with a net asset value per share of approximately $15.02. The increase of approximately $2.9 million in our net assets as compared to our March 31, 2009 reported net assets resulted primarily from (i) our payment in April 2009 of an approximately $4.6 million distribution to our stockholders, (ii) net realized loss upon termination of a swap contract of approximately $10.8 million, the change in unrealized appreciation on swap contracts of approximately $12.2 million and the net swap interest expense of approximately $0.1 million, and (iii) an unrealized gain of approximately $3.9 million relating to the change in fair value of the assets in our portfolio. Additionally, for the period from April 1, 2009 through April 30, 2009, we had net investment income of approximately $2.3 million. As of April 30, 2009, our total assets were approximately $839.9 million, which included total investments of approximately $828.4 million, total liabilities were approximately $724.7 million, which included securities sold under agreements to repurchase of approximately $723.6 million, and our portfolio was levered (as measured by total liabilities to total net assets) approximately 6.3 to 1.

Our board of directors has authorized a distribution to our stockholders of $0.60 per share, which will be paid on June 15, 2009 to shareholders of record on June 3, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Cypress Sharpridge Investments, Inc.:

We have audited the accompanying consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Cypress Sharpridge Investments, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in net assets, and cash flows for the years ended December 31, 2008 and 2007 and for the period February 10, 2006 (commencement of operations) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cypress Sharpridge Investments, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years ended December 31, 2008 and 2007 and for the period February 10, 2006 (commencement of operations) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

February 24, 2009

Boston, Massachusetts

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	As of December 31,
	2008	2007
ASSETS:
Investments in securities, at fair value (cost, $723,814,995 and $1,877,370,442, respectively)	$690,509,973	$1,870,443,217
Cash and cash equivalents	7,156,140	122,254
Receivable for securities sold	885,009	2,531,032
Interest receivable	3,828,586	10,325,509
Prepaid insurance	65,851	29,166
Prepaid and deferred offering costs	—	958,119

Total assets	702,445,559	1,884,409,297

LIABILITIES:
Securities sold under agreement to repurchase	587,485,241	1,337,613,863
Unrealized depreciation on interest rate swap contracts	12,503,520	26,008,043
Distribution payable	—	3,612,969
Payable for securities purchased	—	378,187,031
Accrued interest payable (including accrued interest on securities sold under agreement to repurchase of $1,598,881 and $5,687,850, respectively)	2,327,208	5,692,163
Related party management fee payable	220,045	165,388
Accrued offering costs	510,569	463,751
Accrued expenses and other liabilities	598,127	520,053

Total liabilities	603,644,710	1,752,263,261

Contingencies (note 10)
NET ASSETS	$98,800,849	$132,146,036

Net assets consist of:
Common stock, $0.01 par value, 500,000,000 shares authorized (7,662,706 and 6,690,684 shares issued and outstanding, respectively)	$76,627	$66,907
Additional paid in capital	201,941,407	186,649,372
Accumulated net realized gain (loss) on investments	(68,887,694)	(18,841,417)
Net unrealized appreciation (depreciation) on investments	(45,808,542)	(32,935,268)
Undistributed (distributions in excess of) net investment income	11,479,051	(2,793,558)

NET ASSETS	$98,800,849	$132,146,036

NET ASSET VALUE PER SHARE	$12.89	$19.75

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS

DECEMBER 31, 2008

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities—716.1% (d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS—711.0% (d)
Fannie Mae Pools—527.5% (d)
4.642%, due 5/1/2034 (a)(b)	$8,722,591	$8,785,283
4.728%, due 4/1/2036 (a)(b)	45,224,901	44,942,245
4.728%, due 6/1/2036 (a)(b)	36,267,916	36,041,241
4.73%, due 10/1/2036 (a)(b)	35,820,101	35,596,225
4.741%, due 7/1/2036 (a)(b)	37,262,609	37,029,718
5.5%, due 9/1/2023 (a)	67,676,224	69,960,297
5.586%, due 11/1/2037 (a)(b)	8,189,893	8,394,640
5.89%, due 8/1/2037 (a)(b)	58,501,897	60,220,391
5.951%, due 11/1/2036 (a)(b)	35,303,033	36,340,060
5.965%, due 12/1/2036 (a)(b)	38,847,702	39,982,783
6%, due 4/1/2038 (a)	29,693,115	30,658,142
6%, due 5/1/2037 (a)	17,140,171	17,335,676
6%, due 6/1/2038 (a)	17,097,584	17,653,256
6%, due 6/1/2038 (a)	17,487,049	18,055,378
6%, due 8/1/2038 (a)	17,435,317	18,001,965
6.129%, due 5/1/2037 (a)(b)	28,729,391	29,663,097

Total Fannie Mae Pools		508,660,397

Freddie Mac Pools—183.5% (d)
4.987%, due 5/1/2038 (a)(b)	49,063,191	49,845,136
5.786%, due 11/1/2036 (a)(b)	49,962,585	51,211,650
5.949%, due 1/1/2036 (a)(b)	5,895,792	6,035,818
5.972%, due 10/1/2037 (a)(b)	43,520,267	44,825,875
4.853%, due 12/1/2038 (a)(b)	14,454,086	14,612,178
5.5%, due 9/1/2023	10,036,130	10,374,850

Total Freddie Mac Pools		176,905,507

Total Mortgage Pass-Through Agency RMBS (cost—$681,783,215)		685,565,904

Collateralized Loan Obligation Securities—4.5% (d)
AMMC CLO V, LTD (c)(f)	2,249,000	112,450
AMMC CLO VII, LTD (c)	3,900,000	234,000
ARES VIR CLO, LTD (c)	3,775,000	264,250
AVENUE CLO V, LTD (c)	2,000,000	160,000
BALLYROCK CLO 2006-2, LTD (c)	4,270,000	213,500
CARLYLE HIGH YIELD PARTNERS VIII, LTD (c)	3,000,000	150,000
EATON VANCE CDO IX, LTD (c)	2,500,000	150,000
FLAGSHIP CLO V, LTD (c)	3,750,000	525,000
PRIMUS CLO I, LTD (c)	2,500,000	187,500
START III CLO, LTD (c)	3,000,000	1,980,000
TRIMARAN CLO VII, LTD (c)	2,000,000	340,000

Total Collateralized Loan Obligation Securities (cost—$29,239,555)		4,316,700

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2008

	Face Amount	Fair Value
Structured Notes—0.6% (d)
RESIX 2006-B B10, 8.69%, due 7/15/2038 (b)(c)	$1,910,762	$114,646
RESIX 2006-B B9, 7.195%, due 7/15/2038 (b)(c)	1,910,762	133,753
RESIX 2006-C B11, 8.445%, due 7/15/2038 (b)(c)	994,486	39,779
RESIX 2007-A B11, 7.695%, due 2/15/2039 (b)(c)	4,444,139	177,766
RESIX 2007-B B11, 9.695%, due 4/15/2039 (b)(c)	3,524,554	161,425

Total Structured Notes (cost—$12,792,225)		627,369

Total Investments in Securities (cost—$723,814,995)		$690,509,973

Unrealized Depreciation on Interest Rate Swap Contracts—(13.0%) (d) (Notional $240,000,000 (cost, $0))		$(12,503,520)

Investment in Affiliate—
Sharpridge Capital Management, L.P. (e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase or interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at December 31, 2008.

(c)

Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2008, the value of these securities amounted to $4,944,069, or 5.1% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed.

(f)	Non-income producing security—issuer has missed last payment.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2007

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities—1415.4% (d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS—1388.7% (d)
Fannie Mae Pools—945.0% (d)
5.5%, due 12/1/2038	$125,000,000	$124,824,219
5.712%, due 4/1/2037 (a,b)	96,979,901	98,660,844
5.745%, due 6/1/2037 (a,b)	47,983,114	48,882,797
5.813%, due 4/1/2037 (a,b)	43,118,282	44,027,808
5.897%, due 8/1/2037 (a,b)	62,015,137	63,245,491
5.945%, due 11/1/2036 (a,b)	38,551,505	39,334,583
5.981%, due 12/1/2036 (a,b)	45,102,918	46,033,165
6%, due 11/1/2036 (a)	55,702,337	56,581,389
6%, due 5/1/2037 (a)	17,730,488	17,877,296
6.116%, due 10/1/2036 (a,b)	30,125,357	30,798,470
6.149%, due 5/1/2037 (a,b)	32,037,836	32,756,685
6.193%, due 6/1/2036 (a,b)	16,299,292	16,678,760
6.5%, due 8/1/2037 (a)	54,912,332	56,456,741
6.5%, due 10/1/2037 (a)	69,535,082	71,490,756
6.5%, due 10/1/2037 (a)	30,834,194	31,701,406
6.787%, due 3/1/2036 (a,b)	22,047,017	22,434,536
7.15%, due 9/1/2036 (a,b)	41,318,867	42,198,463
7.231%, due 12/1/2036 (a,b)	43,688,329	44,671,316
7.242%, due 10/1/2036 (a,b)	38,322,071	39,322,037
7.247%, due 4/1/2036 (a,b)	49,929,688	51,209,136
7.25%, due 6/1/2036 (a,b)	40,946,775	42,021,628
7.266%, due 7/1/2036 (a,b)	41,114,685	42,206,794
7.275%, due 3/1/2036 (a,b)	53,609,649	54,983,397
7.277%, due 12/1/2036 (a,b)	39,627,196	40,692,177
7.312%, due 9/1/2036 (a,b)	26,812,629	27,591,871
7.343%, due 12/1/2036 (a,b)	22,982,246	23,535,256
7.367%, due 11/1/2036 (a,b)	37,579,422	38,648,087

Total Fannie Mae Pools		1,248,865,108

Freddie Mac Pools—443.7% (d)
5.806%, due 11/1/2036 (a,b)	59,421,173	60,417,703
5.94%, due 12/1/2036 (a,b)	86,989,302	88,602,691
5.965%, due 10/1/2037 (a,b)	49,630,585	50,597,240
6.005%, due 1/1/2036 (b)	6,756,455	6,872,747
6.042%, due 7/1/2036 (a,b)	48,074,138	48,994,835
6.069%, due 10/1/2037 (a,b)	75,281,831	76,837,799
6.5%, due 12/1/2038	247,000,000	253,966,173

Total Freddie Mac Pools		586,289,188

Total Mortgage Pass-Through Agency RMBS (cost—$1,830,636,500)		1,835,154,296

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2007

	Face Amount	Fair Value
Collateralized Loan Obligation Securities—19.4% (d)
AMMC CLO V, LTD (c)	$2,249,000	$1,383,135
AMMC CLO VII, LTD (c)	3,900,000	2,535,000
ARES VIR CLO, LTD (c)	3,775,000	2,529,250
AVENUE CLO V, LTD (c)	2,000,000	1,561,232
BALLYROCK CLO 2006-2 V, LTD (c)	4,270,000	3,458,700
CARLYLE HIGH YIELD PARTNERS VIII, LTD (c)	3,000,000	2,010,000
EATON VANCE CDO IX, LTD (c)	2,500,000	1,837,500
FLAGSHIP CLO V, LTD (c)	3,750,000	2,587,500
NAVIGARE CLO, LTD (c)	2,600,000	1,534,000
PRIMUS CLO I, LTD (c)	2,500,000	1,700,000
START III CLO, LTD (c)	3,000,000	2,820,000
TRIMARAN CLO VII, LTD (c)	2,000,000	1,740,000

Total Collateralized Loan Obligation Securities (cost—$33,735,864)		25,696,317

Structured Notes—7.3% (d)
RESIX 2006-B B9, 11.028%, due 7/15/2038 (b,c)	1,980,496	1,624,006
RESIX 2006-B B10, 12.528%, due 7/15/2038 (b,c)	1,980,496	1,554,689
RESIX 2006-C B11, 12.278%, due 7/15/2038 (b,c)	997,337	708,110
RESIX 2007-A B11, 11.528%, due 2/15/2039 (b,c)	4,475,432	3,043,294
RESIX 2007-B B11, 13.528%, due 4/15/2039 (b,c)	3,550,007	2,662,505

Total Structured Notes (cost—$12,998,078)		9,592,604

Total Investments in Securities (cost—$1,877,370,442)		$1,870,443,217

Unrealized depreciation on Interest Rate Swap Contracts—(19.7%) (d) (Notional $890,000,000 (cost, $0))		$(26,008,043)

Investment in Affiliate—
Sharpridge Capital Management, L.P. (e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase or interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at December 31, 2007.

(c)

Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, the value of these securities amounted to $35,288,921, or 26.7% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006*
INVESTMENT INCOME—Interest income	$55,475,822	$135,585,142	$48,067,705

EXPENSES:
Interest	23,980,836	112,995,775	38,716,966
Management fees	2,554,539	2,439,667	1,272,291
Related party management compensation	1,280,277	1,600,627	1,262,346
Insurance expense	753,529	320,833	490,250
Administration expense	183,939	242,258	180,000
Professional fees	374,901	414,577	255,000
Offering expenses	2,274,362	—	—
General, administrative and other	326,337	228,933	177,644

Total expenses	31,728,720	118,242,670	42,354,497

NET INVESTMENT INCOME	23,747,102	17,342,472	5,713,208

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(7,982,797)	(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	(26,377,797)	(1,434,857)	(5,492,367)
Net gain (loss) on swap contracts	(28,558,957)	(27,304,395)	1,005,480

Net gain (loss) from investments	(62,919,551)	(47,029,744)	(4,746,941)

NET INCOME (LOSS)	$(39,172,449)	$(29,687,272)	$966,267

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(5.48)	$(4.58)	$0.34

Diluted	$(5.48)	$(4.58)	$0.33

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	7,151,331	6,478,752	2,884,122

Diluted	7,151,331	6,478,752	2,904,717

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31,
	2008		2007	2006*
Net income (loss):
Net investment income	$23,747,102		$17,342,472	$5,713,208
Net realized gain (loss) on investments	(7,982,797)		(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	(26,377,797)		(1,434,857)	(5,492,367)
Net gain (loss) on swap contracts	(28,558,957)		(27,304,395)	1,005,480

Net income (loss)	(39,172,449)		(29,687,272)	966,267
Distributions to shareholders	(9,474,493)		(20,068,252)	(5,780,986)

Capital Transactions:
Net proceeds from issuance of common shares	14,023,148		—	183,853,306
Return of capital	(1,670	)(a)	—	—
Amortization of related party compensation	1,280,277		1,600,627	1,262,346

Increase in net assets from capital transactions	15,301,755		1,600,627	185,115,652

Total increase (decrease) in net assets	(33,345,187)		(48,154,897)	180,300,933
Net assets:
Beginning of period	132,146,036		180,300,933	—

End of period	$98,800,849		$132,146,036	$180,300,933

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

(a)	Represents cash-in-lieu of fractional shares relating to the May 28, 2008 reverse stock split.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006*
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(39,172,449)	$(29,687,272)	$966,267
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Purchase of investment securities	(1,942,505,453)	(3,851,458,315)	(2,658,082,514)
Proceeds from disposition of investment securities	2,972,601,715	3,979,100,370	97,734,940
Proceeds from paydowns of investment securities	112,561,371	443,267,398	77,455,528
Amortization of related party compensation	1,280,277	1,600,627	1,262,346
Amortization of premiums on investment securities	695,686	1,222,389	634,182
Accretion of discounts on investment securities	(77,099)	(88,302)	(197,006)
Offering expenses	2,274,362	—	—
Net realized (gain) loss on investment securities	7,982,797	18,290,492	260,054
Net realized (gain) loss on paydowns	2,296,430	12,126,010	2,364,334
Net (gain) loss on swap contracts	(13,504,523)	26,873,523	(865,480)
Net unrealized (appreciation) depreciation on investments	26,377,797	1,434,857	5,492,367
Change in assets and liabilities:
Receivable for securities sold	1,646,023	(1,093,844)	(1,437,188)
Interest receivable	6,496,923	3,856,689	(14,182,198)
Prepaid insurance	(36,685)	(29,166)	—
Payable for securities purchased	(378,187,031)	378,187,031	—
Related party management fee payable	54,657	(23,232)	188,620
Accrued interest payable	(3,364,955)	1,228,939	4,463,224
Accrued expenses and other liabilities	78,074	(16,649)	536,702

Net cash provided by (used in) operating activities	757,497,917	984,791,545	(2,483,405,822)

CASH FLOWS FROM FINANCING ACTIVITIES:
Securities sold under agreement to repurchase	14,152,289,497	34,519,636,093	13,444,815,382
Repayments of securities sold under agreement to repurchase	(14,902,418,119)	(35,488,340,231)	(11,138,497,382)
Net proceeds from issuance of common shares	14,023,148	—	183,853,306
Return of capital (a)	(1,670)	—	—
Offering costs paid	(1,269,425)	(494,368)	—
Distributions paid	(13,087,462)	(16,455,283)	(5,780,986)

Net cash provided by (used in) financing activities	(750,464,031)	(985,653,789)	2,484,390,320

Net increase (decrease) in cash and cash equivalents	7,033,886	(862,244)	984,498
CASH AND CASH EQUIVALENTS—Beginning of period	122,254	984,498	—

CASH AND CASH EQUIVALENTS—End of period	$7,156,140	$122,254	$984,498

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$45,820,914	$130,403,123	$37,070,640

Distributions declared, not yet paid	$—	$3,612,969	$—

Accrued offering costs	$46,818	$463,751	$—

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

(a)	Represents cash-in-lieu of fractional shares relating to the May 28, 2008 reverse stock split.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Cypress Sharpridge Investments, Inc. (the “Company”) was formed as a Maryland corporation on January 3, 2006, and commenced operations on February 10, 2006. The Company is externally managed and advised by Cypress Sharpridge Advisors LLC (the “Manager”), a Delaware limited liability company, pursuant to a management agreement (“Management Agreement”). The Manager is a joint venture of Cypress CSI Advisors LLC, a sponsor of private equity funds and leveraged buyouts of U.S. companies in the industrial, consumer, media and financial sectors, and Sharpridge Capital Management, L.P., a fixed income asset management company. Certain individuals associated with Cypress CSI Advisors LLC and Sharpridge Capital Management, L.P. serve on the Company’s board of directors and the Manager’s investment committee.

The Company has elected to be taxed and intends to continue to qualify as a real estate investment trust (“REIT”) and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect thereto.

The Company is a specialty finance company that was created with the objective of achieving consistent risk-adjusted investment income by investing across multiple asset classes, while complying with the requirements to maintain its qualification as a REIT. The Company’s strategy had been to invest a majority of its capital in agency residential mortgage-backed securities (“RMBS”), and subordinated tranches of asset-backed securities, including collateralized debt or loan obligations (“CLO”). In March 2008, the board of directors amended the investment guidelines, pursuant to which the Company will invest exclusively in Agency RMBS.

In February 2006, the Company completed the initial private placement of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $78.0 million. In December 2006, the Company completed a private offering of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $105.8 million. In May 2008, the Company completed a private offering of shares of its common stock at $5.20 per share ($15.60 on a post-split basis) that generated net proceeds of approximately $14.0 million.

On May 1, 2008, the board of directors approved a three-for-one reverse stock split of issued and outstanding common stock, which was then approved by stockholders at the May 23, 2008 annual meeting of stockholders. The reverse stock split was effective May 28, 2008, and the accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split for all periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for investment companies (“GAAP”). Accordingly, investments in securities are carried at fair value with changes in fair value recorded in the statement of operations. The consolidated financial statements include the accounts of the Company and its taxable REIT subsidiary, Sharpridge TRS, Inc. The term “Company” refers to these entities collectively, unless otherwise noted. All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those management estimates.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities of three months or less. Interest income earned on cash and cash equivalents is recorded in interest income.

Investment Valuation

Valuation of the Company’s investments is determined by the Manager. Investments are valued at their fair value based on quotations from brokers and dealers. The Manager normally seeks prices from at least three such brokers or dealers, although the Manager may rely on price quotes from fewer than three brokers or dealers in certain circumstances. The Manager reviews all prices used to ensure that current market conditions are represented. This review includes comparisons of similar market transactions or comparisons to a pricing model. The resulting unrealized gains and losses are reflected in the statement of operations.

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, approximates the carrying amounts presented in the statement of assets and liabilities.

Agency Mortgage-Backed Securities

The Company’s investments in agency mortgage-backed securities consist of whole-pool pass-through certificates backed by fixed rate, adjustable-rate and hybrid adjustable-rate residential mortgage (“ARM”) loans guaranteed by Fannie Mae and Freddie Mac. Hybrid ARMs have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable-rate mortgage-backed securities and loans. A majority of residential mortgage-backed securities (“RMBS”) in which the Company invests consists of agency-backed ARMs and three, five and seven year hybrid ARMs.

Collateralized Debt or Loan Obligations

The Company invests in securities backed by a pool of variously rated loans or bonds. Underwriters of CLOs package a large and diversified pool of loans or bonds, including high risk, high yield bonds, which is then separated into “tiers.” Typically, the top tier represents the higher quality collateral and pays the lower interest rate; a middle tier is backed by riskier loans or bonds and pays a higher rate; the bottom tier represents the lowest credit quality and, instead of receiving a fixed interest rate, may receive the residual interest payments from the pool.

Structured Notes

Structured notes are securities packaged and issued by major financial institutions. The notes have some similar characteristics to a plain debt instrument such as commercial paper, medium-term notes, or certificates of deposit. Instead of paying a fixed interest rate over time and repaying par at maturity, structured notes index the coupon, the principal, or both to virtually anything with a trading market. The indexing may be to a designated mortgage pool, interest rate spreads, stock market indices or the price of a security completely unrelated to the transaction.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mortgage Dollar Rolls

The Company has entered into mortgage dollar roll transactions, in which the Company sells mortgage-backed securities to a dealer and agrees to purchase similar securities in the future at a predetermined price. The Company accounts for mortgage dollar roll transactions as purchases and sales; as such, these transactions may increase the Company’s portfolio turnover rate and leverage ratio. Amounts to be received or paid in connection with open mortgage dollar rolls are included in receivable for securities sold or payable for securities purchased in the statement of assets and liabilities. The primary risk associated with mortgage dollar rolls is that a counterparty will default on its obligations to deliver purchased securities. However, the Company does not anticipate nonperformance by any counterparty.

Interest Rate Swap Contracts

The Company invests in interest rate swap contracts. In a simple interest rate swap, one investor pays a floating rate of interest on a notional principal amount and receives a fixed rate of interest on the same notional principal amount for a specified period of time. Alternatively, an investor may pay a fixed rate and receive a floating rate. Interest rate swaps are asset/liability management tools.

During the term of the interest rate swap, the Company makes or receives periodic payments and unrealized gains or losses are recorded as a result of marking the swap to its fair value. When the swap is terminated, the Company will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Company’s basis in the contract, if any. The periodic payments and any realized or unrealized gains or losses are reported as net gain or loss on swap contracts in the statement of operations. Swaps involve a risk that interest rates will move contrary to the Company’s expectations, thereby increasing its payment obligation.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap, limited to any gains recognized. Should interest rates move unexpectedly, the Company may not achieve the anticipated benefits of the interest rate swap and may realize a loss. However, the Company does not anticipate nonperformance by any counterparty.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally are collateralized by investments in fixed income securities and are carried at their contractual amounts, including accrued interest. Counterparties are large institutional dealers in fixed income securities. Collateral is valued daily and counterparties may require additional collateral when appropriate. At December 31, 2008 and 2007, fixed income securities owned with a fair value of approximately $638,025,755 and $1,387,195,878, respectively, have been pledged as collateral for which the counterparty has the right to sell or repledge the securities.

Delayed Delivery Transactions and When-Issued Securities

The Company may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. The price of the underlying securities and the date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. With respect to purchase commitments, the Company identifies securities as segregated in its records with a value at least equal to the amount of the commitment. Losses may arise due to changes in the value of the underlying securities or if the counterparty does not perform under the contract’s terms, or if the issuer does not issue the securities due to political, economic, or other factors.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment Transactions and Income

The Company records its transactions in securities on a trade date basis. Realized gains and losses on securities transactions are recorded on an identified cost basis. Interest income and expense are recorded on the accrual basis. Interest income on Agency RMBS and structured notes is accrued based on outstanding principal amount of the securities and their contractual terms. Interest on CDO and CLO securities is accrued at a rate determined based on estimated future cash flows and adjusted prospectively as future cash flow amounts are recast. Amortization of premium and accretion of discount are recorded using the yield to maturity method, and are included in interest income in the statement of operations.

Share-Based Compensation

The Company accounts for share-based compensation issued to its independent directors and executive officers and certain officers and employees of its Manager and its sub-advisors and other individuals who provide services to the Company, as designated by its Manager (“Manager Designees”), using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). Compensation cost related to restricted common stock and common stock options issued to the Manager Designees is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. Compensation cost related to independent directors is measured at its estimated fair value at the grant date and amortized and expensed over the vesting period. The Company has elected to use the straight line method pursuant to SFAS 123(R) to amortize compensation expense for the restricted common shares and common stock options granted to the Manager Designees.

Income Taxes

The Company has elected to be taxed as a REIT and intends to continue to comply with provisions of the Code with respect thereto. As a REIT, the Company generally will not be subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory savings provisions, the Company will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, it may be subject to some amount of federal, state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its REIT taxable income.

Dividends are generally declared and paid quarterly. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP.

The Company has elected to treat Sharpridge TRS, Inc. (the “TRS”) as a taxable REIT subsidiary. In general, the TRS may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. The TRS is subject to corporate-level federal income tax as a regular C corporation and, accordingly, would record income tax benefit or expense.

The Company accounts for income taxes in conformity with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting and reporting of income taxes. Deferred income tax assets and liabilities are recognized for the future income tax consequences (temporary differences) attributable to the difference between the carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred income tax assets where realization is not considered “more likely than not.” The Company recognizes the effect of change in income tax laws or rates on deferred income tax assets and liabilities in the period that includes the enactment date.

Effective January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) and determined there was no material impact on the Company’s financial statements. FIN 48 provides guidelines for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. It is the Company’s policy to recognize accrued interest and penalties related to uncertain tax benefits in income taxes. Tax years that remain open to examination by major tax jurisdictions include 2006, 2007 and 2008.

Segment Reporting

The Company operates as a single segment reporting to the Chief Executive Officer, who manages the investment portfolio in the aggregate.

Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings per common share (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflect the potential additional dilution of common stock options, unvested restricted common stock and warrants, if they are not anti-dilutive. See Note 3 for earnings per share computations.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 was effective for the Company commencing January 1, 2008. The Company did not elect the fair value option for any additional financial instruments.

In April 2007, the FASB issued FASB Staff Position FIN 39-1 (“FSP FIN 39-1”) which modifies FASB Interpretation No. 39, Offsetting of Amounts relating to Certain Contracts (“FIN 39”). FSP FIN 39-1 addresses whether a reporting entity that is party to a master netting arrangement can offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39. Upon adoption of this guidance, a reporting entity is permitted to change its accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. This guidance was effective for the Company on January 1, 2008. The implementation did not have an effect on the financial statements of the Company.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2008, the FASB issued FASB Staff Position (“FSP No. 140-3”) relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Management has evaluated such assets based on the criteria set forth in FSP No. 140-3 and has determined the transactions should not be considered linked and therefore the Company should continue to record such assets and the related financing on a gross basis in the consolidated statements of assets and liabilities, and the corresponding interest income and interest expense in the Company’s consolidated statements of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that SFAS No. 161 will have on the disclosures included in its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (the valuation of which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 was adopted by the Company on January 1, 2008. SFAS 157 did not have an impact on the manner in which the Company estimates fair value, but it requires additional disclosure, which is included in Note 4.

On October 10, 2008, FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP 157-3”), in response to the deterioration of the credit markets. FSP 157-3 provides guidance clarifying how SFAS 157 should be applied when valuing securities in markets that are not active. The guidance provides an illustrative example that applies the objectives and framework of SFAS 157, utilizing management’s internal cash flow and discount rate assumptions when relevant observable data does not exist. It further clarifies how observable market information and market quotes should be considered when measuring fair value in an inactive market. It reaffirms the notion of fair value as an exit price as of the measurement date and that fair value analysis is a transactional process and should not be broadly applied to a group of assets. FSP 157-3 was effective upon issuance including prior periods for which financial statements have not been issued. FSP 157-3 does not have a material effect on the fair value of its assets as the Company intends to continue to hold assets that can be valued via level 1 and level 2 criteria, as defined under SFAS 157.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. EARNINGS PER SHARE

The Company calculates basic net income (loss) per common share by dividing net income (loss) for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income (loss) per common share takes into account the effect of dilutive instruments, such as common stock options, unvested restricted common stock and warrants, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average shares of its common stock outstanding. The following table presents a reconciliation of basic and diluted net income (loss) per common share for the years ended December 31, 2008 and 2007, and for the period from February 10, 2006 (commencement of operations) to December 31, 2006.

	Year Ended December 31
	2008	2007	2006*
Basic:
Net income (loss)	$(39,172,449)	$(29,687,272)	$966,267

Weighted-average shares outstanding	7,151,331	6,478,752	2,884,122

Basic net income (loss) per share	$(5.48)	$(4.58)	$0.34

Diluted:
Net income (loss)	$(39,172,449)	$(29,687,272)	$966,267

Weighted-average shares outstanding	7,151,331	6,478,752	2,884,122
Plus: Incremental shares from assumed conversion of dilutive instruments	—	—	20,595

Diluted weighted-average shares outstanding	7,151,331	6,478,752	2,904,717

Diluted net income (loss) per share	$(5.48)	$(4.58)	$0.33

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

4. INVESTMENTS IN SECURITIES

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157” or the “Standard”). The Standard defines fair value, provides a consistent framework for measuring fair value under accounting principles generally accepted in the United States, and expands fair value financial statement disclosure requirements. SFAS 157 does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157. The adoption of SFAS 157 had no effect on the manner in which the Company measures fair value, but it does require certain additional disclosures, set forth below.

The fair value of securities and derivatives, based on the level of inputs, are summarized below:

December 31, 2008

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Agency RMBS	$—	$685,566	$—	$685,566
CLOs and Structured Notes	—	4,944	—	4,944

Total	$—	$690,510	$—	$690,510

Liabilities
Interest rate swap contracts	$—	$12,504	$—	$12,504

Total	$—	$12,504	$—	$12,504

As of December 31, 2008 and 2007, the Agency RMBS portfolio consisted of Agency RMBS collateralized by fixed rate mortgages, ARMs and hybrid ARMs as follows:

December 31, 2008

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$341,190	$349,917	5.7%	41.2	38.8%
Agency RMBS collateralized by monthly reset ARMs	154,576	153,609	4.7	1	21.2
Agency RMBS collateralized by fixed rate mortgages	176,566	182,040	5.8	N/A	29.9

Total Agency RMBS	$672,332	$685,566

December 31, 2007

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Constant Prepayment Rate(2)
	(in thousands)
Agency RMBS collateralized by hybrid ARMs	$738,367	$752,741	5.9%	50.5	26.3%
Agency RMBS collateralized by monthly reset ARMs	457,979	469,515	7.2	1	29.9
Agency RMBS collateralized by fixed rate mortgages	600,714	612,898	6.2	N/A	22.0

Total Agency RMBS	$1,797,060	$1,835,154

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)	“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the single monthly mortality rate.

As of December 31, 2008 and 2007, the Agency RMBS were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.4% and 101.9% of par value, respectively, due to the average interest rates on these investments being higher than prevailing market rates. As of December 31, 2008 and 2007, approximately $10.0 million and $34.2 million, respectively, of unamortized premium was included in the cost basis of the investments.

Actual maturities of Agency RMBS are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As of December 31, 2008 and 2007, the average final contractual maturity of the mortgage portfolio is in year 2035 and 2037, respectively. Based on current estimates, the Agency RMBS will have an average expected life of less than five years.

In order to mitigate its interest rate exposure, the Company had entered into one swap contract as of December 31, 2008, and five swap contracts as of December 31, 2007. The following table summarizes the expiration dates, notional amounts and fair values of these contracts:

As of December 31, 2008
Expiration Date	Notional Amount	Fair Value
May 2010	$240,000,000	$(12,503,520)

As of December 31, 2007
Expiration Date	Notional Amount	Fair Value
May 2010	$240,000,000	$(7,120,645)
June 2010	160,000,000	(5,899,716)
October 2010	365,000,000	(9,541,325)
October 2012	125,000,000	(3,446,357)

	$890,000,000	$(26,008,043)

Credit Risk

At December 31, 2008, the Company limited its exposure to credit losses on our mortgage assets by purchasing securities primarily through Freddie Mac and Fannie Mae. The payment of principal and interest on the Agency RMBS are guaranteed by those respective enterprises. In September 2008, both Freddie Mac and Fannie Mae were placed in the conservatorship of the United States government. While it is hoped that the conservatorship will help stabilize Freddie Mac’s and Fannie Mae’s losses and overall financial position, there can be no assurance that it will succeed or that, if necessary, Freddie Mac or Fannie Mae will be able to satisfy their guarantees of Agency RMBS.

The Company’s Agency RMBS backed by adjustable-rate mortgage loans are subject to periodic and lifetime interest rate caps. Periodic caps can limit the amount an interest rate can increase during any given period.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s CLOs and structured notes do not have the backing of Fannie Mae or Freddie Mac. Payment of principal and interest is dependent on the performance of the underlying loans, which are subject to borrower default and possible losses.

5. BORROWINGS

The Company leverages its portfolio of securities through the use of securities sold under agreement to repurchase. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above or below the London InterBank Offered Rate (“LIBOR”).

Certain information with respect to the Company’s borrowings as of December 31, 2008 and 2007 is summarized in the following tables. Each of the borrowings listed is contractually due in one year or less (dollars in thousands).

December 31, 2008
Outstanding borrowings	$587,485
Interest accrued thereon	$1,599
Weighted average borrowing rate	2.44%
Weighted average remaining maturity (in days)	10.03
Fair value of the collateral(1)	$638,026

December 31, 2007
Outstanding borrowings	$1,337,614
Interest accrued thereon	$5,688
Weighted average borrowing rate	5.07%
Weighted average remaining maturity (in days)	4.38
Fair value of the collateral(1)	$1,387,196

(1)	Collateral for borrowings consists of fixed income securities.

At December 31, 2008 and 2007, the Company had securities sold under agreement to repurchase where the amount at risk exceeded 10% of net assets with the following counterparties:

December 31, 2008
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Bank of America Corp.(2).	$13,373,003	10
Deutsche Bank Securities, Inc.	15,064,027	9
Goldman Sachs Group, Inc	12,893,032	6

December 31, 2007
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
JPMorgan, Inc.(3)	$21,697,567	3

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of securities sold under agreement to repurchase liabilities plus accrued interest expense.

(2)	Formerly Merrill Lynch & Co., acquired by Bank of America Corp., effective January 1, 2009.

(3)	Formerly Bear, Stearns & Co., Inc., acquired by JPMorgan, Inc., effective May 30, 2008.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Market Risk

The current situation in the mortgage sector and the current weakness in the broader mortgage market could adversely affect one or more of the Company’s lenders and could cause one or more of the Company’s lenders to be unwilling or unable to provide additional financing. This could potentially increase the Company’s financing costs and reduce liquidity. If one or more major market participants fail, it could negatively impact the marketability of all fixed income securities, including Agency RMBS. This could negatively impact the value of the securities in the Company’s portfolio, thus reducing its net book value. Furthermore, if many of the Company’s lenders are unwilling or unable to provide additional financing, the Company could be forced to sell its Agency RMBS at an inopportune time when prices are depressed. Even with the current situation in the mortgage sector, the Company does not anticipate having difficulty converting its assets to cash or extending financing terms due to the fact that its Agency RMBS have an actual or implied “AAA” rating and principal and interest payments are guaranteed by Freddie Mac or Fannie Mae.

6. SHARE CAPITAL

The Company authorized 500,000,000 shares of common stock having par value of $0.01 per share. As of December 31, 2008 and 2007, the Company had issued and outstanding 7,662,706 and 6,690,684, respectively, shares of common stock and warrants to purchase an additional 288,592 and 1,310,881 shares of common stock, respectively. Below is a description of the warrants outstanding at December 31, 2008 and 2007:

December 31, 2008
Expiration	Additional shares of common stock	Exercise Price
April 30, 2011	288,592	$15.60	(a)

December 31, 2007
Expiration	Additional shares of common stock	Exercise Price
December 31, 2008	1,310,881	$30.00

(a)	If additional shares of common stock are sold at a price less than $15.60 per share, there will be a one-time adjustment to the exercise price of the warrants to equal the price per share of the additional shares sold.

The Company is also authorized to issue shares of preferred stock. As of December 31, 2008 and 2007, no such shares were issued or outstanding.

In October of 2008 the Company decided not to update its registration statement on Form S-11 with September 30, 2008 financial statements. Based on the decision not to update the registration statement and the uncertainties regarding the public offering in October of 2008, the Company expensed all of the offering costs incurred through such date, totaling $2,274,362. Offering costs paid and accrued offering costs have and will be treated as cash flows from financing activities.

7. STOCK OPTIONS AND RESTRICTED STOCK

The Company has adopted a stock incentive plan (the “2006 Stock Incentive Plan”) that provides for the grant of non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. The compensation committee of the board of directors administers the plan. Awards under the 2006 Stock Incentive Plan may be granted to the Company’s independent directors and executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals providing services to the Company, as designated by the Manager.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The exercise price for any stock option granted under the 2006 Stock Incentive Plan may not be less than 100% of the fair value of the shares of common stock at the time the common stock option is granted. Each common stock option must terminate no more than ten years from the date it is granted. The 2006 Stock Incentive Plan authorizes a total of 3,333,333 shares that may be used to satisfy awards under the plan. New shares will be issued on the exercise of any option. The Company made its initial grants under the 2006 Stock Incentive Plan on February 10, 2006, December 8, 2006 and December 28, 2006, upon completing the private offering of common stock on these dates. Each grant vests over a three-year period. Restricted common stock granted to independent directors on or after January 1, 2007 will vest over a one-year period.

The following table summarizes restricted common stock transactions for the years ended December 31, 2008 and 2007 and the period February 10, 2006 (commencement of operations) to December 31, 2006:

Period and years ended December 31, 2006, 2007 and 2008	Officers and Employees(1)	Independent Directors	Total
Issued	245,588	3,000	248,588
Forfeited	(1,667)	—	(1,667)

Unvested Shares as of December 31, 2006	243,921	3,000	246,921
Issued	—	5,333	5,333
Vested	(81,304)	(999)	(82,303)

Unvested Shares as of December 31, 2007	162,617	7,334	169,951
Issued	—	10,154	10,154
Vested	(81,310)	(6,333)	(87,643)

Unvested Shares as of December 31, 2008	81,307	11,155	92,462

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

The shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company and independent directors were valued using the fair value at the time of grant, which was $13.98, $15.78, $14.61 and $19.75 for shares granted on October 1, 2008, July 1, 2008, April 1, 2008 and January 1, 2008, respectively, and $30.00 for shares granted in 2007 and 2006. Pursuant to SFAS 123(R), the Company is required to value any unvested shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company at the fair value at each reporting period. The Company valued the unvested restricted common stock at $12.89 and $19.75 per share at December 31, 2008 and 2007, respectively. Unrecognized compensation cost related to unvested restricted common stock granted as of December 31, 2008 and 2007 was $673,791 and $2,700,720, respectively.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no common stock option transactions for the years ended December 31, 2008 and 2007. For the period February 10, 2006 (commencement of operations) to December 31, 2006, there were 131,088 options granted to the Chief Executive Officer. As of December 31, 2008 and 2007, there were 131,088 options outstanding with a weighted average exercise price of $30.00. Of the 131,088 options outstanding at December 31, 2008, 87,392 have vested and therefore were exercisable. Of the 131,088 options outstanding at December 31, 2007, 43,696 have vested and therefore were exercisable. The common stock options are valued using the Black-Scholes model using the following assumptions:

	As of December 31, 2008	As of December 31, 2007
Expected life	7.1 years	8.1 years
Discount rate	2.329%	3.815%
Volatility	84.62%	34.50%
Dividend yield	32.44%	9.52%

The estimated fair value of the common stock options was $2.14, $1.29 and $0.69 per share at December 31, 2008, 2007 and 2006, respectively. The components of share-based compensation expense for each period were as follows:

	Year ended December 31,
	2008	2007	2006*
Options granted to CEO	$72,637	$63,161	$26,671
Restricted shares granted to officers and employees(1)	1,017,473	1,407,268	1,219,724
Restricted shares granted to certain directors	190,167	130,198	15,951

Total shared based compensation expense	$1,280,277	$1,600,627	$1,262,346

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

8. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Manager manages the Company’s day-to-day operations, subject to the direction and oversight of the Company’s Board of Directors. The Management Agreement was executed on February 10, 2006. The initial term expired on December 31, 2008, was automatically renewed for a one-year term and will continue to be automatically renewed for one-year term on each anniversary date thereafter. The Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company’s common stock. In the event the Management Agreement is terminated, the Company shall pay to the Manager a termination fee in accordance with the provisions of the Management Agreement.

The Management Agreement provides, among other things, that the Company pays to the Manager, in exchange for managing the day-to-day operations of the Company, certain fees and reimbursements, consisting of a base management fee and reimbursement for out-of-pocket and certain other costs incurred by the Manager and on behalf of the Company. The base management fee, which is paid monthly, was initially equal to 1/12 of 1.50% of equity (as defined in the Management Agreement). Effective January 1, 2008, the management fee was equal to 1/12 of (A) 1.50% of the first $250,000,000 of Net Assets (as defined in the Management Agreement), (B) 1.25% of such Net Assets that are greater than $250,000,000 and less than or equal to $500,000,000, and

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(C) 1.00% of such Net Assets that are greater than $500,000,000. In addition to the base management fees, the Manager receives quarterly incentive compensation in an amount generally equal to the product of: (i) 25% of the dollar amount by which (A) Net Income (as defined in the Management Agreement), before Incentive Compensation (as defined in the Management Agreement), for such quarter per Common Share (based on the weighted average number of shares of common stock outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common stock in the initial offering and the prices per share of the common stock in any subsequent offerings by the Company multiplied by (2) the greater of (a) 2.00% or (b) 0.50% plus one-fourth of the Ten Year U.S. Treasury Rate (as defined in the Management Agreement) for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding during such quarter. Effective January 1, 2008, the incentive compensation generally equals the product of (i) 15% of the dollar amount by which (A) the Company’s average quarterly Net Income, before Incentive Compensation, for the immediately preceding four quarters per Common Share (based on weighted average number of Common Shares outstanding for such four quarters) exceeds (B) an amount equal to (1) the weighted average price per share of the Common Shares in the initial offering by the Company and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof multiplied by (2) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the Ten Year U.S. Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such four quarters. In addition, effective January 1, 2008 the Company and the Manager agreed to waive the incentive fee until the manager presents a plan to internalize the Company’s management to the independent directors.

For the years ended December 31, 2008 and 2007, and the period from February 10, 2006 (commencement of operations) to December 31, 2006, the Company incurred $1,609,990, $2,439,667 and $1,272,291 in base management fees, respectively. The Company is required to pay its pro-rata portion of rent, utilities, market information systems and research publications and materials. The Manager agreed to waive its option to seek reimbursement for these expenses through December 31, 2007. Effective January 1, 2008, the waiver expired and the Company started paying its pro-rata portion of these expenses which amounted to $944,549 for the year ended December 31, 2008. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company which is included in related party management compensation on the consolidated statement of operations and described in note 7.

No incentive compensation was earned or paid to the Manager during the year ended December 31, 2008 or nine months ended December 31, 2007. Incentive compensation of $229,625 was earned for the three months ended March 31, 2007, however no fee was paid because the Manager agreed to waive any incentive fee for which it would be eligible until April 30, 2007, when the Company filed a resale shelf registration statement registering all of the shares of common stock sold in the Company’s initial capitalization and the Company’s December 2006 private offering and shares of common stock to be issued upon exercise of outstanding warrants. No incentive compensation was earned or paid to the Manager during the period from February 10, 2006 (commencement of operations) through December 31, 2006.

Sharpridge TRS, Inc. has a 19% non-voting limited partnership interest in the Company’s sub-advisor, Sharpridge Capital Management, L.P., which is accounted for at fair value. No value was ascribed to this investment at December 31, 2008 or 2007.

As of December 31, 2008 and 2007, the Company’s executive officers and directors, and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company beneficially own an aggregate of 719,213 and 709,589 shares of common stock, respectively, representing approximately 9.4% and 10.6%, respectively, of the shares of common stock outstanding.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9. INCOME TAXES

The Company has elected to be taxed as a REIT under Section 856 of the Code and intends to continue to comply with the provisions of the Code. As a REIT, the Company generally is not subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders each year and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its taxable income. The Company has elected to treat the TRS as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation that is permitted to engage in non-qualifying REIT activities. Taxable income of a taxable REIT subsidiary is subject to federal, state, and local income taxes.

Book/tax differences primarily relate to amortization of realized losses on swaps, offering costs, related party management compensation expense, CLO income accruals and swap income and expenses.

The estimated tax character of all distributions declared to shareholders during 2008 was ordinary income.

The estimated federal tax cost and the tax basis components of distributable earnings were as follows:

As of December 31, 2008
Cost of investments	$724,392,651

Gross appreciation	$10,683,375
Gross depreciation	(44,566,053)

Net unrealized appreciation (depreciation)	$(33,882,678)

Undistributed ordinary income	$151,908

Capital loss carryforwards	$(26,895,142)

As of December 31, 2008, the Company had estimated capital loss carryforwards available to offset future realized gains. Such losses expire as follows:

December 31, 2011	$(195,321)
December 31, 2012	(18,941,370)
December 31, 2013	(7,758,451)

$(26,895,142)

As of December 31, 2008 and 2007, the Company’s undistributed taxable income was approximately $0.2 million and $1.2 million, respectively. No income tax provision was recorded for the years ended December 31, 2008 and 2007 or the period from February 10, 2006 (commencement of operations) to December 31, 2006.

10. CONTINGENCIES

The Company enters into certain contracts that contain a variety of indemnifications, principally with the Manager and brokers. The maximum potential amount of future payment the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred any costs to defend

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2008 and 2007.

11.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR CONCENTRATIONS OF CREDIT RISK

In the normal course of its business, the Company trades various financial instruments and enters into various investment activities with off-balance sheet risk, including interest rate swap contracts. These financial instruments contain varying degrees of off-balance sheet risk whereby changes in the fair values of the securities underlying the financial instruments or the Company’s satisfaction of the obligations may ultimately exceed the amount recognized in the statement of assets and liabilities.

The contract amounts of the swap contracts do not represent the Company’s risk of loss due to counterparty nonperformance. The Company’s exposure to credit risk associated with counterparty nonperformance on swap contracts is limited to the unrealized gains inherent in such contracts which are recognized in the statement of assets and liabilities. Any counterparty nonperformance of these transactions is not expected to have a material effect upon the Company’s consolidated financial condition.

The Company’s investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by primarily holding securities that are either guaranteed by government (or government-sponsored) agencies.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. The principal risks potentially affecting the Company’s consolidated financial position, results of operations and cash flows include the risks that: (a) interest rate changes can negatively affect the fair value of the Company’s mortgage-backed securities, (b) interest rate changes can influence borrowers’ decisions to prepay the mortgages underlying the securities, which can negatively affect both cash flows from, and the fair value of, the securities, and (c) adverse changes in the fair value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short term borrowings under repurchase agreements can result in the need to sell securities at inopportune times and incur realized losses.

The Company enters into derivative transactions as hedges of interest rate exposure and in the course of investing with counterparties. In the event of nonperformance by a counterparty, the Company is potentially exposed to losses although the counterparties to these agreements are primarily major financial institutions with investment grade ratings.

The Company is subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase.

The Company’s principal trading activities are primarily with brokers and other financial institutions located in North America. All securities transactions of the Company are cleared by multiple major securities firms pursuant to customer agreements. At December 31, 2008 and 2007, substantially all the investments in securities, and receivable for securities sold are positions with and amounts due from these brokers. The Company had substantially all of its individual counterparty concentrations with these brokers and their affiliates.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. FINANCIAL HIGHLIGHTS

In accordance with financial reporting requirements applicable to investment companies, the Company has included below certain financial highlight information for the years ended December 31, 2008 and 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006.

	Per Share Year ended December 31,
	2008		2007		2006*
Net asset value, beginning of period	$19.75		$26.97		$30.00
Net gain (loss):
Net investment income	3.26	(a)	2.58	(a)	1.89	(a)
Net gain (loss) from investments	(8.63	)(a)	(7.04	)(a)	(1.65	)(a)

Net gain (loss)	(5.37)		(4.46)		0.24
Capital transactions:
Distributions to shareholders	(1.30	)(a)	(3.00	)(a)	(1.92	)(a)
Issuance of common shares and amortization of restricted shares	(0.19	)(a)	0.24	(a)	(1.35	)(a)

Net decrease in net assets from capital transactions	(1.49)		(2.76)		(3.27)

Net asset value, end of period	$12.89		$19.75		$26.97

Total return (%)	(28.15)%		(15.65)%		(3.70	)%(b)

Ratios to Average Net Assets
Expenses before interest expense	7.03	%(d)	3.20%		4.90	%(c)
Expenses	28.78	%(d)	72.10%		57.07	%(c)
Net investment income	21.54%		10.58%		7.70	%(c)

Supplemental Data
Net assets, end of period (000)	$98,801		$132,146		$180,301
Portfolio turnover rate (%)	177%		162%		8%

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

(a)

Calculated based on average shares outstanding during the period. Average shares outstanding include vested and unvested restricted shares and differs from weighted average shares outstanding used in calculating earnings per share (footnote 3).

(b)	Not computed on an annualized basis.

(c)	Computed on an annualized basis.

(d)	Includes expensing offering costs, a non-recurring expense, described in note 2, which amounted to $2,274,362, or 2.06% of average net assets.

13. SUBSEQUENT EVENTS

On January 1, 2009, an aggregate of 3,100 shares of restricted common stock were granted to the independent directors.

Effective January 1, 2009, the terms of the Management Agreement were amended such that until such time as the Company withdraws its Registration Statement on Form S-11, Registration No. 333-142236, from the SEC, the payment of the incentive fee is waived and shall not accrue, and that upon completion of an initial public offering, no incentive fee will be due or payable.

9,100,000 Shares

Common Stock

Prospectus

June 11, 2009

Barclays Capital

JMP Securities

Stifel Nicolaus

Oppenheimer & Co.

Until July 6, 2009 all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.